Exhibit 2.1

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

DRAGONEER GROWTH OPPORTUNITIES CORP.,

CHARIOT OPPORTUNITY MERGER SUB, INC.,

AND

CYPRESS HOLDINGS, INC.

DATED AS OF FEBRUARY 2, 2021

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ANNEXES AND EXHIBITS

Annex A	Investors
Annex B	Supporting Company Shareholders
Annex C	Required Governing Document Proposals

Exhibit A	Form of Sponsor Letter Agreement
Exhibit B	Form of Investor Subscription Agreement
Exhibit C	Form of Shareholder Rights Agreement
Exhibit D	Form of Transaction Support Agreement
Exhibit E	Form of Dragoneer Certificate of Incorporation
Exhibit F	Form of Dragoneer Bylaws
Exhibit G	Form of Certificate of Merger

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of February 2, 2021, is made by and among Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company (“Dragoneer”), Chariot Opportunity Merger Sub, Inc., a Delaware corporation (“Chariot Merger Sub”), and Cypress Holdings, Inc., a Delaware corporation (the “Company”). Dragoneer, Chariot Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) Dragoneer is a blank check company incorporated as a Cayman Islands exempted company on July 3, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, and (b) Chariot Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of Dragoneer that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of Dragoneer, Dragoneer is required to provide an opportunity for its shareholders to have their outstanding Dragoneer Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Dragoneer Shareholder Approval;

WHEREAS, concurrently with the execution of this Agreement, Dragoneer Growth Opportunities Holdings, a Cayman Islands limited liability company (the “Sponsor”), the Other Class B Shareholders, Dragoneer and the Company are entering into the sponsor letter agreement, substantially in the form attached hereto as Exhibit A (the “Sponsor Letter Agreement”), pursuant to which, among other things, the Sponsor and each Other Class B Shareholder have agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger) and (b) waive any adjustment to the conversion ratio set forth in the Governing Documents of Dragoneer and any other anti-dilution or similar protection with respect to the Dragoneer Class B Shares (whether resulting from the transactions contemplated by the Investor Subscription Agreements or otherwise), in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement;

WHEREAS, on the Closing Date, prior to the time at which the Effective Time occurs, Dragoneer shall transfer by way of continuation from the Cayman Islands to Delaware and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part XII of the Cayman Islands Companies Act (2020 Revision) (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the Closing Date, following the Domestication, (a) Chariot Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving company in the Merger and, as a result of the Merger, the Company will become a wholly-owned Subsidiary of Dragoneer and (b) each Company Share will be automatically converted as of the Effective Time into the right to receive a portion of the Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, each of the investors set forth on Annex A, collectively, the “Investors”) is entering into a subscription agreement, substantially in the form attached hereto as Exhibit B (collectively, the “Investor Subscription Agreements”), pursuant to which, among other things, each Investor has agreed to subscribe for and purchase immediately prior to the Closing, and Dragoneer has agreed to issue and sell to each such Investor on the Closing Date immediately following the Closing, the number of Dragoneer Shares set forth in the applicable Investor Subscription Agreement in exchange for the purchase price set forth therein (the aggregate purchase price under all Investor Subscription Agreements, collectively, the “Investor PIPE Financing Amount”, and the equity financing under all Investor Subscription Agreements, collectively, hereinafter referred to as the “Investor PIPE Financing”), on the terms and subject to the conditions set forth in the applicable Investor Subscription Agreement;

WHEREAS, concurrently with the execution of this Agreement, each of the Investors, who are the record and beneficial owners on the date hereof of Equity Securities of Dragoneer and marked with an asterisk on Annex A, are entering into shareholder support letter agreements (collectively, the “Dragoneer Shareholder Support Agreements”), with the Company pursuant to which, among other things, each such Investor has agreed (a) to vote in favor of this Agreement and the transactions contemplated hereby (including the Merger) and (b) not to redeem any of the Equity Securities of Dragoneer it owns, in each case, on the terms and subject to the conditions set forth in the applicable Dragoneer Shareholder Support Agreement;

WHEREAS, in connection with the Merger, immediately prior to the Effective Time, Dragoneer will issue additional Dragoneer Class A Shares (the “Forward Purchase Shares”) and Dragoneer Warrants pursuant to the terms of the Forward Purchase Agreements;

WHEREAS, at the Closing, the Sponsor, Advent and certain other Persons will enter into an amended and restated registration and shareholder rights agreement, substantially in the form attached hereto as Exhibit C (the “Shareholder Rights Agreement”), pursuant to which, among other things, the investors party thereto (i) will agree not to effect any sale or distribution of any Equity Securities of Dragoneer held by any of them during the lock-up period described therein, (ii) will be granted certain registration rights with respect to their respective Dragoneer Shares and (iii) will describe the initial composition of the board of directors of Dragoneer (the “Dragoneer Board”), on the terms and subject to the conditions therein;

WHEREAS, the Dragoneer Board has (a) approved this Agreement, the Ancillary Documents to which Dragoneer is or will be a party and the transactions contemplated hereby and thereby (including the Domestication and the Merger) and (b) recommended, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Domestication and the Merger) by the holders of Dragoneer Shares entitled to vote thereon;

WHEREAS, the board of directors of Chariot Merger Sub has approved this Agreement, the Ancillary Documents to which Chariot Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, Dragoneer, as the sole shareholder of Chariot Merger Sub, will as promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, approve this Agreement, the Ancillary Documents to which Chariot Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of the Company has (a) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) recommended, among other things, the approval of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Shares entitled to vote thereon;

WHEREAS, promptly after the execution of this Agreement, each Company Shareholder listed on Annex B attached hereto (collectively, the “Supporting Company Shareholders”) will duly execute and deliver to Dragoneer a transaction support agreement, substantially in the form attached hereto as Exhibit D (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Company Shareholder will agree to, among other things, (a) support and vote in favor of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and (b) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder, (b) the Domestication constitute an integrated transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (c) the Merger, or, if applicable, the Alternative Transaction Structure, be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code (clauses (a)-(c), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional Dragoneer SEC Reports” has the meaning set forth in Section 4.7.

“Adjusted Equity Value” means (a) the Equity Value, plus (b) the Aggregate Company Option Exercise Price, minus (c) the aggregate amount of the Permitted Recapitalization Dividends, if any.

“Advent” means Cypress Investor Holdings, L.P., GPE VIII CCC Co-Investment (Delaware) Limited Partnership and Advent International GPE VIII-C Limited Partnership.

“Advent Designee” has the meaning set forth in Section 5.16(b).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing, solely for purposes of Section 3.22, the term “Affiliate” with respect to the Company shall not include Advent portfolio companies under common control with the Company (except, for the avoidance of doubt, for the Company and its Subsidiaries).

“Aggregate Closing FPA Proceeds” means the aggregate cash proceeds actually received by any Dragoneer Party in respect of the Forward Purchase Agreements (whether prior to or on the Closing Date).

“Aggregate Company Option Exercise Price” means the aggregate exercise price that would be paid to the Company in respect of all Company Options (with an exercise price set forth on the Allocation Schedule of less than $10 per share) if all such Company Options were exercised in full immediately prior to the Effective Time (without giving effect to any “net” exercise or similar concept).

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.3.

“Alternative Transaction Structure” has the meaning set forth in Section 5.5(a)(i).

“Ancillary Documents” means the Shareholder Rights Agreement, Sponsor Letter Agreement, the Dragoneer Shareholder Support Agreements, the Investor Subscription Agreements, the Transaction Support Agreements, the Confidentiality Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), (b) the UK Bribery Act 2010 and (c) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Business Combination Proposal” has the meaning set forth in Section 5.8.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and San Francisco, California are open for the general transaction of business, provided that banks shall be deemed to be generally open for the general transaction of business in the event of a “shelter in place” or similar closure of physical branch locations at the direction of any governmental authority if such banks’ electronic funds transfer system (including for wire transfers) are open for use by customers on such day.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748), any current federal, state or local Laws or guidance relating to the COVID-19 pandemic and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, including the Health and Economic Recovery Omnibus Emergency Solutions Act and the Health, Economic Assistance, Liability, and Schools Act and including the Memorandum for the Secretary of the Treasury signed on August 8, 2020.

“Certificate of Merger” has the meaning set forth in Section 2.1(b)(ii).

“Certificates” has the meaning set forth in Section 2.1(b)(vii).

“Change of Control” means the occurrence, in a single transaction or as the result of a series of related transactions, of one or more of the following events: (i) a merger, consolidation, reorganization or similar business combination transaction involving a Person in which the holders of all of the outstanding equity interests in a Person immediately prior to the consummation of such transaction do not directly or indirectly (including through Affiliates) collectively own beneficially or of record immediately upon the consummation of such transaction outstanding equity interests that represent a majority of the combined outstanding voting securities of the surviving entity in such transaction or of a parent of the surviving entity in such transaction; (ii) a transaction (or series of related transactions) in which a majority of the voting securities of a Person are transferred to any other Person or any two or more other Persons acting as a group, and all Affiliates of such Person or Persons (each, a “Group”), which other Person was not or other Persons were not directly or indirectly (including through Affiliates), beneficially or of record, equityholders of such Person prior to the consummation of such transactions (other than as a result of equity interests transferred in a secondary transaction by any single equityholder or together with its Affiliates that is not otherwise approved by the disinterested independent directors of the board of such Person) or (iii) the consummation of the sale of all or substantially all of the assets of a Person and its Subsidiaries, taken as a whole, to any Group, other than such a sale to a Group in which the equityholders of a Person, directly or indirectly (including through Affiliates), beneficially or of record, collectively own a majority of the combined voting securities.

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date. Notwithstanding the foregoing or anything to the contrary herein, the options to purchase Dragoneer Shares to be issued in respect of the Rollover Options and the Dragoneer Shares that will become subject to the Rollover Options, in each case, at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Change of Control Payments.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%)

of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (c) under which any Persons(s) makes any equity or similar investment in another Person.

“Chariot Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Charter Proposal” has the meaning set forth in Section 5.8.

“Closing” has the meaning set forth in Section 2.2.

“Closing Company Financial Statements” has the meaning set forth in Section 3.4(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means any inquiry, proposal or offer concerning (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, (i) acquires or otherwise purchases the Company or any of its controlled Affiliates or (ii) acquires, is granted, leased or licensed or otherwise purchases all or a material portion of assets, properties or businesses of the Company or any of its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, liquidation, dissolution, recapitalization, reorganization, amalgamation, scheme of arrangement, share exchange, business combination, purchase or issuance of equity securities, tender offer or otherwise), (b) any issuance, sale or acquisition of any portion of the equity interests or voting power or similar investment in the Company or any of its controlled Affiliates (other than the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, the Permitted Recapitalization or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Common Shares” means shares of common stock, par value $0.001 per share, of the Company, including Class A common stock and Class B common stock.

“Company D&O Persons” has the meaning set forth in Section 5.15(a).

“Company D&O Tail Policy” has the meaning set forth in Section 5.15(c).

“Company Data” means all databases, data compilations and other data, including retail measurements, consumer panels, product descriptors, classifications, features, and identifiers, order, sales, transactions, inventories, purchasing, preference and consumption data, market segmentation, performance and channel data, and supplier, vendor, distributor and customer lists and market research and studies, in each case that is utilized in connection with or incorporated into the creation or distribution of any Company Product, whether in hard copy or electronic or other format, and whether or not de-identified, aggregated, anonymized, compiled or structured.

“Company Designee” has the meaning set forth in Section 5.16(b).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Dragoneer by the Company on the date of this Agreement.

“Company Earnout Share Number” means 15,000,000 Dragoneer Shares (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like).

“Company Earnout Shares” has the meaning set forth in Section 2.7(a).

“Company Equity Award” means, as of any determination time, each Company Option and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company under any Company Equity Plan or otherwise that is outstanding immediately prior to the Effective Time.

“Company Equity Plan” means, collectively, (a) the 2017 Stock Option Plan of the Company and (b) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, (b) the aggregate amount of Change of Control Payments that are payable as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement that when paid constitute compensation to the recipient, transaction or similar bonuses, stay bonuses, retention payments and any other similar payments (including, in each case, the employer portion of any unemployment, social security or payroll Taxes thereon without regard to any ability to defer such Taxes under the CARES Act) that are created, accelerated, accrued, become payable to, or in respect of any current or former employee or other individual service provider, in each case, as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, but excluding “double trigger” payments and any payment due as a result of an action taken on the Closing Date or after the consummation of the transactions contemplated by this Agreement (including the termination of any employee on the Closing Date or after the consummation of such transaction), and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Dragoneer Expenses. Company Expenses in excess of $40,000,000 shall reduce Equity Value dollar for dollar.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.2(a), Section 3.2(c) and Section 3.2(f) (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.8(a) (No Company Material Adverse Effect) and Section 3.17 (Brokers).

“Company IT Systems” means all networks, servers, endpoints, computer systems, platforms, Software, computer hardware, firmware, middleware, data communication lines, routers, hubs, storage, switches and all other information technology systems, Databases, servers, network equipment, including all electronic connections between and among them, and related documentation, in each case, owned, licensed or leased by a Group Company.

“Company Licensed Intellectual Property” means Intellectual Property Rights owned by any Person (other than a Group Company) that are licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi)

shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliate, Representative, successor or permitted assign of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Option” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised, whether vested or unvested and granted under a Company Equity Plan or otherwise.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by the Group Companies.

“Company Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company.

“Company Product” means all products and services (including products and services under development) that are, as of the date of this Agreement, being developed, marketed, offered, sold, licensed, provided or distributed by or on behalf of the Group Companies.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, any Group Company.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Shareholder Written Consent” has the meaning set forth in Section 5.13(b).

“Company Shareholder Written Consent Deadline” has the meaning set forth in Section 5.13(b).

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Shareholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of June 9, 2017, by and among the Company and the Company Shareholders party thereto.

“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.

“Company Triggering Event” means the earlier to occur of (a) the first date on which the Last Reported Closing Price of the Dragoneer Shares has been greater than or equal to $15.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the Closing or (b) a Change of Control of Dragoneer; in each case if such event occurs within ten (10) years after the Closing.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 14, 2020, by and between the Company and Dragoneer.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contract” or “Contracts” means any written agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemic or disease outbreaks.

“Creator” has the meaning set forth in Section 3.13(d).

“Credit Agreement” means that certain First Lien Credit Agreement, dated as of April 27, 2017, by and among CCC Information Services Inc. (as successor by merger to Cypress Intermediate Holdings III, Inc.), as borrower, Cypress Intermediate Holdings II, Inc., as Holdings, Jefferies Finance LLC, as administrative agent, and the lenders and other parties from time to time party thereto, as amended, restated, amended and restated, supplemented or otherwise modified from time to time and/or replaced or refinanced pursuant to a Permitted Recapitalization Financing from time to time.

“Databases” means any and all databases, data collections and data repositories of any type and in any form (and all corresponding data and organizational or classification structures or information), together with all rights therein.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Domestication” has the meaning set forth in the recitals to this Agreement.

“Domestication Proposal” has the meaning set forth in Section 5.8.

“Dragoneer” has the meaning set forth in the introductory paragraph to this Agreement.

“Dragoneer Acquisition Proposal” means (a) any transaction or series of related transactions under which Dragoneer or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Persons(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) or (b) any equity, debt or similar investment in Dragoneer or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents, the Forward Purchase Agreements or the transactions contemplated hereby or thereby shall constitute a Dragoneer Acquisition Proposal.

“Dragoneer Board” has the meaning set forth in the recitals to this Agreement.

“Dragoneer Board Recommendation” has the meaning set forth in Section 5.8.

“Dragoneer Bylaws” has the meaning set forth in Section 2.1(a).

“Dragoneer Certificate of Incorporation” has the meaning set forth in Section 2.1(a).

“Dragoneer Class A Shares” means Dragoneer’s Class A ordinary shares.

“Dragoneer Class B Shares” means Dragoneer’s Class B ordinary shares.

“Dragoneer D&O Persons” has the meaning set forth in Section 5.14(a).

“Dragoneer Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Dragoneer on the date of this Agreement.

“Dragoneer Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, a Dragoneer Party in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Dragoneer Party and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Dragoneer Party pursuant to this Agreement or any Ancillary Document, including fifty percent (50%) of the HSR Act filing fee. Notwithstanding the foregoing or anything to the contrary herein, Dragoneer Expenses shall not include any Company Expenses. Dragoneer Expenses in excess of $40,000,000 shall increase Equity Value dollar for dollar.

“Dragoneer Financial Statements” means all of the financial statements of Dragoneer included in the Dragoneer SEC Reports.

“Dragoneer Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers) and Section 4.6 (Capitalization of the Dragoneer Parties).

“Dragoneer Incentive Equity Plan” has the meaning set forth in Section 5.19.

“Dragoneer Liabilities” means, as of any determination time, the aggregate amount of Liabilities of the Dragoneer Parties that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, Dragoneer Liabilities shall not include any Dragoneer Expenses.

“Dragoneer Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the Dragoneer Parties, taken as a whole, or (b) the ability of any Dragoneer Party to consummate the Merger in accordance with the terms of this Agreement; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Dragoneer Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Dragoneer Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Dragoneer Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 6.3(a) to the extent it relates to such representations and warranties), (vii) any failure by any Dragoneer Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (v) may be taken into account in determining whether a Dragoneer Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Dragoneer Parties, taken as a whole, relative to other “SPACs” operating in the industries in which the Dragoneer Parties operate.

“Dragoneer Non-Party Affiliates” means, collectively, each Dragoneer Related Party (including Dragoneer Funding LLC) and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Dragoneer Related Party (other than, for the avoidance of doubt, any Dragoneer Party).

“Dragoneer Parties” means, collectively, Dragoneer and Chariot Merger Sub.

“Dragoneer Related Parties” has the meaning set forth in Section 4.9.

“Dragoneer Related Party Transactions” has the meaning set forth in Section 4.9.

“Dragoneer SEC Reports” has the meaning set forth in Section 4.7.

“Dragoneer Share Value” means $10.00.

“Dragoneer Shareholder Approval” means, collectively, the Required Dragoneer Shareholder Approval and the Other Dragoneer Shareholder Approval.

“Dragoneer Shareholders Meeting” has the meaning set forth in Section 5.8.

“Dragoneer Shareholder Redemption” means the right of the holders of Dragoneer Class A Shares to redeem all or a portion of their Dragoneer Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of Dragoneer.

“Dragoneer Shareholder Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Dragoneer Shares” means (a) prior to the consummation of the Domestication, collectively, the Dragoneer Class A Shares and the Dragoneer Class B Shares and (b) from and after the consummation of the Domestication, shares of common stock, par value $0.0001 per share, of Dragoneer. Any reference to the Dragoneer Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“Dragoneer Warrants” means each warrant to purchase one Dragoneer Class A Share at an exercise price of $11.50 per share, subject to adjustment in accordance with the Warrant Agreement (including, for the avoidance of doubt, each such warrant held by the Sponsor or any Other Class B Shareholder).

“Effective Time” has the meaning set forth in Section 2.1(b)(ii).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each other incentive, bonus, commission, profit-sharing, stock option, stock purchase, stock ownership, other equity or equity-based compensation, employment, individual independent contractor, individual consulting, compensation (other than base salary or base wage rate), vacation or other leave, change in control, retention, transaction, supplemental retirement, severance, health, medical, disability, life insurance, welfare, deferred compensation, fringe benefit, employee loan (but excluding loans under a qualified 401(k) plan) or other benefit or compensatory plan, program, policy, practice, scheme, Contract or other arrangement that any Group Company maintains, sponsors, contributes to or is required to contribute to, or under or with respect to which any Group Company has any Liability, other than any plan sponsored or maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment, or human health or safety.

“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.8.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $5,740,750,000.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means each entity that is or was at any time treated as a single employer with such entity for purposes of Section 4001(b)(1) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.5(a).

“Exchange Fund” has the meaning set forth in Section 2.5(b).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Foreign Benefit Plan” means each Employee Benefit Plan maintained by any of the Group Companies for its current or former employees, officers, directors or other individual service providers located outside of the United States.

“Forward Purchase Agreements” means (i) the Forward Purchase Agreement, dated as of July 24, 2020, by and between Dragoneer and entities managed by or associated with Willett and (ii) the Forward Purchase Agreement, dated as of August 12, 2020, between Dragoneer and Dragoneer Funding LLC.

“Forward Purchase Shares” has the meaning set forth in the recitals to this Agreement.

“Fraud” means an act or omission by a Party, and requires: (a) a false or incorrect representation or warranty expressly set forth in this Agreement, (b) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (c) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (d) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (e) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governing Document Proposals” has the meaning set forth in Section 5.8.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States or non-United States (a) federal, state, local, provincial, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, governmental commission, branch, department, official, board, bureau, instrumentality or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal or mediator (public or private).

“Group” has the meaning set forth in the definition of “Change of Control”.

“Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person. For the avoidance of doubt, Indebtedness does not include Company Expenses or Dragoneer Expenses.

“Intellectual Property Rights” means all intellectual property rights and related proprietary rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not (“Trade Secrets”); (e) rights in or to Software or other technology; (f) database rights, including rights under the European Union Directive 96/9/EC and all other similar rights throughout the world, whether or not arising by statute, even when not a creative work of authorship or non-public (“Data Rights”); and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“Investors” has the meaning set forth in the recitals to this Agreement.

“Investors” has the meaning set forth in the recitals to this Agreement.

“Investor PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“Investor PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“Investor Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Last Reported Closing Price” of the Dragoneer Shares on any date means the last reported sales price per share or, in case no such reported sale takes place on such date, the average of the reported closing bid and ask prices, in either case on the applicable tier of NYSE, or, if the Dragoneer Shares are not listed on NYSE, the last reported closing price per share on the principal national or regional securities exchange on which the Dragoneer Shares are then listed, or, if the Dragoneer Shares are not listed on any national or regional securities exchange, the last reported closing price per share on any established automated over-the-counter trading market in the United States on which the Dragoneer Shares are then traded. If no such prices are available, the Dragoneer Board shall make a good faith determination of the Last Reported Closing Price.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, national, state, local, foreign, national, multi-national or supranational statute, law (including common law), act, statute, ordinance, treaty, order, decree, approval, rule, judgment, code, regulation or other binding directive, decision or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking. Notwithstanding the foregoing or anything to the contrary herein, Liability shall not include any Company Expenses or Dragoneer Expenses.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Lookback Date” means the date which is two (2) years prior to the date of this Agreement.

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Permits” has the meaning set forth in Section 3.6.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Multiemployer Plan” has the meaning set forth in Section (3)37 or Section 4001(a)(3) of ERISA.

“Newco” has the meaning set forth in Section 5.5(a)(i).

“Non-Party Affiliate” has the meaning set forth in Section 8.13.

“NYSE” means the New York Stock Exchange.

“NYSE Proposal” has the meaning set forth in Section 5.8.

“Off-the-Shelf Software” means any Software or Database that is made generally and widely available to the public on a commercial basis and is licensed to any of the Group Companies on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $750,000 per agreement or an ongoing licensee fee of less than $350,000 per year.

“Officers” has the meaning set forth in Section 5.16(a).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Class B Shareholders” means each holder of Dragoneer Class B Shares other than the Sponsor.

“Other Dragoneer Shareholder Approval” means the approval of each Other Transaction Proposal by the affirmative vote of the holders of the requisite number of Dragoneer Shares entitled to vote thereon, whether in person or by proxy at the Dragoneer Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of Dragoneer and applicable Law.

“Other Transaction Proposal” means each Transaction Proposal, other than the Required Transaction Proposals.

“Owned Real Property” has the meaning set forth in Section 3.18(a).

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) grants by any Group Company of non-exclusive rights in Intellectual Property in the ordinary course of business and (g) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Permitted Recapitalization” means (a) any Permitted Recapitalization Dividend and/or (b) (whether or not in connection with a Permitted Recapitalization Dividend) any Permitted Recapitalization Financing.

“Permitted Recapitalization Dividend” means one or more Company dividends in an aggregate amount not to exceed $300,000,000.

“Permitted Recapitalization Financing” means one or more debt financings or debt refinancings; provided that the aggregate principal amount of long term funded Indebtedness under the Credit Agreement shall not exceed the sum of (x) an amount equal to the aggregate principal amount of Term Loans (as defined in the Credit Agreement on the date hereof) outstanding on the date hereof plus (y) $150,000,000, except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such financings or refinancings.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, business trust, trust, Governmental Entity or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information that identifies or is capable of being associated with an identified natural person and that is regulated by the Privacy Laws.

“Pre-Closing Dragoneer Holders” means the holders of Dragoneer Shares at any time prior to the Effective Time.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.20(a).

“Privacy Contracts” means all Material Contracts between any Group Company and any Person that govern the Processing of Personal Data.

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data and that apply to the Group Companies.

“Privacy and Security Requirements” means any and all of the following to the extent applicable to Processing of Personal Data by or on behalf of the Group Companies or otherwise relating to privacy, data and cyber security, or Security Breach notification requirements, and in each case applicable to the Group Companies: (a) all applicable Privacy Laws, (b) provisions relating to Processing of Personal Data in all applicable Privacy Contracts, (c) all applicable Privacy and Data Security Policies and (d) to the extent applicable to the Group Companies, the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, complaint, charge, proceeding, suit, mediation, or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes”) means the collection, compilation, receipt, access, acquisition, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), destruction, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 8.18.

“Public Shareholders” has the meaning set forth in Section 8.18.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (a) be made available or distributed in source code form; (b) be licensed for purposes of making derivative works; or (c) be redistributable at no, or a nominal, charge.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of Dragoneer.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Dragoneer Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Dragoneer Shares entitled to vote thereon, whether in person or by proxy at the Dragoneer Shareholders Meeting (or any adjournment or postponement thereof), in accordance with the Governing Documents of Dragoneer and applicable Law.

“Required Governing Document Proposals” means the Governing Document Proposals solely to the extent related to the amendments to the Governing Documents of Dragoneer set forth on Annex C attached hereto.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Domestication Proposal, the NYSE Proposal, the Equity Incentive Plan Proposal, the Charter Proposal and the Required Governing Document Proposals.

“Rollover Option” has the meaning set forth in Section 2.4(a).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the Dragoneer Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Security Breach” means any (i) unauthorized acquisition of, access to, or loss of, or misuse (by any means) of, Personal Data; (ii) unauthorized or unlawful Processing, sale or rental of Personal Data; or (iii) other act or omission that compromises the security or confidentiality of Personal Data.

“Shareholder Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Significant Customer” has the meaning set forth in Section 3.21(a).

“Significant Supplier” has the meaning set forth in Section 3.21(b).

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Earnout Share Number” means 8,625,000 Dragoneer Shares (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like).

“Sponsor Earnout Shares” has the meaning set forth in Section 2.8(a).

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Sponsor Triggering Event” means the earlier to occur of (a) the first date on which the Last Reported Closing Price of the Dragoneer Shares has been greater than or equal to $13.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) consecutive trading day period commencing after the Closing or (b) a Change of Control of Dragoneer; in each case if such event occurs within ten (10) years after the Closing.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Company” has the meaning set forth in Section 2.1(b)(i).

“Surviving Company Share” has the meaning set forth in Section 2.1(b)(vi).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and including any secondary Liability for any of the aforementioned.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity.

“TCV” means TCV IX, L.P., TCV IX (A), L.P., TCV IX (B), L.P. and TCV Member Fund, L.P.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Transaction Litigation” has the meaning set forth in Section 5.2(d).

“Transaction Proposals” has the meaning set forth in Section 5.8.

“Transaction Share Consideration” means an aggregate number of Dragoneer Shares equal to (a) the Adjusted Equity Value, divided by (b) the Dragoneer Share Value.

“Transaction Support Agreement Deadline” has the meaning set forth in Section 5.13(a).

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Trust Account” has the meaning set forth in Section 8.18.

“Trust Account Proceeds” means the aggregate cash proceeds available for release to any Dragoneer Party from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the Dragoneer Shareholder Redemptions and payment of all Unpaid Expenses).

“Trust Account Released Claims” has the meaning set forth in Section 8.18.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Two-Step Merger” has the meaning set forth in Section 5.5(a)(i).

“Union” has the meaning set forth in Section 3.14(c).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Dragoneer Expenses” means the Dragoneer Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Expenses” means all Unpaid Company Expenses and all Unpaid Dragoneer Expenses.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable state or local Laws.

“Warrant Agreement” means the Warrant Agreement, dated as of August 13, 2020, by and between Dragoneer and the Trustee.

“Willett” means Willett Advisors LLC.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

ARTICLE 2

MERGER

Section 2.1 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.1:

(a) Domestication. On the Closing Date prior to the Effective Time, Dragoneer shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part XII of the Cayman Islands Companies Act (2020 Revision). In connection with the Domestication, (i) each Dragoneer Class A Share and each Dragoneer Class B Share that is issued and outstanding immediately prior to the Domestication shall become one share of common stock, par value $0.0001 per share, of Dragoneer, (ii) each Dragoneer Warrant that is outstanding immediately prior to the Domestication shall, from and after the Domestication, represent the right to purchase one share of common stock, par value $0.0001 per share, of Dragoneer at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement, (iii) each Forward Purchase Share shall become one share of common stock, par value $0.0001 per share, of Dragoneer, (iv) the Governing Documents of Dragoneer shall be amended and restated such that the certificate of incorporation of Dragoneer shall be substantially in the form attached hereto as Exhibit E (the “Dragoneer Certificate of Incorporation”), and the bylaws of Dragoneer shall be substantially in the form attached hereto as Exhibit F (the “Dragoneer Bylaws”), and (v) Dragoneer’s name shall be changed as determined by the Company in its sole discretion; provided, however, that, (A) in the case of clause (iv), each of the Parties acknowledges and agrees that each of the Dragoneer Certificate of Incorporation and the Dragoneer Bylaws shall be appropriately revised so as not to implement any amendments to the Governing Documents of Dragoneer contemplated by the Dragoneer Certificate of Incorporation and the Dragoneer Bylaws that are not adopted and approved by the Pre-Closing Dragoneer Holders at the Dragoneer Shareholders Meeting (other than, for the avoidance of doubt, the amendments to the Governing Documents of Dragoneer that are contemplated by the Charter Proposal and the Required Governing Document Proposals) and (B) in connection with clause (i), (ii) and (iii), each issued and outstanding unit of Dragoneer that has not been previously separated into the underlying Dragoneer Class A Shares and underlying Dragoneer Warrants prior to the Domestication shall, for the avoidance of doubt, be cancelled and will entitle the holder thereof to one share of common stock, par value $0.0001 per share, of Dragoneer, and one-fifth of one warrant representing the right to purchase one share of common stock, par value $0.0001 per share, of Dragoneer at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the Warrant Agreement.

(b) The Merger.

(i) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date promptly following the consummation of the Domestication, Chariot Merger Sub shall merge with and into the Company (the “Merger”) at the Effective Time. Following the Effective Time, the separate existence of Chariot Merger Sub shall cease and the Company shall continue as the surviving company in the Merger (the “Surviving Company”).

(ii) At the Closing, the parties hereto shall cause a certificate of merger, in the form attached hereto as Exhibit G (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and at the time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by Dragoneer and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(iii) The Merger shall have the effects set forth in Section 251 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Chariot Merger Sub shall vest in the Surviving Company and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Chariot Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case, in accordance with the DGCL.

(iv) At the Effective Time, the Governing Documents of Chariot Merger Sub shall be the Governing Documents of the Surviving Company, except that the name of the Surviving Company shall be changed as determined by the Company in its sole discretion, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(v) At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(vi) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Chariot Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of the Surviving Company (each such share, a “Surviving Company Share”).

(vii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (other than the Company Shares cancelled and extinguished pursuant to Section 2.1(b)(viii)) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive a number of Dragoneer Shares set forth on the Allocation Schedule. From and after the Effective Time, each Company Shareholder’s certificates (the “Certificates”) evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(viii) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

Section 2.2 Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions at the Closing) or at such other place, date and/or time as Dragoneer and the Company may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 2.3 Allocation Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Dragoneer an allocation schedule (the “Allocation Schedule”) setting forth (a) the number of Company Shares held by each Company Shareholder, the number of Company Shares subject to each Company Equity Award held by each holder thereof, as well as the vesting terms and schedule of such awards as of immediately prior to the Effective Time, and, in the case of the Company Options, the exercise price thereof, the date of grant, the vesting commencement date, the expiration date, and the vested and unvested Company Options, (b) the number of Dragoneer Shares that will be subject to each Rollover Option and the exercise price thereof at the Effective Time, as well as the exchange ratio on which such calculations are based (which shall, for the avoidance of doubt, be the same exchange ratio for each calculation pursuant to this clause (b)), (c) the portion of the Transaction Share Consideration allocated to each Company Shareholder, (d) the number of Dragoneer Shares which each Company Shareholder and each holder of Company Options will be entitled to receive as Company Earnout Shares (as may be adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like), and (e) a certification, duly executed by an authorized officer of the Company, that (i) the information delivered pursuant to clauses (a), (b), (c) and (d) is, and will be as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.3 and (ii) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 2.4(c) and Section 5.13(d). The Company will review any comments to the Allocation Schedule provided by Dragoneer or any of its Representatives and consider in good faith any reasonable comments proposed by Dragoneer or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of Dragoneer Shares that each Company Shareholder will have a right to receive pursuant to Section 2.1(b)(vii) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of Dragoneer Shares set forth on the Allocation Schedule that are allocated in respect of Company Shares and Company Equity Awards exceed the Transaction Share Consideration and (C) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Shareholders Agreement, the Company Equity Plan or any other Contract to which the Company is a party or bound (taking into account, for the avoidance of doubt, any actions taken by the Company pursuant to Section 2.4(c) and Section 5.13(d)).

Section 2.4 Treatment of Company Equity Awards.

(a) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.4(c)), each Company Option (whether vested or unvested) shall cease to represent the right to purchase Company Common Shares and shall be canceled in exchange for options to purchase Dragoneer Shares under the Dragoneer Incentive Equity Plan (each, a “Rollover Option”) in an amount, at an exercise price and subject to such terms and conditions, in each case, as set forth on the Allocation Schedule. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except for (i) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options) and (ii) such other immaterial administrative or ministerial changes as the Dragoneer Board (or the compensation committee of the Dragoneer Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. Such conversion shall occur in a manner intended to comply with the requirements of Section 409A of the Code. In addition, each holder of Company Options (whether vested or unvested) as of the date of this Agreement will have the right to receive, with respect to each Company Common Share issuable pursuant to such holder’s Company Options as of immediately prior to the Effective

Time, a number of Dragoneer Shares issuable as Company Earnout Shares pursuant to Section 2.7; provided that if such holder’s employment or service with the Surviving Company or its Affiliate terminates prior to the later of (1) the vesting date of the applicable Company Option and (2) the occurrence of a Company Triggering Event, the right of such holder to receive his or her applicable number of Company Earnout Shares will be forfeited, and such forfeited number of Company Earnout Shares shall be allocated pro rata among the Company Shareholders and the other holders of Company Options entitled to receive Company Earnout Shares pursuant to Section 2.7.

(b) At the Effective Time, after taking into account treatment of Company Options under Section 2.4(a), all Company Equity Plans shall terminate and all Company Equity Awards (whether vested or unvested) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plans, except as otherwise expressly provided for in this Section 2.4.

(c) Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plans (and the underlying grant, award or similar agreements) or otherwise to give effect to the provisions of this Section 2.4.

Section 2.5 Deliverables

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, Dragoneer shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Common Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Transaction Share Consideration issuable in respect of such Company Shares pursuant to Section 2.1(b)(vii) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then Dragoneer and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), Dragoneer shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent, in form and substance reasonably satisfactory to the Company.

(b) At the Effective Time, Dragoneer shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and for exchange in accordance with this Section 2.5 through the Exchange Agent, evidence of Dragoneer Shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 2.1(b)(vii) in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 2.1(b)(vii) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(c) Each Company Shareholder whose Company Shares have been converted into the right to receive a portion of the Transaction Share Consideration pursuant to Section 2.1(b)(vii) shall be entitled to receive the portion of the Transaction Share Consideration to which he, she or it is entitled on the Closing Date.

(d) Dragoneer and the Company shall take all necessary actions to cause the applicable portion of the Transaction Share Consideration to be issued to the applicable Company Shareholder in book-entry form on the Closing Date.

(e) If any portion of the Transaction Share Consideration is to be issued to a Person other than the Company Shareholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Transaction Share Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(f) No interest will be paid or accrued on the Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.5, each Company Share (other than, for the avoidance of doubt, the Company Shares cancelled and extinguished pursuant to Section 2.1(b)(viii)) shall solely represent the right to receive a portion of the Transaction Share Consideration to which such Company Share is entitled to receive pursuant to Section 2.1(b)(vii).

(g) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

(h) Any portion of the Exchange Fund that remains unclaimed by the Company Shareholders twelve (12) months following the Closing Date shall be delivered to Dragoneer or as otherwise instructed by Dragoneer, and any Company Shareholder who has not exchanged his, her or its Company Shares for the applicable portion of the Transaction Share Consideration in accordance with this Section 2.5 prior to that time shall thereafter look only to Dragoneer for the issuance of the applicable portion of the Transaction Share Consideration, without any interest thereon. None of Dragoneer, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Transaction Share Consideration remaining unclaimed by the Company Shareholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Dragoneer free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.6 Withholding. Dragoneer, the Group Companies and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.7 Issuance of Company Earnout Shares.

(a) Within three (3) Business Days after the occurrence of a Company Triggering Event, Dragoneer shall issue or cause to be issued to the Company Shareholders and, in accordance with Section 2.4(a), the holders of Company Options the number of Dragoneer Shares equal to the Company Earnout Share Number as set forth on the Allocation Schedule (such issued Dragoneer Shares, collectively, the “Company Earnout Shares”).

(b) Any issuance of Company Earnout Shares shall be treated as an adjustment to the consideration paid in the Merger (or, if applicable the Alternative Transaction Structure) that is subject to Section 354 of the Code (or any comparable or similar provisions of applicable state or local Law), except to the extent otherwise required by applicable Law (including, for the avoidance of doubt, with respect to any amounts required to be treated as interest pursuant to Section 483 of the Code).

(c) Prior to the issuance of Company Earnout Shares, Dragoneer shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition of Company Earnout Shares by Advent, TCV or their Representatives (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each Person who is or will be or may become subject to Section 16 of the Exchange Act in connection with the transactions contemplated hereby, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

(d) When issued, the Company Earnout Shares will be duly authorized, validly issued, fully paid and non-assessable, will not be issued in violation of the Governing Documents of Dragoneer or the Shareholder Rights Agreement or any other Contract to which Dragoneer is party or bound, will not be issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and will have been offered, sold and issued in compliance with applicable Law, including Securities Laws. To the extent not otherwise required by Law, such Company Earnout Shares will be issued through the facilities of the Depository Trust Company, without bearing any restrictive legend thereon.

Section 2.8 Sponsor Earnout Shares.

(a) In accordance with the Sponsor Letter Agreement, effective upon Closing, 8,625,000 Dragoneer Shares held by Sponsor (the “Sponsor Earnout Shares”) shall not be transferable prior to, and shall be forfeited to Dragoneer upon, the tenth (10th) anniversary of Closing if a Sponsor Triggering Event has not occurred. Until the occurrence of a Sponsor Triggering Event, certificates representing the Sponsor Earnout Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Agreement and the Sponsor Letter Agreement, and any transfer agent for Dragoneer Shares will be given appropriate stop transfer orders that will be applicable until the Sponsor Earnout Shares are vested. Upon the occurrence of a Sponsor Triggering Event, the Sponsor Earnout Shares shall become freely transferable and shall be deposited by Dragoneer through the facilities of the Depository Trust Company in an account specified by the Sponsor, without bearing any restrictive legend thereon, within three (3) Business Days.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 8.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the Dragoneer Parties as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) True and complete copies of the Governing Documents of the Company and the Company Shareholders Agreement have been made available to Dragoneer, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company and the Company Shareholders Agreement are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents or in material breach of the Company Shareholders Agreement.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof and (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable vesting commencement date, (C) any applicable exercise (or similar) price, (D) the expiration date, (E) any vested and unvested Equity Securities as of the date of this Agreement, and (F) any applicable vesting schedule (including acceleration provisions). All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable and there is no other capital stock of the Company outstanding. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or the Company Shareholders Agreement or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in compliance with applicable Law, including Securities Laws. Except for the Company Equity Awards set forth on Section 3.2(a) of the Company Disclosure Schedules or the Company Equity Awards either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company, and no obligation of the Company, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. All Company Options were granted in compliance with the Company Equity Plan and applicable Laws, and the exercise price per share of Company Common Shares underlying each Company Option was equal to or greater than the fair market value of such Company Common Shares underlying such Company Option as of the grant date.

(b) The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Shareholders Agreement). Except for the Company Shareholders Agreement, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the record and beneficial owners thereof. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company. There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d) None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e) Section 3.2(e) of the Company Disclosure Schedules sets forth a list of all Indebtedness for borrowed money of the Group Companies as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof. As of the date of this Agreement, the Company is not aware of any Defaults or Events of Default (in each case, as defined in the Credit Agreement) that have occurred and are continuing under the Credit Agreement. As of the Closing, the Company is not aware of any Defaults or Events of Default (in each case, as defined in the Credit Agreement) (or any comparable sections of any Credit Agreement in respect of a Permitted Recapitalization Financing) that have occurred and are continuing under the Credit Agreement.

(f) Section 3.2(f) of the Company Disclosure Schedules sets forth a list of all Change of Control Payments of the Group Companies.

Section 3.3 Authority. The Company has the requisite corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Shareholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to Dragoneer a true and complete copy of (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2018 and December 31, 2019 and the related audited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Group Companies for each of the periods then ended and (ii) the unaudited consolidated balance sheet of the Group Companies as of December 31, 2020 (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Group Companies for the period then ended (clauses (i) and (ii), collectively, the “Financial Statements”), each of which is attached as Section 3.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b) The audited consolidated balance sheet of the Group Companies as of December 31, 2020 and the related audited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Group Companies for the period then ended (the “Closing Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 5.17, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein, (iii) will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable). Except as would not have a Company Material Adverse Effect, the financial position, results of operations and cash flows of the Group Companies presented in the Closing Company Financial Statements, when delivered following the date of this Agreement in accordance with Section 5.17, will be consistent with the financial position, results of operations and cash flows of the Group Companies presented in the unaudited Financial Statements as of and for the period ended December 31, 2020 made available to Dragoneer pursuant to Section 3.4(a)(ii), excluding, for the avoidance of doubt, differences in the footnote presentation to account for an audit in accordance with PCAOB standards.

(c) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby and (iv) for Liabilities that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

(d) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(e) Except as set forth in Section 3.4(e) of the Company Disclosure Schedule, since the incorporation of the Company, no Group Company has determined or otherwise received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which any Group Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect.

Section 3.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. Except as is not and would not reasonably be expected to be material to the Group Companies, taken as a whole, (i) each Material Permit is in full force and effect in accordance with its terms and (ii) no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 3.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i) any Contract relating to Indebtedness of any Group Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $2,000,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $2,000,000;

(iv) any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from any Group Company in excess of $5,000,000 over the life of the Contract;

(v) any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of Dragoneer or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of any Group Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, Dragoneer or any of its Affiliates after the Closing;

(vi) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $2,000,000 annually or (B) $5,000,000 over the life of the agreement;

(vii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company, in each case in excess of $2,000,000;

(viii) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(ix) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(x) any Contract with any Person (A) pursuant to which any Group Company (or Dragoneer or any of its Affiliates after the Closing) may be required to pay royalties or other contingent payments based on any research, development, sale, distribution or other similar occurrences, developments, activities or events or (B) under which any Group Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any material Company Product or any material Company Owned Intellectual Property;

(xi) any Contract pursuant to which the Group Companies acquire or otherwise gain access to or the use of any material Company Data for an expenditure by the Group Companies in an amount in excess of (A) $2,000,000 annually or (B) $5,000,000 over the current term of the agreement;

(xii) any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of a Group Company whose annual base salary (or, in the case of an independent contractor, annual base compensation) is in excess of $200,000, or (B) providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xiii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any material payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company (or Dragoneer or any of its Affiliates after the Closing); and

(xv) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $3,000,000 or (B) aggregate payments to or from any Group Company in excess of $7,000,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect and (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract.

Section 3.8 Absence of Changes. During the period beginning on December 31, 2020 and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly required by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of Dragoneer if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(ix), Section 5.1(b)(xii), Section 5.1(b)(xv) or Section 5.1(b)(xvi).

Section 3.9 Litigation. As of the date of this Agreement, there is (and since the Lookback Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company that, if adversely decided or resolved, has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10 Compliance with Applicable Law. Each Group Company (a) conducts (and for the last three (3) years has conducted) its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have provided Dragoneer with true and complete copies of the material documents pursuant to which the plan is maintained, funded and administered, including, as applicable: (i) all current plan documents governing such plan and all amendments thereto (or, to the extent unwritten, a summary of its material terms, (ii) the current summary plan description and any summaries of material modifications thereto; (iii) the most recent annual report filed with the IRS (Form 5500-series) including all schedules and attachments thereto; (iv) each current related trust agreement or other funding arrangement (including insurance policies and stop loss insurance policies); (v) the most recent determination, advisory, or opinion letter from the IRS; and (vi) the most recent compliance testing results, including nondiscrimination testing, and (vii) all material, non-routine notices from or correspondence with any Governmental Entity relating to an Employee Benefit Plan received in the past three (3) years relating to any matter that has or could result in a material Liability to any Group Company.

(b) No Group Company has any Liability (including any Liability on behalf of any ERISA Affiliate) with respect to or under: (i) a Multiemployer Plan; (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 of the Code; (iii) a “multiple employer plan” within the meaning of Section of 413(c) of the Code or Section 210 of ERISA; or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. No Group Company has any Liabilities to provide any retiree or post-termination health or life insurance or other welfare-type benefits to any Person other than health continuation coverage pursuant to COBRA or similar Law and for which the recipient pays the full cost of coverage. No Group Company has any Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service. None of the Group Companies has incurred (whether or not assessed) any penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) Each Company Option has been granted in compliance with or exempt from Section 409A of the Code, and each Company Option that is an incentive stock option within the meaning of Section 422 of the Code complies with Section 422 of the Code.

(e) As of the date of this Agreement, there are no pending or, to the Company’s knowledge, threatened in writing claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). There have been no non-exempt “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan that could reasonably be expected to result in a material Liability to any Group Company. With respect to each Employee Benefit Plan, all material contributions, distributions, reimbursements and premium payments that are due have been timely made.

(f) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies. The Group Companies have no material obligation to make a “gross-up” or similar payment in respect of any taxes that may become payable under Section 4999 or 409A of the Code.

(g) Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Entity. No Foreign Benefit Plan is a “defined benefit plan” (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded Liabilities. All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been timely made or fully accrued.

Section 3.12 Environmental Matters.    Except as would not have a Company Material Adverse Effect:

(a) None of the Group Companies have received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any Environmental Laws.

(b) There is (and since the Lookback Date there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against any Group Company pursuant to Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances that has given rise to any Liability pursuant to Environmental Laws for any Group Company.

The Group Companies have made available to Dragoneer copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a true and complete list of all currently issued or pending Company Registered Intellectual Property as of the date of this Agreement. Section 3.13(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property, as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(b) As of the date of this Agreement, all necessary fees, maintenance, filings and renewals with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars as necessary to maintain such material Company Registered Intellectual Property in full force and effect. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Group Companies, in each case for any Intellectual Property, has been cancelled, abandoned, allowed to lapse or not renewed, except where the applicable Group Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement there are no Proceedings pending, including litigations, interference, re-examination, inter partes review, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the material Company Registered Intellectual Property and, to the Company’s knowledge, no such Proceedings are threatened by any Governmental Entity or any other Person.

(c) A Group Company exclusively owns all right, title and interest in and to all Company Owned Intellectual Property used in and material to the business of each Group Company as currently conducted, free and clear of all Liens (other than Permitted Liens). For all Patents owned by the Group Companies, each inventor on the Patent has assigned their rights to a Group Company. No Group Company has (i) transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis. Section 3.13(c) of the Company Disclosure Schedules sets forth a list of all current material Contracts for Company Licensed Intellectual Property as of the date of this Agreement under which any Group Company has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not exercisable) or interest in, any material Company Licensed Intellectual Property, other than (A) licenses to Off-the-Shelf Software, (B) licenses to Public Software, (C) Contracts with ancillary licenses where the licensing of or granting of rights in Intellectual Property Rights is not the primary purpose of such Contract and (D) non-disclosure agreements and licenses or other Contracts with employees, individual consultants or individual contractors that do not materially differ from the Group Companies’ form therefor that has been made available to Dragoneer. Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the applicable Group Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by such Group Company. The Company Owned Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company, constitutes (x) all of the Intellectual Property used or held for use by the Group Companies in the operation of their respective businesses, and (y) all Intellectual Property necessary and sufficient to enable the Group Companies to conduct their respective businesses as currently conducted, in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Company Registered Intellectual Property and the Company Licensed Intellectual Property, to the knowledge of the Company, is valid, subsisting and enforceable, and, to the Company’s knowledge, all of the Group Companies’ rights in and to the Company Registered Intellectual Property and the Company Owned Intellectual Property are valid and enforceable (in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity), in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(d) Each Group Company’s employees, consultants, advisors and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Company Owned Intellectual Property since the Lookback Date (each such person, a “Creator”) have agreed to maintain and protect the trade secrets and confidential information of all Group Companies, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Each Group Company’s past and present employees, consultants, advisors, collaboration partners and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any Company Owned Intellectual Property have assigned or have agreed to a present assignment to such Group Company all Intellectual Property Rights authored, invented, created, improved, modified or developed by such person in the course of such Creator’s employment or other engagement with such Group Company, or such Company Owned Intellectual Property has vested in a Group Company by operation of Law, in each case except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. To the knowledge of the Company, no Person is in violation of any such confidentiality or Intellectual Property assignment agreement in any material respect.

(e) Each Group Company has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned by such Group Company. Without limiting the foregoing, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, each Group Company has not disclosed any trade secrets, know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure or such Person was bound under applicable Law to equivalent limitations. To the Company’s knowledge, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, there has not been since the Lookback Date any violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of each Group Company, or violation of any written obligations with respect to such trade secrets, know-how or confidential information.

(f) To the Company’s knowledge, none of the material Company Owned Intellectual Property is subject to any outstanding Order that restricts in any material respect the use, sale, transfer, licensing or exploitation thereof by the Group Companies or affects the validity, use or enforceability of any such Company Owned Intellectual Property.

(g) Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, neither the conduct of the business of the Group Companies nor any of the current Company Products offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Group Companies nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any valid Intellectual Property Rights of any other Person.

(h) Since the Lookback Date, there is no material Proceeding pending nor has any Group Company received any written charge, complaint, claim, demand, notice or other communications (i) alleging that a Group Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) claiming that any Group Company must take a license under or refrain from using any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(i) To the Company’s knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any material Company Owned Intellectual Property. Since the Lookback Date, no Group Company has made any claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property in any material respect.

(j) Each Group Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the Company IT Systems, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as whole. No Group Company has disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned Intellectual Property, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by a Group Company or otherwise constitutes Company Owned Intellectual Property to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of a Group Company subject to confidentiality obligations with respect thereto.

(k) The Company IT Systems and Company Data are reasonably sufficient in all material respects for the immediate needs of the Group Companies and Company Products, including as to capacity. Since the Lookback Date, there has been no failure, substandard performance, or any data loss involving any Company IT System that has caused a material disruption to the Group Companies. To the Company’s knowledge, the Company IT Systems do not contain any malware or other processes or components intentionally designed to permit unauthorized access to, maliciously disable, encrypt or erase, or otherwise harm any Company IT Systems, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Since the Lookback Date, the Group Companies have not received written notice of any audit in connection with any Material Contract pursuant to which they use any third-party IT System or Company Data.

(l) No Group Company has accessed, used, modified, linked to, created derivative works from or incorporated into any proprietary Software that constitutes a Company Product or is otherwise considered Company Owned Intellectual Property and that is distributed to Persons outside of the Group Companies or its employees or contractors, any Public Software, in whole or in part, in each case in a manner that (i) requires any Company Owned Intellectual Property to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (ii) grants, or requires any Group Company to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company Owned Intellectual Property, (iii) limits in any manner the ability to charge license fees or otherwise seek compensation in connection with the marketing, licensing or distribution of any Company Owned

Intellectual Property or (iv) otherwise imposes any limitation, restriction or condition on the right or ability of any Group Company to use, hold for use, license, host, distribute or otherwise dispose of any Company Owned Intellectual Property, other than compliance with notice and attribution requirements, in each case, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(m) Each item of Company Owned Intellectual Property or material Company Licensed Intellectual Property will be owned or available for use by an applicable Group Company immediately subsequent to the Closing on identical terms and conditions as such Company Owned Intellectual Property or Company Licensed Intellectual Property was owned or available for use by the Group Companies immediately prior to the Closing, except as would not have a Material Adverse Effect.

Section 3.14 Labor Matters.

(a) None of the Group Companies has any material Liability for any past due wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to pay such compensation in a timely manner. Since the Lookback Date, (i) none of the Group Companies has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(b) Since the Lookback Date, there has been no “mass layoff” or “plant closing” as defined by WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(c) No Group Company is a party to or bound by any collective bargaining agreements or other Contracts with any labor organization, labor union, works council or other employee representative (each, a “Union”) nor to the knowledge of the Company is there any duty on the part of any Group Company to bargain or consult with, or provide notice to, any Union which is representing any employee of the Group Companies, in connection with the execution of this Agreement or the transactions contemplated by this Agreement. No employee of any Group Company is represented by a Union. Since the Lookback Date, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, material labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, since the Lookback Date, there have been no pending or threatened labor organizing activities with respect to any employees of any Group Company.

(d) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the past six (6) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19. The Group Companies have not otherwise experienced any material employment-related liability with respect to, arising out of or in connection with COVID-19.

(e) To the Company’s knowledge, no executive, key employee or group of employees of any of the Group Companies has given notice of termination of employment or otherwise disclosed plans to terminate employment with any of the Group Companies within the twelve (12) month period following the date hereof. To the Company’s knowledge, no executive or key employee has been accused of any sexual harassment, sexual assault or other similar misconduct or sexual discrimination in connection with his or her employment with the Group Companies or otherwise during the last three (3) years.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to Dragoneer. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.16 Tax Matters.

(a) Each Group Company has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return.

(b) Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) No Group Company is currently the subject of a Tax audit or examination with respect to material Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed in each case with respect to material Taxes.

(d) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h) During the two (2)-year period ending on the date of this Agreement, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-United States Law), as a transferee or successor or by Contract (other than any Contract the principal purpose of which does not relate to Taxes).

(j) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation or to a Tax Return filing requirement by that jurisdiction, which claims have not been resolved or withdrawn.

(k) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l) Each Group Company is tax resident only in its jurisdiction of formation.

(m) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(n) No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date of any Dragoneer Party or any of their respective Affiliates not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) from qualifying for the Intended Tax Treatment.

Section 3.17 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. Section 3.18(a) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property owned by any of the Group Companies (the “Owned Real Property”). Other than the Owned Real Property, no Group Company owns any real property. With respect to the Owned Real Property, (i) the applicable Group Company has good, valid and marketable title to the Owned Real Property, free and clear of all Liens other than Permitted Liens, and (ii) to the extent in Group Company’s possession, the Company has delivered or made available to Dragoneer true, complete and correct copies of the deeds and other instruments (as recorded) by which the applicable Group Company acquired such Owned Real Property, and copies of all title insurance policies in the possession of the Group Company and relating to the Owned Real Property.

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to Dragoneer. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.

(c) Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material tangible assets and tangible properties of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 3.19 Transactions with Affiliates. To the knowledge of the Company, Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (ii) Contracts with respect to a Company Shareholder’s or a holder of Company Equity Awards’ status as a holder of Equity Securities of the Company and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of any Group Company or (C) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 5.1(b) or entered into in accordance with Section 5.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”.

Section 3.20 Data Privacy and Security.

(a) Each applicable Group Company involved in the collection of Personal Data subject to applicable Law has implemented and, where applicable, posted written privacy notices relating to the Processing of Personal Data to the extent required by applicable Law (“Privacy and Data Security Policies”).

(b) To the Company’s knowledge, there are no pending Proceedings, nor has there been any material Proceedings against any Group Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; (iii) any other Governmental Entity or (iv) any regulatory or self-regulatory entity, in each case, alleging that any Processing of Personal Data by or on behalf of a Group Company (A) is in violation of any applicable Privacy Laws or (B) is in violation of any Privacy and Data Security Policies.

(c) Since the Lookback Date, (i) there has been no unauthorized access, use, acquisition or disclosure of Personal Data, or confidential business information in the possession or control of any Group Company or, to the Company’s knowledge, any third party service provider on behalf of any Group Company, and (ii) there have been no unauthorized intrusions into or Security Breaches of any Group Company systems networks, communication equipment or other technology necessary for the operations of the Group Companies’ business, except, in the case of clauses (i) and (ii), as would not have a Company Material Adverse Effect. The Group Companies have not experienced any material successful unauthorized access to, use or modification of, or interference with Company IT Systems since the Lookback Date and none of the Group Companies is aware of any written or, to the knowledge of the Company, oral notices or complaints from any Person regarding such a Security Breach or incident, except in each case as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, (A) none of the Group Companies has received any written complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority) regarding any of the Group Companies’ Processing of Personal Data or compliance with applicable Privacy and Security Requirements, and (B) since the Lookback Date, none of the Group Companies have provided or have been obligated to provide notice under any Privacy and Security Requirements regarding any Security Breach or unauthorized access to or use of any Company IT System or Personal Data.

(d) Each Group Company owns or has a license to use the Company IT Systems as necessary to operate the business of each Group Company as currently conducted. The Group Companies have in place disaster recovery and security plans and procedures, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. The Group Companies have a sufficient number of license seats for all Software included in the Company IT Systems, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(e) Except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Group Companies are and have been in compliance with all applicable Privacy and Security Requirements since the Lookback Date.

(f) The Group Companies have implemented reasonable physical, technical and administrative safeguards designed to protect the privacy, operation, confidentiality, integrity and security of all Company IT Systems and Personal Data in their possession or control from unauthorized access by any Person, including each of the Group Companies’ employees and contractors, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

(g) To the extent required by applicable Law, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Group Companies have taken commercially reasonable measures designed to ensure all third party service providers, outsourcers, processors, or other third parties Processing Personal Data, in each case on behalf of the Group Companies, (i) use commercially reasonable measures designed to comply with applicable Privacy and Security Requirements; and (ii) use reasonable security measures with respect to Personal Data.

Section 3.21 Customers and Suppliers.

(a) Except as set forth on Section 3.21(a) of the Company Disclosure Schedule, the Group Companies have no outstanding material disputes concerning its products and/or services with any customer who was one of the 10 largest customers of or to the Group Companies in the year ended December 31, 2020 (each, a “Significant Customer”), and, to the knowledge of the Company, there is no material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Section 3.21(a) of the Company Disclosure Schedule. No Significant Customer has communicated in writing that it does not intend to continue as a customer of the applicable Group Company after the Closing or that it intends to terminate or materially modify existing Contracts with the applicable Group Company, nor does the Company have any knowledge of any Significant Customer’s intent to discontinue its relationship, reduce or materially modify existing Contracts.

(b) Except as set forth on Section 3.21(b) of the Company Disclosure Schedule, the Group Companies have no outstanding material disputes concerning products and/or services provided by any supplier or partner who either, (i) in the year ended December 31, 2020, was one of the 10 largest suppliers of products and/or services to or partner of the Company, based on amounts paid or payable with respect to such period (each, a “Significant Supplier”) or (ii) is a material data provider. Each Significant Supplier is listed on Section 3.21(b) of the Company Disclosure Schedule. The Group Companies have not received any information from any Significant Supplier that such supplier shall not continue as a supplier to the applicable Group Company after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the applicable Group Company.

Section 3.22 Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the Lookback Date, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of comprehensive Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria); (iii) an entity fifty percent (50%) or more-owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i)—(iii), in each case in violation of applicable Sanctions and Export Control Laws.

(b) Neither the Group Companies nor, to the Company’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate for any improper purpose or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment, in each case in violation of any applicable Anti-Corruption Laws.

Section 3.23 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Dragoneer Holders or at the time of the Dragoneer Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.24 Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Dragoneer Parties and (ii) it has been furnished with or given access to such documents and information about the Dragoneer Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of any Dragoneer Party, any Dragoneer Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 4 and in the Ancillary Documents to which it is or will be a party, none of the Dragoneer Parties, any Dragoneer Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 3.25 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY DRAGONEER PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE ANCILLARY DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY DRAGONEER PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS

CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY DRAGONEER PARTY OR ANY DRAGONEER NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY DRAGONEER PARTY OR ANY DRAGONEER NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO THE DRAGONEER PARTIES

(a) Subject to Section 8.8, except as set forth on the Dragoneer Disclosure Schedules, or (b) except as set forth in any Dragoneer SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each Dragoneer Party hereby represents and warrants to the Company as follows:

Section 4.1 Organization and Qualification. Each Dragoneer Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable).

Section 4.2 Authority. Each Dragoneer Party has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Dragoneer Shareholder Approval and the approvals and consents to be obtained by Chariot Merger Sub pursuant to Section 5.9, the execution and delivery of this Agreement, the Ancillary Documents to which a Dragoneer Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary

Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such Dragoneer Party. This Agreement has been and each Ancillary Document to which a Dragoneer Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such Dragoneer Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Dragoneer Party (assuming this Agreement has been and the Ancillary Documents to which such Dragoneer Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such Dragoneer Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a Dragoneer Party with respect to such Dragoneer Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of NYSE to permit the Dragoneer Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on NYSE, (iv) such filings and approvals required in connection with the Domestication, (v) filing of the Certificate of Merger, (vi) the approvals and consents to be obtained by Chariot Merger Sub pursuant to Section 5.9, (vii) the Dragoneer Shareholder Approval or (viii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Dragoneer Material Adverse Effect.

(b) Neither the execution, delivery or performance by a Dragoneer Party of this Agreement nor the Ancillary Documents to which a Dragoneer Party is or will be a party nor the consummation by a Dragoneer Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a Dragoneer Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a Dragoneer Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Dragoneer Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a Dragoneer Party, except in the case of clauses (ii) through (iv) above, as would not have a Dragoneer Material Adverse Effect.

Section 4.4 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the Dragoneer Disclosure Schedules (which fees shall be the sole responsibility of the Dragoneer, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Dragoneer for which Dragoneer has any obligation.

Section 4.5 Information Supplied. None of the information supplied or to be supplied by or on behalf of either Dragoneer Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Dragoneer Holders or at the time of the Dragoneer Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.6 Capitalization of the Dragoneer Parties.

(a) Section 4.6(a) of the Dragoneer Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of the issued and outstanding Dragoneer Shares and the Dragoneer Warrants prior to consummation of the Domestication. All outstanding Equity Securities of Dragoneer (except to the extent such concepts are not applicable under the applicable Law of Dragoneer’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Domestication have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of Dragoneer and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of Dragoneer or under this Agreement or the Ancillary Documents) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the Dragoneer Shares and Dragoneer Warrants set forth on Section 4.6(a) of the Dragoneer Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the Dragoneer Shares and the Dragoneer Warrants as a result of, or to give effect to, the Domestication and assuming that no Dragoneer Shareholder Redemptions are effected and each of (A) the Forward Purchase Shares, (B) the Company Earnout Shares and (C) the Sponsor Earnout Shares have not been issued), immediately prior to Closing, there shall be no other outstanding Equity Securities of Dragoneer.

(b) On the Closing Date after the time at which the Effective Time occurs and the closings under all of the Investor Subscription Agreements and the Forward Purchase Agreements have occurred, (i) the authorized share capital of Dragoneer will consist of 5,000,000,000 Dragoneer Shares and 100,000,000 shares of preferred stock, par value $0.0001 per share, of which 692,825,000 Dragoneer Shares will be issued and outstanding (assuming that no Dragoneer Shareholder Redemptions are effected, all Investors have collectively funded the Investor PIPE Financing in full, the Forward Purchase Shares have been issued, the Transaction Share Consideration that is allocated to the Company Shares is an amount equal to 574,075,000, all Dragoneer Shares issuable as a result of, or in connection with, the Merger have been issued out of the Exchange Fund by the Exchange Agent, none of the Rollover Options are exercised for Dragoneer Shares on the Closing Date, the Company Earnout Shares have not been issued or earned and the Sponsor Earnout Shares have been issued but not earned and no Equity Securities are issued or granted after the Effective Time) and no shares of preferred stock or any other Equity Securities of Dragoneer will be issued and outstanding ((A) assuming that the Allocation Schedule is true and correct in all respects and otherwise in accordance with the requirements of Section 2.3 and the Company has complied in all respects with Section 2.4(c) and Section 5.1(b)(iv) and (B) other than the Dragoneer Warrants set forth on Section 4.6(a) of the Dragoneer Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the Dragoneer Warrants as a result of, or to give effect to, the Domestication), the Rollover Options, any Equity Securities issued or granted in accordance with Section 5.10 or otherwise issued or granted with the prior written consent of the Company or any Equity Securities issued or granted after the Effective Time), and (ii) all of the issued and outstanding Dragoneer Shares (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any preemptive rights or Contract to which Dragoneer is a party or bound.

(c) Except as expressly contemplated by this Agreement, the Forward Purchase Agreements, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Company and Dragoneer, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Dragoneer, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and Dragoneer, there is no obligation of Dragoneer, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Dragoneer.

(d) The Equity Securities of Chariot Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Chariot Merger Sub is a party or bound. All of the outstanding Equity Securities of Chariot Merger Sub are owned directly by Dragoneer free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, Dragoneer has no Subsidiaries other than Chariot Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Chariot Merger Sub.

(e) Section 4.6(e) of the Dragoneer Disclosure Schedules sets forth as of the date of this Agreement a list of (i) all Indebtedness for borrowed money of Dragoneer, including the principal amount of such Indebtedness, the outstanding balance, and the debtor and the creditor thereof and (ii) a good faith estimate of the aggregate amount of all other Dragoneer Liabilities (including all such liabilities with respect to any business combinations or financing transactions contemplated by Dragoneer other than the transactions contemplated by this Agreement).

Section 4.7 SEC Filings. Dragoneer has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Dragoneer SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Dragoneer SEC Reports”). Each of the Dragoneer SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Dragoneer SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Dragoneer SEC Reports or the Additional Dragoneer SEC Reports (for purposes of the Additional Dragoneer SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Dragoneer SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Dragoneer SEC Reports.

Section 4.8 Trust Account. As of the date of this Agreement, Dragoneer has an amount in cash in the Trust Account equal to at least $690,000,000. The funds held in the Trust Account may not be invested or bear interest until January 1, 2021, after which the proceeds will be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. The funds held in the Trust Account are held in trust pursuant to that certain Investment Management Trust Agreement, dated as of August 13, 2020 (the “Trust Agreement”), between Dragoneer and Continental, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Dragoneer SEC Reports to be inaccurate in any material respect or, to Dragoneer’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing Dragoneer Holders who shall have elected to redeem their Dragoneer Class A Shares pursuant to the Governing Documents of Dragoneer or (iii) if Dragoneer fails to complete a business combination within the allotted time period set forth in the Governing Documents of Dragoneer and liquidates the Trust

Account, subject to the terms of the Trust Agreement, Dragoneer (in limited amounts to permit Dragoneer to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Dragoneer) and then the Pre-Closing Dragoneer Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Dragoneer and the Trust Agreement. Dragoneer has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of Dragoneer, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since August 13, 2020, Dragoneer has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing Dragoneer Holders who have elected to redeem their Dragoneer Class A Shares pursuant to the Governing Documents of Dragoneer, each in accordance with the terms of and as set forth in the Trust Agreement, Dragoneer shall have no further obligation under either the Trust Agreement or the Governing Documents of Dragoneer to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 4.9 Transactions with Affiliates. Section 4.9 of the Dragoneer Disclosure Schedules sets forth all Contracts between (a) Dragoneer, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either Dragoneer or the Sponsor, on the other hand (each Person identified in this clause (b), an “Dragoneer Related Party”), other than (i) Contracts with respect to a Dragoneer Related Party’s employment with, or the provision of services to, Dragoneer entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts with respect to a Pre-Closing Dragoneer Holder’s or a holder of Dragoneer Warrants’ status as a holder of Dragoneer Shares or Dragoneer Warrants, as applicable, and (iii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.10 or entered into in accordance with Section 5.10. No Dragoneer Related Party (A) owns any interest in any material asset used in the business of Dragoneer, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Dragoneer or (C) owes any material amount to, or is owed material any amount by, Dragoneer. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “Dragoneer Related Party Transactions”.

Section 4.10 Litigation. As of the date of this Agreement, there is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to Dragoneer’s knowledge, threatened against any Dragoneer Party that, if adversely decided or resolved, would be material to the Dragoneer Parties, taken as a whole. None of the Dragoneer Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any Dragoneer Party pending against any other Person.

Section 4.11 Compliance with Applicable Law. Each Dragoneer Party is (and since its organization, incorporation or formation, as applicable, has been) in compliance with all applicable Laws, except as would not have a Dragoneer Material Adverse Effect.

Section 4.12 Business Activities.

(a) Since its incorporation, Dragoneer has not conducted any business activities other than activities (i) in connection with or incidental or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incidental or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Dragoneer’s Governing Documents, there is no Contract binding upon any Dragoneer Party or to which any Dragoneer Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b) Chariot Merger Sub was organized solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incidental or related to or incurred in connection with its organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 4.13 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Dragoneer’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Dragoneer has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Dragoneer’s financial reporting and the preparation of Dragoneer’s financial statements for external purposes in accordance with GAAP and (ii) Dragoneer has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Dragoneer is made known to Dragoneer’s principal executive officer and principal financial officer by others within Dragoneer.

(b) Dragoneer has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, Dragoneer has complied in all material respects with all applicable listing and corporate governance rules and regulations of NYSE. The classes of securities representing issued and outstanding Dragoneer Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE. As of the date of this Agreement, there is no material Proceeding pending or, to the knowledge of Dragoneer, threatened against Dragoneer by NYSE or the SEC with respect to any intention by such entity to deregister Dragoneer Class A Shares or prohibit or terminate the listing of Dragoneer Class A Shares on NYSE. Dragoneer has not taken any action that is designed to terminate the registration of Dragoneer Class A Shares under the Exchange Act.

(d) The Dragoneer SEC Reports contain true and complete copies of the applicable Dragoneer Financial Statements. The Dragoneer Financial Statements (i) fairly present in all material respects the financial position of Dragoneer as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Dragoneer Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e) Dragoneer has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Dragoneer’s and its Subsidiaries’ assets. Dragoneer maintains and, for all periods covered by the Dragoneer Financial Statements, has maintained books and records of Dragoneer in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Dragoneer in all material respects

(f) Since its incorporation, Dragoneer has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Dragoneer to Dragoneer’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of Dragoneer to Dragoneer’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of Dragoneer who have a significant role in the internal controls over financial reporting of Dragoneer.

Section 4.14 No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the Dragoneer Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the Dragoneer Disclosure Schedules), (c) that are incurred in connection with or incidental or related to a Dragoneer Party’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 5.10(d) or incurred in accordance with Section 5.10(d) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the Dragoneer Financial Statements included in the Dragoneer SEC Reports, none of the Dragoneer Parties has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 4.15 Tax Matters.

(a) Dragoneer has prepared and filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and Dragoneer has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Dragoneer has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) Dragoneer is not currently the subject of a Tax audit or examination with respect to material taxes. Dragoneer has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d) Dragoneer has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any Dragoneer Party which agreement or ruling would be effective after the Closing Date.

(f) None of the Dragoneer Parties is and none of the Dragoneer Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) Each Dragoneer Party is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(h) None of the Dragoneer Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger or the Domestication from qualifying for the Intended Tax Treatment. To the knowledge of Dragoneer, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by a Group Company or a Company Shareholder or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that could reasonably be expected to prevent the Merger (or, if applicable, the Alternative Transaction Structure) or the Domestication from qualifying for the Intended Tax Treatment.

Section 4.16 Investigation; No Other Representations.

(a) Each Dragoneer Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (ii) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Ancillary Documents to which it is or will be a party, each Dragoneer Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each Dragoneer Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in Article 3 and in the Ancillary Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby.

Section 4.17 Compliance with International Trade & Anti-Corruption Laws.

(a) Since the Lookback Date, neither Dragoneer nor, to Dragoneer’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of comprehensive Sanctions and Export Control Laws (at the time of this Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria); (iii) an entity fifty percent (50%) or more-owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in dealings with or for the benefit of any Person described in clauses (i)—(iii), in each case in violation of applicable Sanctions and Export Control Laws.

(b) Since the Lookback Date, neither Dragoneer nor, to Dragoneer’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person; (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate for any improper purpose or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 4.18 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING AND THE ANCILLARY DOCUMENTS, NONE OF THE DRAGONEER PARTIES, ANY DRAGONEER NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH DRAGONEER PARTY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY DRAGONEER PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY DRAGONEER PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH DRAGONEER PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE 4, ANY CERTIFICATES REQUIRED TO BE DELIVERED IN CONNECTION WITH THE CLOSING OR THE ANCILLARY DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY DRAGONEER PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY DRAGONEER PARTY, ANY DRAGONEER NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE 5

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 5.1(a) or Section 5.1(b) of the Company Disclosure Schedules, or as consented to in writing by Dragoneer (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole; provided, however that the Company may pursue and consummate any Permitted Recapitalization.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement, any Ancillary Document or any Permitted Recapitalization, as required by applicable Law, as set forth on Section 5.1(b) of the Company Disclosure Schedules or as consented to in writing by Dragoneer (such consent, other than in the case of Section 5.1(b)(i), Section 5.1(b)(ii)(A), Section 5.1(b)(iv), Section 5.1(b)(xii), Section 5.1(b)(xiv), Section 5.1(b)(xv), Section 5.1(b)(xvi) or Section 5.1(b)(xvii) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase or redeem any outstanding Equity Securities of any Group Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii) (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof, except, in each case, for acquisitions whose aggregate consideration (for all such acquisitions) is not greater than $200,000,000;

(iii) adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents or the Company Shareholders Agreement;

(iv) (A) sell, assign, abandon, lease, license or otherwise dispose of any material assets or material properties of any Group Company, other than inventory or obsolete equipment or grants by any Group Company of non-exclusive rights in Intellectual Property, in each case in the ordinary course of business, or (B) create, subject to or incur any Lien on any material assets or properties of any Group Company (other than Permitted Liens);

(v) transfer, issue, sell, grant, pledge or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than the issuance of shares of the applicable class of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement; provided, that the Company may, for the avoidance of doubt, issue the Forward Purchase Shares on the terms and subject to the conditions set forth in this Agreement and the Forward Purchase Agreements;

(vi) incur, create or assume any Indebtedness for borrowed money, other than ordinary course trade payables and the Permitted Recapitalization Financing;

(vii) other than in connection with any Permitted Recapitalization Financing (and in any event not to exceed the amount of a Permitted Recapitalization Financing), (A) amend or modify the Credit Agreement or waive any rights thereunder in a manner that is materially adverse to the Dragoneer Parties or (B)(i) materially fail to comply with the terms of the Credit Agreement in a manner that will result in an Event of Default (as defined in the Credit Agreement) and (ii) fail to promptly notify Dragoneer of any Default (as defined in the Credit Agreement) of which the Company is aware or any Event of Default (as defined in the Credit Agreement), in each case, after the date hereof under the Credit Agreement;

(viii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans, guarantees or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(ix) except (x) as required under the terms of any Employee Benefit Plan of any Group Company that is set forth on the Section 3.11(a) of the Company Disclosure Schedules or (y) in the ordinary course of business consistent with past practice or as otherwise required by Law (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting any Group Company to take any action that is prohibited by any other provision of this Section 5.1(b)), (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of any Group Company or any material benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement (other than termination of any consulting or similar agreement with any individual independent contractor with annual compensation in excess of $250,000), (B) materially increase the compensation or benefits payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of any Group Company, (E) negotiate, enter into, amend or extend any Contract with a Union, or (F) hire or engage, or terminate the employment or engagement of (other than for cause), any employee or individual independent contractor with annual compensation in excess of $250,000 other than for cause;

(x) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(xi) enter into any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies in excess of $2,000,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or Dragoneer or any of its Affiliates after the Closing);

(xii) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company;

(xiii) change any Group Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xiv) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xv) make any Change of Control Payment that is not set forth on Section 3.2(f) of the Company Disclosure Schedules;

(xvi) (A) amend, modify or terminate any Material Contract of the type described in Section 3.7(a)(ix) or Section 3.7(a)(xii)(B) (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (B) waive any material benefit or right under any Material Contract of the type described in Section 3.7(a)(ix) or Section 3.7(a)(xii)(B) or (C) enter into any Contract that would constitute a Material Contract of the type described in Section 3.7(a)(ix) or Section 3.7(a)(xii)(B); or

(xvii) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Notwithstanding anything in this Section 5.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give Dragoneer, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with any Law, Order, directive, pronouncement or guideline issued by a Governmental Entity providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, COVID-19 shall in no event be deemed to constitute a breach of Section 5.1 and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the board of directors of the Company reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 5.1; provided, however, (i) in the case of each of clause (b) and (c), the Company shall give Dragoneer prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to Dragoneer promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(ix), Section 5.1(b)(xii), Section 5.1(b)(xiv), Section 5.1(b)(xv), Section 5.1(b)(xvi) or Section 5.1(b)(xvii) (to the extent related to any of the foregoing).

Section 5.2 Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 6 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and delivery such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the Investor PIPE Financing on the terms and subject to the conditions set forth in the Investor Subscription Agreements (including, in the case of Dragoneer, by obtaining the Company’s prior written consent prior to consenting to any termination of the Investor Subscription Agreements), (iii) using reasonable best efforts to issue the Forward Purchase Shares on the terms and subject to the conditions set forth in the Forward Purchase Agreements and (iv) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 5.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, Dragoneer)). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that each Party shall pay fifty percent (50%) of the HSR Act filing fee; provided, further, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within five (5) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. Dragoneer shall promptly inform the Company of any communication between any Dragoneer Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Dragoneer of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (a) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Dragoneer and the Company. Nothing in this Section 5.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with Dragoneer’s and the Company’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Dragoneer Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Dragoneer Party) or Dragoneer (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Dragoneer Party, the Company, or, in the case of the Company, Dragoneer in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any Dragoneer Party, the Company, or, in the case of the Company, Dragoneer, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this Article 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Dragoneer, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Dragoneer, any of the Dragoneer Parties or any of their respective Representatives (in their capacity as a representative of a Dragoneer Party) or, in the case of the Company, any Group Company or any of their respective

Representatives (in their capacity as a representative of the Company or any Group Company). Dragoneer and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, the Company shall, subject to and without limiting the covenants and agreements, and the rights of Dragoneer, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation; provided, however, that until the earlier of the Closing or termination of this Agreement in accordance with its terms, in no event shall the Company, any other Group Company or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of Dragoneer or, following the Closing, the Sponsor (in each case, not to be unreasonably withheld, conditioned or delayed, provided that it shall be deemed to be reasonable for Dragoneer or, following the Closing, the Sponsor to withhold, condition or delay its consent if any such settlement or compromise (A) prejudices the rights or defenses of any Dragoneer Related Party or Representative thereof that is and remains party to such Transaction Litigation and any such Dragoneer Related Party does not receive a legally binding, full, unconditional and irrevocable release, (B) provides for (x) the payment of cash any portion of which is directly payable by Dragoneer (other than following the Closing), any Dragoneer Related Party or Representative thereof, unless Dragoneer, such Dragoneer Related Party or Representative thereof, as applicable, has consented in writing to such provision or (y) any non-monetary, injunctive, equitable or similar relief against Dragoneer (other than following the Closing) or any Dragoneer Related Party or any of their respective Representatives or (C) contains an admission of wrongdoing or Liability by Dragoneer (other than following the Closing) or a Dragoneer Related Party or any of its or their Representatives). Without limiting the generality of the foregoing, in no event shall Dragoneer, any of the Dragoneer Parties or any of their respective Representatives settle or compromise any Transaction Litigation without the Company’s prior written consent.

Section 5.3 Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference; provided, that notwithstanding anything to the contrary in the Confidentiality Agreement, Dragoneer hereby acknowledges and agrees that the Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby or hereby. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or either Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Dragoneer and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of the Group Companies). Notwithstanding the foregoing, none of the Group Companies shall be required to provide to Dragoneer or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law, and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any Dragoneer Party, any Dragoneer Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Dragoneer shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Dragoneer Parties (in a manner so as to not interfere with the normal business operations of the Dragoneer Parties). Notwithstanding the foregoing, Dragoneer shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Dragoneer Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Dragoneer Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Dragoneer Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), Dragoneer shall use, and shall cause the other Dragoneer Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a Dragoneer Party, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Dragoneer shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 5.4 Public Announcements.

(a) Subject to Section 5.4(b), Section 5.7 and Section 5.8, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and Dragoneer or, after the Closing, Dragoneer; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any Dragoneer Party, or Dragoneer, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with Dragoneer and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that (A) OH Cypress Aggregator, L.P., TCV IX, L.P., TCV IX (A), L.P., TCV IX (B), L.P., TCV Member Fund, L.P., Cypress Investor Holdings, L.P., GPE VIII CCC Co-Investment (Delaware) Limited Partnership and Advent International GPE VIII-C Limited Partnership and their respective Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, and (B) the Sponsor and its Representatives may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, provided that in each of clause (A) and (B) above the recipients of such information are subject to customary confidentiality obligations prior to the receipt of such information.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Dragoneer prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Dragoneer shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Dragoneer shall consider such comments in good faith. The Company, on the one hand, and Dragoneer, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Dragoneer, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Dragoneer shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5 Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and Dragoneer shall (and shall cause its respective Affiliates to) use commercially reasonable efforts to cause it to so qualify. The Parties intend that the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code, and each Party shall, and shall cause its respective Affiliates to, use commercially reasonable efforts to so qualify. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.5(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the time at which the Required Dragoneer Shareholder Approval has been obtained, the Company determines in good faith that the Merger is not reasonably expected to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the Parties shall, to the extent requested by the Company, restructure the transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify, including by adding a second merger to take place immediately after the Merger whereby the Surviving Company would merge with and into a new limited liability company that is a wholly owned Subsidiary of Dragoneer (“Newco”), with Newco being the surviving company in such merger (such Alternative Transaction Structure, a “Two-Step Merger”); provided, that no Alternative Transaction Structure shall be materially and disproportionately adverse to Dragoneer (or its direct or indirect owners) or the Company (or its direct or indirect owners), it being understood that a Two-Step Merger shall not be considered materially and disproportionately adverse to Dragoneer (or its direct or indirect owners) or the Company (or its direct or indirect owners).

(ii) Dragoneer and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, (A) the Merger qualifying for the Intended Tax Treatment, and (B) in the case of Dragoneer, the Domestication qualifying for the Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted in such connection, Dragoneer and the Company shall deliver to Ropes & Gray LLP and Kirkland & Ellis, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement, and, if required, Dragoneer shall request Ropes & Gray LLP to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Domestication and, if required, the Company shall request Kirkland & Ellis LLP to furnish an opinion, subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger.

(b) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and making available to the Pre-Closing Dragoneer Holders information reasonably necessary to compute any income of any such holder (or its direct or indirect owners) arising (i) if applicable, as a result of Dragoneer’s status as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code or a “controlled foreign corporation” within the meaning of Section 957(a) of the Code for any taxable period ending on or prior to the Closing, including timely providing (A) a PFIC Annual Information Statement to enable such holders to make a “Qualifying Electing Fund” election under Section 1295 of the Code for such taxable period, and (B) information to enable applicable holders to report their allocable share of “subpart F” income under Section 951 of the Code for such taxable period and (ii) under Section 367(b) of the Code and the Treasury Regulations promulgated thereunder as a result of the Domestication.

(c) Dragoneer Taxable Year. The Parties agree to treat the taxable year of Dragoneer as ending on the date of the Domestication for U.S. federal income tax purposes.

(d) Transfer Taxes. The Surviving Company shall be responsible for any sales, use, real property transfer, stamp or other similar transfer Taxes imposed in connection with the Merger or the other transactions contemplated by this Agreement.

Section 5.6 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and, with respect to clauses (iii) and (iv), the Company’s current or future parent entity, Affiliate, or Subsidiary, and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, seek, entertain, encourage (including by means of furnishing or disclosing information), facilitate, endorse, recommend, accept, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (whether formal or informal, written, oral or otherwise) with respect to a Company Acquisition Proposal; (ii) furnish or provide any non-public information or documents to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into, participate in or continue in any discussions or negotiations with any third party in connection with or related to, or approve, accept, or enter into any letter of intent, term sheet or Contract or other arrangement or understanding regarding, any Company Acquisition Proposal; (iv) prepare, submit, file or take any steps in connection with a public or other offering or sale of any Equity Securities of any Group Company (or any Affiliate, current or future parent entity or successor of any Group Company), including making any filings or confidential submissions to the SEC related thereto; (v) consummate any Company Acquisition Proposal or (vi) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) terminate, and cause each of its parent entities, Affiliates and Subsidiaries, and its and their Representatives to terminate, any and all existing discussions or negotiations with any Person or group of Persons other than Dragoneer and its Affiliates regarding a Company Acquisition Proposal, (B) notify Dragoneer promptly upon receipt of any Company Acquisition Proposal by any Group Company or Affiliate or any officer, director, equity holder, employee or other Representative, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and to provide a copy of any such Company Acquisition Proposal, if extended in writing, and (C) keep Dragoneer reasonably informed on a current basis of any modifications to such offer or information.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Dragoneer Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, encourage (including by means of furnishing or disclosing information), facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Dragoneer Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Dragoneer Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Dragoneer Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any Dragoneer Party (or any Affiliate or successor of any Dragoneer Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Dragoneer agrees to (A) notify the Company promptly upon receipt of any Dragoneer Acquisition Proposal by any Dragoneer Party, and to describe the material terms and conditions of any such Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Dragoneer Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information.

Section 5.7 Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, Dragoneer and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Dragoneer or the Company, as applicable), and Dragoneer shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of Dragoneer which will be included therein as a prospectus and which will be used for the Dragoneer Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Dragoneer’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and NYSE). Each of Dragoneer and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies, the provision of financial statements (audited and unaudited) of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC and to cause the Group Companies’ independent auditor to deliver the required audit opinions and consents); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Dragoneer, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.7 or for including in any other statement, filing, notice or application made by or on behalf of Dragoneer to the SEC or NYSE in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 5.5(a)(iii). If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any Dragoneer Party, the Company, or, in the case of the Company, Dragoneer, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of Dragoneer, the Company, or, in the case of the Company, Dragoneer (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Dragoneer shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing Dragoneer Holders. Dragoneer shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Dragoneer Shares for offering or sale in any jurisdiction, and Dragoneer and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.8 Dragoneer Shareholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Dragoneer shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its shareholders (the “Dragoneer Shareholders Meeting”) in accordance with the Governing Documents of Dragoneer, for the purposes of obtaining the Dragoneer Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a Dragoneer Shareholder Redemption. Dragoneer shall, through unanimous approval of its board of directors, recommend to its shareholders (the “Dragoneer Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and the approval of the Domestication (the “Domestication Proposal”); (iii) the adoption and approval of the issuance of the Dragoneer Shares in connection with the transactions contemplated by this Agreement as required by NYSE listing requirements (the “NYSE Proposal”); (iv) the adoption and approval of the Dragoneer Certificate of Incorporation (the “Charter Proposal”) and the adoption and approval of the amendments to the Governing Documents of Dragoneer contemplated by the Dragoneer Certificate of Incorporation and the Dragoneer Bylaws (the “Governing Document Proposals”); (v) the adoption and approval of the Dragoneer Incentive Equity Plan (the “Equity Incentive Plan Proposal”); (vi) the adoption and approval of each other proposal that either the SEC or NYSE (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (vii) the adoption and approval of each other proposal reasonably agreed to by Dragoneer and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (viii) the adoption and approval of a proposal for the adjournment of the Dragoneer Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii) together, the “Transaction Proposals”); provided, that Dragoneer may adjourn the Dragoneer Shareholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Dragoneer Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Dragoneer has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Dragoneer Holders prior to the Dragoneer Shareholders Meeting or (D) if the holders of Dragoneer Class A Shares have elected to redeem a number of Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 6.1(g) not being satisfied; provided that, without the consent of the Company, in no event shall Dragoneer adjourn the Dragoneer Shareholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The Dragoneer recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Dragoneer covenants that none of the Dragoneer Board or Dragoneer nor any committee of the Dragoneer Board shall withdraw or modify, or propose publicly or by formal action of the Dragoneer Board, any committee of the Dragoneer Board or Dragoneer to withdraw or modify, in a manner adverse to the Company, the Dragoneer Board Recommendation or any other recommendation by the Dragoneer Board or Dragoneer of the proposals set forth in the Registration Statement / Proxy Statement.

Section 5.9 Chariot Merger Sub Shareholder Approval. As promptly as reasonably practicable (and in any event within one Business Day) following the date of this Agreement, Dragoneer, as the sole shareholder of Chariot Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Chariot Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 5.10 Conduct of Business of Dragoneer. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Dragoneer shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement, the Forward Purchase Agreements or any Ancillary Document (including, for the avoidance of doubt, in connection with the Domestication or the Investor PIPE Financing), as required by applicable Law, as set forth on Section 5.10 of the Dragoneer Disclosure Schedules or as consented to in writing by the Company, do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to, or waive any provisions of, the Trust Agreement, Warrant Agreement, the Forward Purchase Agreements or the Governing Documents of any Dragoneer Party or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Dragoneer or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Dragoneer or any of its Subsidiaries, as applicable;

(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d) incur, create or assume any Indebtedness or other Liability, except for Indebtedness for borrowed money in an amount not to exceed $2,000,000 in the aggregate;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Dragoneer or any of its Subsidiaries;

(f) issue any Equity Securities of Dragoneer or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of Dragoneer or any of its Subsidiaries, other than (i) issuances of Dragoneer Warrants to the Sponsor for repayment of loans made by the Sponsor to Dragoneer to the extent such loans and such conversion are approved in advance and in writing by the Company and (ii) issuances of the Company Earnout Shares and the Sponsor Earnout Shares;

(g) enter into, renew, modify or revise any Dragoneer Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Dragoneer Related Party Transaction), other than (i) issuances of Dragoneer Warrants to the Sponsor for repayment of loans made by the Sponsor to Dragoneer and (ii) issuances of the Company Earnout Shares and the Sponsor Earnout Shares;

(h) engage in any activities or business, other than activities or business (i) in connection with or incidental or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incidental or related to, this Agreement, any Ancillary Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(i) make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(k) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(l) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.10.

Notwithstanding anything in this Section 5.10 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any Dragoneer Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Dragoneer Party from using the funds held by Dragoneer outside the Trust Account to pay any Dragoneer Expenses or Dragoneer Liabilities or from otherwise distributing or paying over any funds held by Dragoneer outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.11 NYSE Listing . Dragoneer shall use its reasonable best efforts to cause: (a) Dragoneer’s initial listing application with NYSE in connection with the transactions contemplated by this Agreement to have been approved: (b) Dragoneer to satisfy all applicable initial and continuing listing requirements of NYSE; and (c) the Dragoneer Shares issuable in accordance with this Agreement, including the Domestication and the Merger, to be approved for listing on NYSE (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time. For the avoidance of doubt, no amendments, supplements, restatements or modifications to the Trust Agreement, Warrant Agreement, Forward Purchase Agreements, the Investor Subscription Agreements or the Governing Documents of any Dragoneer Party or any of its Subsidiaries that are adverse to Dragoneer, the Sponsor, Willett or Sponsor’s Affiliates in any material respect shall be required for Dragoneer to satisfy the conditions set forth in this Section 5.11.

Section 5.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 6 and provision of notice thereof to the Trustee, (a) at the Closing, Dragoneer shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of Dragoneer pursuant to the Dragoneer Shareholder Redemption, (B) pay the amounts due to the underwriters of Dragoneer’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to Dragoneer in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.13 Transaction Support Agreements; Company Shareholder Approval; Investor Subscription Agreements; Forward Purchase Agreements.

(a) On the second (2nd) calendar day following the date of this Agreement (the “Transaction Support Agreement Deadline”), the Company shall deliver, or cause to be delivered, to Dragoneer the Transaction Support Agreements duly executed by each Supporting Company Shareholder.

(b) As promptly as reasonably practicable (and in any event within two Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act (the “Company Shareholder Written Consent Deadline”), the Company shall obtain and deliver to Dragoneer a true and correct copy of a written consent (in form and substance reasonably satisfactory to Dragoneer) approving this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) that is duly executed by the Company Shareholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company Shareholders Agreement (the “Company Shareholder Written Consent”). The Company, through its board of directors, shall recommend to the holders of Company Shares the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger).

(c) Dragoneer may not modify or waive any provisions of an Investor Subscription Agreement or the Forward Purchase Agreements without the prior written consent of the Company; provided that any modification or waiver that is solely ministerial in nature or otherwise immaterial and does not affect any economic or any other material term of an Investor Subscription Agreement or the Forward Purchase Agreements shall not require the prior written consent of the Company.

(d) As promptly as reasonably practicable (and in any event prior to the earlier of (x) the time at which the Company delivers the Allocation Schedule to Dragoneer pursuant to Section 2.3 or (y) the time at which the Company is required to deliver to the Allocation Schedule to Dragoneer pursuant to Section 2.3), the Company shall either (i) obtain and deliver to Dragoneer a true and correct copy of a written consent (in form and substance reasonably satisfactory to Dragoneer) approving the Allocation Schedule (and calculations and determinations therein) that is duly executed by the Company Shareholders holding the requisite number of Company Shares required to approve such matter in accordance with the DGCL, the Company’s Governing Documents, the Company Shareholders Agreement and each other Contract to which the Company is a party or bound that governs or otherwise relates to the Company Shares or (ii) amend or otherwise modify, or cause to be amended or otherwise modified, the Governing Documents of the Company, the Company Shareholders Agreement and each other Contract to which the Company is a party or bound that governs or otherwise relates to the Company Shares, in each case, solely to the extent necessary for the Allocation Schedule (and the calculations and determinations therein) to comply with clause (C) of Section 2.3 and otherwise in a form and substance reasonably satisfactory to Dragoneer.

(e) The Company may not amend, modify or waive any provisions of a Dragoneer Shareholder Support Agreement without the prior written consent of Dragoneer.

Section 5.14 Dragoneer Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of each Dragoneer Party, as provided in the applicable Dragoneer Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Dragoneer will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Dragoneer shall advance, or caused to be advanced, expenses in connection with such indemnification as provided in the applicable Dragoneer Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Dragoneer Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any Dragoneer Party (the “Dragoneer D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such Dragoneer D&O Person was a director or officer of any Dragoneer Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) Dragoneer shall not have any obligation under this Section 5.14 to any Dragoneer D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Dragoneer D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years after the Effective Time, Dragoneer shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of the Dragoneer Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Dragoneer’s directors’ and officers’ liability insurance policies as of the date of this Agreement. Alternatively, Dragoneer shall purchase a six-year extended reporting period or tail insurance policy that affords coverage which is no less favorable in the aggregate to the insured than the coverage provided under Dragoneer’s directors’ and officers’ liability insurance policies as of the date of this Agreement. In either event, Dragoneer shall not be obligated to pay annual premiums in excess of three hundred and fifty percent (350%) of the most recent annual premium paid by Dragoneer prior to the date of this Agreement and, in such event, Dragoneer shall purchase the maximum coverage available for three hundred and fifty percent (350%) of the most recent annual premium paid by Dragoneer prior to the date of this Agreement.

(d) If Dragoneer or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Dragoneer shall assume all of the obligations set forth in this Section 5.14.

(e) The Dragoneer D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.14 are intended to be third-party beneficiaries of this Section 5.14. This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Dragoneer.

Section 5.15 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Dragoneer will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Dragoneer shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of Dragoneer or the Group Companies shall have any obligation under this Section 5.15 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and Dragoneer shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time (the “Company D&O Tail Policy”). Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, Dragoneer or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred and fifty percent (350%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement and, in such event, the Company, Dragoneer or one of their respective Affiliates shall purchase the maximum coverage available for three hundred and fifty percent (350%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) If Dragoneer or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Dragoneer shall assume all of the obligations set forth in this Section 5.15.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of n

Section 5.16 Post-Closing Directors and Officers.

(a) Dragoneer shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the Dragoneer Board shall initially consist of nine (9) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of three (3) directors, Class II consisting of three (3) directors and Class III consisting of three (3) directors; (ii) the members of the Dragoneer Board are the individuals determined in accordance with Section 5.16(b); (iii) the members of the compensation committee, audit committee and nominating committee of the Dragoneer Board are the individuals determined in accordance with Section 5.16(c); and (iv) the officers of Dragoneer (the “Officers”) are the individuals determined in accordance with Section 5.16(d).

(b) The nine (9) individuals identified on Section 5.16(b) of the Company Disclosure Schedules shall be directors on the Dragoneer Board immediately after the Effective Time, including six (6) individuals designated by Advent (each, an “Advent Designee”), the individual designated by the Company (the “Company Designee”) and two (2) individuals designated by certain of the other parties to the Shareholder Rights Agreement. Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing Dragoneer Holders, the

Company may in its sole discretion replace any Company Designee with any individual by notice to Dragoneer. Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing Dragoneer Holders, the board of directors of the Company shall designate whether each individual who will serve on the Dragoneer Board immediately after the Effective Time will be designated as a member of Class I, Class II or Class III.

(c) Following the Effective Time, the seven (7) individuals identified on Section 5.16(c) of the Company Disclosure Schedule shall serve as a member of the committee of the Dragoneer Board specified next to such individual’s name, subject to applicable listing rules of NYSE and applicable Law.

(d) The individuals identified on Section 5.16(d) of the Company Disclosure Schedules shall be the Officers immediately after the Effective Time designated by Dragoneer and the Company, with each such individual holding the title set forth opposite his or her name. In the event that such individuals identified on Section 5.16(d) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing Dragoneer Holders, Dragoneer and the Company may designate another individual to replace such individual to serve as such Officer by amending Section 5.16(d) of the Company Disclosure Schedules to include such replacement individual as such Officer.

Section 5.17 PCAOB Financials.

(a) As promptly as reasonably practicable, the Company shall deliver to Dragoneer (i) the Closing Company Financial Statements, and (ii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), as applicable that is required to be included in the Registration Statement / Proxy Statement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (A) will fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, Dragoneer in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Dragoneer with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.18 FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Dragoneer (a) a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with evidence that the Company has provided notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, in a form and substance reasonably acceptable to Dragoneer, (b) a statement in accordance with the requirements of Treasury Regulations Section 1.1445-2(b)(2) from the Company certifying that it is not a “foreign person” as defined in Section 1445(f)(3) of the Code and (c) an IRS Form W-9 duly executed by the Company.

Section 5.19 Dragoneer Incentive Equity Plan. Prior to the effectiveness of the Registration Statement / Proxy Statement, the Dragoneer Board shall approve and adopt an equity incentive plan, substantially in the form as the Company and Dragoneer mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Dragoneer, as applicable) (the “Dragoneer Incentive Equity Plan”), in the manner prescribed under applicable Law, effective as of one day prior to the Closing Date, reserving for grant thereunder the number of Dragoneer Shares set forth on Section 5.19 of the Company Disclosure Schedules, if applicable, plus the number of Dragoneer Shares issuable upon the exercise or conversion of the Company Options. The Dragoneer Incentive Equity Plan will provide that the Dragoneer Shares reserved for issuance thereunder will automatically increase annually on the first day of each fiscal year beginning with the 2022 fiscal year in an amount equal to the percentage of Dragoneer Shares outstanding on the last day of the immediately preceding fiscal year set forth on Section 5.19 of the Company Disclosure Schedules or such lesser amount as determined by the administrator of the Dragoneer Incentive Equity Plan.

Section 5.20 Financing Cooperation. From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 7.1, in order to assist the Company in connection with any Permitted Recapitalization Financing, Dragoneer shall, and shall cause its Affiliates and use commercially reasonable efforts to cause its and such Affiliates’ respective officers, employees, attorneys, agents and other Representatives to, upon the reasonable request of the Company, (a) promptly provide all documentation and other information required with respect to Dragoneer and/or the Public Shareholders by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the

USA PATRIOT Act, and a customary beneficial ownership certification, in each case, as reasonably requested by any financing source in connection with such Permitted Recapitalization Financing and to the extent reasonably available or accessible to Dragoneer, and (b) provide customary cooperation to the Company in connection with the arrangement, implementation and consummation of such Permitted Recapitalization Financing. For the avoidance of doubt, the Company’s ability to consummate a Permitted Recapitalization and Dragoneer’s compliance with this Section 5.20 shall not be construed as conditions to the consummation of the transactions contemplated by this Agreement.

Section 5.21 Section 16 Matters. Prior to the Effective Time, Dragoneer shall take all such steps (to the extent permitted under applicable Law) as are reasonable necessary to cause any acquisition or disposition of Dragoneer Class A Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement or the Ancillary Documents (including the Investor PIPE Financing, the Company Earnout Shares and the Sponsor Earnout Shares) by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to the Surviving Company, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED

BY THIS AGREEMENT

Section 6.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) the Company Shareholder Written Consent shall have been obtained;

(e) the Required Dragoneer Shareholder Approval shall have been obtained;

(f) after giving effect to the transactions contemplated hereby (including the Investor PIPE Financing), Dragoneer shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time; and

(g) the Trust Account Proceeds shall be equal to or greater than $207,000,000.

Section 6.2 Other Conditions to the Obligations of the Dragoneer Parties. The obligations of the Dragoneer Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Dragoneer (on behalf of itself and the other Dragoneer Parties) of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.2(a) and Section 3.8(a)) and the representations and warranties of the Company set forth in Section 3.16(n) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.8(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date); provided, however, that this clause (iii) shall be deemed to be satisfied if no Company Material Adverse Effect is continuing, and (iv) the representations and warranties of the of the Company set forth in Article 3 (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.16(n)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing; and

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Dragoneer a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to Dragoneer.

Section 6.3 Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the Dragoneer Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a)) and the representations and warranties of the Dragoneer Parties set forth in Section 4.15(h) shall be true and correct (without giving effect to any limitation as to “materiality” or “Dragoneer Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of the Dragoneer Parties (other than the Dragoneer Fundamental Representations and the representations and warranties of the Dragoneer Parties set forth in Section 4.15(h)) contained in Article 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Dragoneer Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Dragoneer Material Adverse Effect;

(b) the Dragoneer Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing (except, for the avoidance of doubt, for the obligations set forth in Section 5.20);

(c) Dragoneer’s initial listing application with NYSE in connection with the transactions contemplated by this Agreement shall have been approved and, immediately following the Effective Time, Dragoneer shall satisfy any applicable initial and continuing listing requirements of NYSE, and Dragoneer shall not have received any notice of non-compliance therewith that has not been cured or would not be cured at or immediately following the Effective Time, and the Dragoneer Shares (after giving effect, for the avoidance of doubt, to the Domestication and, including, for the avoidance of doubt, the Dragoneer Shares to be issued pursuant to the Merger) shall have been approved for listing on NYSE;

(d) Aggregate Closing FPA Proceeds shall be equal to or greater than $175,000,000, at least $150,000,000 of which shall be provided by Sponsor;

(e) the Domestication shall have been consummated on the Closing Date prior to the Effective Time;

(f) Dragoneer shall have made all necessary arrangements to cause the Trustee to release all of the funds contained in the Trust Account available to Dragoneer upon the Closing; and

(g) at or prior to the Closing, Dragoneer shall have delivered, or caused to be delivered, to the Company a certificate duly executed by an authorized officer of Dragoneer, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company.

Section 6.4 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2. None of the Dragoneer Parties may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was proximately caused by a Dragoneer Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2.

ARTICLE 7

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Dragoneer and the Company;

(b) by Dragoneer, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Dragoneer, and (ii) the Termination Date; provided, however, that none of the Dragoneer Parties is then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if any Dragoneer Party has failed to perform any covenant or agreement on the part of such applicable Dragoneer Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Dragoneer by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

(d) by either Dragoneer or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to August 2, 2021 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Dragoneer if any Dragoneer Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either Dragoneer or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f) by either Dragoneer or the Company if the Dragoneer Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, Dragoneer’s shareholders have duly voted and the Required Dragoneer Shareholder Approval was not obtained; or

(g) by Dragoneer, if the Company does not deliver, or cause to be delivered to Dragoneer (i) a Transaction Support Agreement duly executed by each Supporting Company Shareholder in accordance with Section 5.13(a) on or prior to the Transaction Support Agreement Deadline or (ii) the Company Shareholder Written Consent in accordance with Section 5.13(b) on or prior to the Company Shareholder Written Consent Deadline.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 5.3(a), this Section 7.2, Article 8 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto in accordance with their respective terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Investor Subscription Agreement, any Confidentiality Agreement, any Transaction Support Agreement, any Dragoneer Shareholder Support Agreement or the Sponsor Letter Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder.

ARTICLE 8

MISCELLANEOUS

Section 8.1 Non-Survival. Other than those representations, warranties and covenants set forth in Sections 2.1, 2.4, 2.5, 3.24, 3.25, 4.16 and 4.18, each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 8.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no claim for breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) may be brought with respect thereto after the Effective Time against any Party, any Company Non-Party Affiliate or any Dragoneer Non-Party Affiliate. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms, and each covenant and agreement contained in any Ancillary Document that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms and any other provision in any Ancillary Document that expressly survives the Effective Time shall so survive the Effective Time in accordance with the terms of such Ancillary Document.

Section 8.2 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Subject to the Shareholder Rights Agreement, this Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) Dragoneer and the Company prior to Closing and (b) Dragoneer and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void.

Section 8.3 Amendment. Subject to the Shareholder Rights Agreement, this Agreement may be amended or modified only by a written agreement executed and delivered by (a) Dragoneer and the Company prior to the Closing and (b) Dragoneer and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio.

Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to any Dragoneer Party, to:

c/o Dragoneer Growth Opportunities Corp.

1 Letterman Drive, Building D, Suite M-500

San Francisco, CA 94129

Attention: Michael Dimitruk

Pat Robertson

E-mail:     Michael@Dragoneer.com

Pat@Dragoneer.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111

Attention: Thomas Holden

Jay Freedman

E-mail:     thomas.holden@ropesgray.com

jason.freedman@ropesgray.com

(b) If to the Company, to:

c/o Cypress Holdings, Inc.

222 Merchandise Mart Plaza, Suite 900

Chicago, IL 60654-1105

Attention: Githesh Ramamurthy

Kevin Kane

James Westra

Email:      gramamurthy@cccis.com

kkane@cccis.com

jwestra@AdventInternational.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention: Douglas Ryder, P.C.

Willard S. Boothby, P.C.

Christian O. Nagler

E-mail:     douglas.ryder@kirkland.com

willard.boothby@kirkland.com

christian.nagler@kirkland.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware (except that the Cayman Islands Act shall also apply to the Domestication).

Section 8.6 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Dragoneer shall pay, or cause to be paid, all Unpaid Dragoneer Expenses and (b) if the Closing occurs, then Dragoneer shall pay, or cause to be paid, all Unpaid Expenses.

Section 8.7 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is not exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Dragoneer, any documents or other materials posted to the electronic data room located at Venue (https://wwwna.dfsvenue.com) under the project name “Project Handel” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 8.8 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Dragoneer Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Dragoneer Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 4 (in the case of the Dragoneer Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3 or Article 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.14, Section 5.15 and the two subsequent sentences of this Section 8.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 5.16(c), Section 8.2, Section 8.3, Section 8.14 and this Section 8.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13 and this Section 8.9 (to the extent related to the foregoing).

Section 8.10 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.11 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 8.12 Knowledge of Company; Knowledge of Dragoneer. For all purposes of this Agreement, the phrase “to the Company’s knowledge,” “to the knowledge of the Company” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For all purposes of this Agreement, the phrase “to Dragoneer’s knowledge” and “to the knowledge of Dragoneer” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 8.12(b) of the Dragoneer Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 8.12(a) of the Company Disclosure Schedules or Section 8.12(b) of the Dragoneer Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 8.13 No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any Dragoneer Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the Dragoneer Non-Party Affiliates, in the case of Dragoneer, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, Dragoneer or any Non-Party Affiliate concerning any Group Company, any Dragoneer Party, this Agreement or the transactions contemplated hereby. For the avoidance of doubt, if the Merger is not consummated for any reason, Dragoneer Funding LLC shall have no Liability to any Party hereunder.

Section 8.14 Extension; Waiver. Subject to the Shareholder Rights Agreement, the Company prior to the Closing and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the Dragoneer Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the Dragoneer Parties set forth herein or (c) waive compliance by the Dragoneer Parties with any of the agreements or conditions set forth herein. Dragoneer may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.15 Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.15.

Section 8.16 Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within State of New York, New York County), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.17 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.18 Trust Account Waiver. Reference is made to the final prospectus of Dragoneer, filed with the SEC (File No. 333-240078) on August 17, 2020 (the “Prospectus”). The Company acknowledges and agrees and understands that Dragoneer has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering and from certain private placements occurring simultaneously with such initial public offering (including interest accrued from time to time thereon) for the benefit of Dragoneer’s public shareholders (including overallotment shares acquired by Dragoneer’s underwriters, the “Public Shareholders”), and Dragoneer may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Dragoneer entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Dragoneer or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with

Dragoneer or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Dragoneer or its Affiliates).

*    *    *    *    *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

DRAGONEER GROWTH OPPORTUNITIES CORP.

By:	/s/ Pat Robertson
Name:	Pat Robertson
Title:	Director, President and Chief Operating Officer

CHARIOT OPPORTUNITY MERGER SUB, INC.

By:	/s/ Pat Robertson
Name:	Pat Robertson
Title:	President

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

CYPRESS HOLDINGS, INC.

By:	/s/ Githesh Ramamurthy
Name:	Githesh Ramamurthy
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement]

Annex A

Investors

[See attached.]

Annex B

Supporting Company Shareholders

[See attached.]

Annex C

Required Governing Document Proposals

Governing Documents Proposal A—Under Proposal A, Dragoneer will be authorized to issue 5,100,000,000 shares, consisting of (a) 5,000,000,000 shares of common stock, par value $0.0001 per share, of Dragoneer and (b) 100,000,000 shares of preferred stock, par value $0.0001 per share, as opposed to the current articles of association, which authorizes Dragoneer to issue from 221,000,000 common stock, including (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 1,000,000 preference shares, par value $0.0001 per share.

Governing Documents Proposal E—Under Proposal E, the existing governing documents will be amended and restated to provide, and all other changes necessary to, or as mutually agreed in good faith by Dragoneer and the Company and desirable in connection with the replacement of existing governing documents as part of the Domestication, including (i) changing the post-Business Combination corporate name from “Dragoneer Growth Opportunities Corp.” to “CCC Intelligent Solutions Holdings Inc.” (which is expected to occur upon the consummation of the Domestication), (ii) making Dragoneer’s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Court for the District of Delaware as the exclusive forum for litigation arising out of the Securities Act of 1933, as amended, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination.

Exhibit A

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of February 2, 2021, is made by and among Dragoneer Growth Opportunities Holdings, a Cayman Islands limited liability company (the “Sponsor”), the other holders of Dragoneer Class B Shares set forth on Schedule I hereto (the “Other Class B Holders”, and together with the Sponsor, collectively, the “Class B Holders”), Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company (“Dragoneer”), Cypress Holdings, Inc., a Delaware corporation (the “Company”) and, solely with respect to Section 6, Marc Stad and Pat Robertson. The Sponsor, the Other Class B Holders, Dragoneer and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as hereinafter defined).

WHEREAS, concurrently with the execution of this Agreement, Dragoneer, the Company and Chariot Opportunity Merger Sub, Inc. are entering into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”), which contemplates that, pursuant to this Agreement, among other things, (a) the Class B Holders will agree to vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Domestication and the Merger) and (b) the Class B Holders will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of Dragoneer or any other anti-dilution or similar protection with respect to all of the Dragoneer Class B Shares.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.        Agreement to Vote. Each Class B Holder hereby agrees to vote (or cause to be voted) at any meeting of the shareholders of Dragoneer or adjournment or postponement thereof (each, a “Shareholders’ Meeting”), and in any action by written resolution of the shareholders of Dragoneer (by taking all action necessary to grant legally effective consent thereto), all of such Class B Holder’s Dragoneer Class B Shares and all other Equity Securities of Dragoneer entitled to vote on the matter that such Class B Holder holds (if any), in each case, of record or beneficially as of the date of this Agreement, or of which such Class B Holder acquires record or beneficial ownership after the date hereof and prior to the record date for the Shareholders’ Meeting (such Dragoneer Class B Shares and such other Equity Securities, collectively, the “Subject Dragoneer Equity Securities”) in favor of the Transaction Proposals and against any action, proposal, transaction, agreement or other matter presented at the Shareholders’ Meeting that would reasonably be expected to (i) result in a breach of any Dragoneer Party’s covenants, agreements or obligations under the Business Combination, (ii) cause any of the conditions to the Closing set forth in Sections 6.1 or 6.2 of the Business Combination not to be satisfied or (iii) otherwise materially impede, materially interfere with, materially delay, materially discourage, materially and adversely affect or materially inhibit the timely consummation of, the transactions contemplated by the Business Combination Agreement.

2.        Waiver of Anti-dilution Protection. Each Class B Holder hereby (a) irrevocably waives, subject to, and conditioned upon, the occurrence of the Closing (for himself, herself or itself and for his, her or its successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Memorandum and Articles of Association of Dragoneer, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which any Dragoneer Class B Shares held by him, her or it convert into Dragoneer Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.

3.        Transfer of Shares.

a.        Each Class B Holder hereby agrees that he, she or it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its Subject Dragoneer Equity Securities or otherwise agree to do any of the foregoing (each, a “Transfer”), (ii) deposit any of his, her or its Subject Dragoneer Equity Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Subject Dragoneer Equity Securities that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its Subject Dragoneer Equity Securities, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more circumstances, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale, assignment, transfer or other disposition of his, her or its Subject Dragoneer Equity Securities even if such Subject Dragoneer Equity Securities would be disposed of by a person other than such Class B Holder or (v) take any action that would have the effect of preventing or materially delaying the performance of his, her or its obligations hereunder; provided, however, that the foregoing provisions of this Section 3(a) shall not apply to any Transfer (A) to Dragoneer’s officers or directors, any affiliates or family member of any of Dragoneer’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (B) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (D) in the case of an individual, pursuant to a qualified domestic relations order; (E) by private sales or transfers made in connection with the transactions contemplated by the Business Combination Agreement; and (F) by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor; provided that any transferee of any Transfer of the type set forth in clauses (A) through (F) must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement prior to the occurrence of such Transfer.

b.        In furtherance of the foregoing, Dragoneer hereby agrees to (i) place a revocable stop order on all Subject Dragoneer Equity Securities subject to Section 3(a), including those which may be covered by a registration statement, and (ii) notify Dragoneer’s transfer agent in writing of such stop order and the restrictions on such Subject Dragoneer Equity Securities under Section 3(a) and direct Dragoneer’s transfer agent not to process any attempts by any Class B Holder to Transfer any Subject Dragoneer Equity Securities except in compliance with Section 3(a).

4.        Sponsor Earnout Shares. Each Class B Holder hereby agrees that (a) prior to the occurrence of a Sponsor Triggering Event, (i) any dividends or other distributions paid or made in respect of any Sponsor Earnout Shares (or any Equity Securities of Dragoneer into which the Sponsor Earnout Shares are converted or for which the Sponsor Earnout Shares are exchanged) held by such Class B Holder shall be set aside by Dragoneer and shall only be paid to such Class B Holder (if at all) upon the occurrence of a Sponsor Triggering Event prior to the tenth anniversary of the Closing Date and (ii) with respect to each matter on which such Class B Holder is entitled to vote any of the Sponsor Earnout Shares owned of record or beneficially by such Class B Holder (or any Equity Securities of Dragoneer into which such Sponsor Earnout Shares are converted or for which such Sponsor Earnout Shares are exchanged), such Class B Holder shall vote such Sponsor Earnout Shares or other Equity Securities (or shall grant or withhold its consent to an action by written consent of the holders of capital stock of the Company) in the manner recommended by the board of directors of Dragoneer, and (b) all of the Sponsor Earnout Shares (or any Equity Securities of Dragoneer into which the Sponsor Earnout Shares are converted or for which the Sponsor Earnout Shares are exchanged) and any dividends or other distributions paid or made in respect thereof shall be automatically and irrevocably forfeited to Dragoneer for no consideration, as a contribution to capital, on the tenth anniversary of the Closing Date if a Sponsor Triggering Event has not occurred before such date.

5.        Other Covenants. Each Class B Holder hereby agrees to be bound by and subject to (a) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Class B Holder is directly a party thereto, (b) the Confidentiality Agreement to the same extent as such provisions apply to Dragoneer, as if such Class B Holder is directly a party thereto, and (b) Section 5.6(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to Dragoneer as if such Class B Holder is directly party thereto.

6.        Termination of Dragoneer Class B Shares Lock-up Period. Each Class B Holder and Dragoneer hereby agree that effective as of the consummation of the Closing (and not before), Section 5 of that certain Letter Agreement, dated August 13, 2020, by and among Dragoneer, the Class B Holders and certain other parties thereto (the “Class B Holder Agreement”), shall be amended and restated in its entirety as follows:

“5.        Reserved.”

The amendment and restatement set forth in this Section 6 shall be void and of no force and effect with respect to the Class B Holder Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.

7.        Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 7(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or for Fraud, (ii) Sections 2, 4, 6 and 11 (solely to the extent related to Section 2, 4 or 6) shall each survive the termination of this Agreement pursuant to Section 7(a), and (iii) Sections 8, 9, 10 and 11 (solely to the extent related to Section 8, 9 or 10) shall survive any termination of this Agreement. For purposes of this Section 7, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) causing such Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

8.        No Recourse. Except for claims pursuant to the Business Combination Agreement or any Ancillary Document by any party thereto against any other party thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be brought against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Dragoneer Non-Party Affiliate (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein), and (b) none of the Company Non-Party Affiliates or the Dragoneer Non-Party Affiliates (other than the Class B Holders named as parties hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or its subject matter or the transactions contemplated hereby.

9.        Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) each Class B Holder makes no agreement or understanding herein in any capacity other than in such Class B Holder’s capacity as a record holder or beneficial owner of the Subject Dragoneer Equity Securities, and not, in the case of each Other Class B Holder, in such Other Class B Holder’s capacity as a director, officer or employee of any Dragoneer Party, and (b) nothing herein will be construed to limit or affect any action or inaction by each Other Class B Holder or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any Dragoneer Party or as an officer, employee or fiduciary of any Dragoneer Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Dragoneer Party.

10.        No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties partners or participants in a joint venture.

11.        Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment). 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Constructions; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

DRAGONEER GROWTH OPPORTUNITIES HOLDINGS

By:
Name: Pat Robertson
Title: Manager

DRAGONEER GROWTH OPPORTUNITIES CORP.

By:
Name: Pat Robertson
Title: President and Chief Operating Officer

CYPRESS HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Sponsor Letter Agreement]

CLASS B HOLDERS:

Douglas Merritt

Sarah J. Friar

Gokul Rajaram

Jay Simons

David D. Ossip

[Signature Page to Sponsor Letter Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Solely with respect to Section 6:

By:
Name: Marc Stad

By:
Name: Pat Robertson

[Signature Page to Sponsor Letter Agreement]

Exhibit B

Confidential

SUBSCRIPTION AGREEMENT

Dragoneer Growth Opportunities Corp.

One Letterman Drive

Building D, Suite M500

San Francisco, CA 94129

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into by and between Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company, which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined herein) (“Dragoneer”), and the undersigned subscriber (the “Investor”), as of the date set forth on Dragoneer’s signature page hereto, in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among Dragoneer, Cypress Holdings, Inc., a Delaware corporation (the “Company”), and Chariot Opportunity Merger Sub, Inc., a Delaware corporation (“Chariot Merger Sub”), pursuant to which, among other things, Chariot Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, after giving effect to such merger, becoming a wholly owned subsidiary of Dragoneer, on the terms and subject to the conditions therein (such merger, the “Transaction”). In connection with the Transaction, Dragoneer is seeking commitments from interested investors to purchase, following the Domestication (as defined below) and prior to the closing of the Transaction, shares of Dragoneer’s common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, Dragoneer is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors” and together with the Investor, the “Investors”), severally and not jointly, pursuant to which the Investors, severally and not jointly, have agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 15,000,000 Shares, at the Per Share Purchase Price.

Prior to the closing of the Transaction (and as more fully described in the Transaction Agreement), Dragoneer will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and Part XII of the Cayman Islands Companies Law (2020 Revision) (the “Domestication”). The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount”.

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and Dragoneer acknowledges and agrees as follows:

1.    Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from Dragoneer, and Dragoneer agrees to issue and sell to the Investor, the number of Shares set forth on the signature page of this Subscription Agreement on the terms and subject to the conditions provided for herein.. The Investor acknowledges and agrees that, as a result of the Domestication, the Shares that will be purchased by the Investor and issued by Dragoneer pursuant hereto shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).

2.    Closing. The closing of the sale of the Shares contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transaction. The Closing shall occur on the date of, and substantially concurrently with and conditioned upon the effectiveness of, the Transaction. Upon (a) satisfaction or waiver in writing of the conditions set forth in Section 3 below and (b) delivery of written notice from (or on behalf of) Dragoneer to the Investor (the “Closing Notice”), that Dragoneer reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to Dragoneer, three (3) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by Dragoneer in the Closing Notice

Confidential

(which account shall not be an escrow account). On the Closing Date, Dragoneer shall issue a number of Shares to the Investor set forth on the signature page to this Subscription Agreement and subsequently cause such Shares to be registered in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws), in the name of the Investor on Dragoneer’s share register; provided, however, that Dragoneer’s obligation to issue the Shares to the Investor is contingent upon Dragoneer having received the Subscription Amount in full accordance with this Section 2. Notwithstanding anything herein to the contrary, in the event the closing of the Transaction does not occur within five (5) business days after the Closing Date specified in the Closing Notice, Dragoneer shall promptly (but not later than one (1) business day thereafter) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book entries for the Shares shall be deemed repurchased and cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Shares at the Closing. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and San Francisco, California are open for the general transaction of business.

3.    Closing Conditions.

a.    The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions:

(i)    no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and

(ii)    (A) all conditions precedent to the closing of the Transaction under the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement and other than those conditions under the Transaction Agreement which, by their nature, are to be satisfied at the closing of the Transaction, including to the extent that any such condition is dependent upon the consummation of the purchase and sale of the Shares pursuant to this Subscription Agreement) or waived and (B) the closing of the Transaction shall be scheduled to occur concurrently with or on the same date as the Closing.

b.    The obligation of Dragoneer to consummate the issuance and sale of the Shares pursuant to this Subscription Agreement shall be subject to the condition that all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing Date (except to the extent that any such representations and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date, or such earlier date, as applicable.

c.    The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement shall be subject to the following conditions:

(i)     that all representations and warranties of Dragoneer contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by Dragoneer of each of the representations and warranties of Dragoneer contained in this Subscription Agreement as of the Closing Date;

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(ii)    Dragoneer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and

(iii)    There shall have been no suspension of the qualification of the Shares for sale or trading by the SEC or the Stock Exchange (as defined below).

4.    Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be reasonably necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

5.    Dragoneer Representations and Warranties. Dragoneer represents and warrants to the Investor that:

a.    Dragoneer is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). Dragoneer has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, Dragoneer will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.

b.    As of the Closing Date, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Dragoneer’s certificate of incorporation (as amended to the Closing Date) or under the General Corporation Law of the State of Delaware.

c.    This Subscription Agreement has been duly authorized, executed and delivered by Dragoneer and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against Dragoneer in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally or (ii) principles of equity, whether considered at law or equity.

d.    The execution, and delivery of this Subscription Agreement, the issuance and sale of the Shares and the compliance by Dragoneer with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Dragoneer or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Dragoneer or any of its subsidiaries is a party or by which Dragoneer or any of its subsidiaries is bound or to which any of the property or assets of Dragoneer is subject that would individually or in the aggregate reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Dragoneer and its subsidiaries, taken as a whole or the validity of the Shares or the ability or legal authority of Dragoneer to enter into and timely perform its obligations under this Subscription Agreement (a “Material Adverse Effect”) (ii) result in any violation of the provisions of the organizational documents of Dragoneer, or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Dragoneer or any of their properties that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect

e.    As of their respective dates, all reports, registration statements and proxy statements (the “SEC Reports”) required to be filed by Dragoneer with the U.S. Securities and Exchange Commission (the “SEC”) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Dragoneer included in the SEC Reports comply in all material respects with applicable

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accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of Dragoneer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. Dragoneer has timely filed each report, statement, schedule prospectus, and registration statement that Dragoneer was required to file with the SEC since its initial registration of the ordinary shares with the SEC. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by Dragoneer from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Reports.

f.    Other than the Other Subscription Agreements, the Transaction Agreement or as disclosed in SEC Reports and any other agreement expressly contemplated by the Transaction Agreement, Dragoneer has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in Dragoneer or with any other investor, and such Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement.

g.    Dragoneer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by Dragoneer of this Subscription Agreement (including, without limitation, the issuance of the Shares), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required by the New York Stock Exchange, or such other applicable stock exchange on which Dragoneer’s common stock is then listed (the “Stock Exchange”), and (iv) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, or materially affect the validity of the Shares or the legal authority of Dragoneer to comply in all material respects with this Subscription Agreement.

h.    As of the date of this Subscription Agreement, the authorized capital stock of Dragoneer consists of 1,000,000 preference shares (“Preferred Shares”), 200,000,000 Class A ordinary shares (“Class A Shares”), and 20,000,000 Class B ordinary shares (the “Class B Shares”), each par value $0.0001 per share. As of the date of this Subscription Agreement, (i) no Preferred Shares are issued and outstanding, (ii) 2,814,196 Class A Shares are issued and outstanding (excluding 66,185,804 Class A Shares subject to possible redemption), (iii) 17,250,000 Class B Shares are issued and outstanding, (iv) 13,800,000 redeemable warrants and 15,800,000 private placement warrants to acquire Class A Shares are outstanding and (v) a $2,000,000 working capital loan is outstanding that is exchangeable, at the option of the holder, into 2,000,000 warrants upon closing of the Transaction (the “Working Capital Warrants”). Following the Domestication, and immediately prior to the closing of the Transaction (assuming that all shares to be issued pursuant to the Subscription Agreements have been issued and that no holders of Class A Shares have validly elected to redeem their shares in connection with the closing of the Transaction), the authorized capital stock of Dragoneer will consist of 100,000,000 shares of preferred stock, par value $0.0001 per share (“Delaware Preferred Shares”) and 5,000,000,000 shares of common stock, par value $0.0001 per share (“Delaware Common Shares”), of which (1) no Delaware Preferred Shares will be issued and outstanding, (2) a number of Delaware Common Shares will be issued and outstanding as set forth in Section 4.6(b) of the Transaction Agreement (including, for the avoidance of doubt, 17,500,000 Delaware Common Shares to be issued pursuant to forward purchase agreements), subject in all respects to the assumptions referenced in such section (including, for the avoidance of doubt, that no Company Earnout Shares and no Sponsor Earnout Shares (as such terms are defined in the Transaction Agreement) have been earned and, as a result, 15,000,000 Delaware Common Shares are subject to issuance and 8,625,000 Delaware Common Shares are subject to forfeiture, respectively), and (3) 17,300,000 redeemable warrants (including warrants to be issued pursuant to forward purchase agreements) and 15,800,000 private placement warrants to acquire Delaware Common Shares will be outstanding. For the avoidance of doubt, the Working Capital Warrants may be issued upon the closing of the Transaction.    All (A) issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, are fully paid and are non-assessable and (B) outstanding warrants have been duly authorized and validly issued. Except as set forth above and pursuant to the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to therein, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Dragoneer any Class A Shares, Class B Shares or other equity interests in Dragoneer or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, Dragoneer has no subsidiaries, other than Chariot Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting

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trusts or other agreements or understandings to which Dragoneer is a party or by which it is bound relating to the voting of any securities of Dragoneer, other than (1) as set forth in the SEC Reports and (2) as contemplated by the Transaction Agreement.

i.    The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Stock Exchange. As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of Dragoneer, threatened against the Dragoneer by the Stock Exchange or the SEC, respectively, to prohibit or terminate the listing of the Class A Shares or, when issued, the Delaware Common Shares, or to deregister the Class A Shares or, when registered and issued in connection with the Domestication, the Delaware Common Shares, under the Exchange Act. Dragoneer has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act, other than in connection with the Domestication and subsequent registration under the Exchange Act of the Delaware Common Shares.

j.    Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer and sale of the Shares by Dragoneer to the Investor hereunder. The Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

k.    Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, or as would materially affect the validity of the Shares or the legal authority of Dragoneer to comply in all material respects with this Subscription Agreement, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of Dragoneer, threatened against Dragoneer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Dragoneer.

l.    Dragoneer is in compliance with all applicable laws, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Dragoneer has not received any written communication that alleges that Dragoneer is not in compliance with, or is in default or violation of, any applicable law, except where such noncompliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

m.    Other than the Placement Agent (as defined below), Dragoneer has not engaged any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Shares, and Dragoneer is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Shares other than to the Placement Agent.

6.    Investor Representations and Warranties. The Investor represents and warrants to Dragoneer that:

a.    The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares.

b.    The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to Dragoneer or a subsidiary thereof, (ii) in an “off-shore transaction” within the meaning of Regulation S under the Securities Act, or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and

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other jurisdictions of the United States, and that any certificates representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the date that Dragoneer files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor shall not engage in hedging transactions with regard to the Shares unless in compliance with the Securities Act. The Investor acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

c.    The Investor acknowledges and agrees that the Investor is purchasing the Shares from Dragoneer. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of Dragoneer, the Company, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of Dragoneer expressly set forth in this Subscription Agreement.

d.    The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

e.    The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to Dragoneer, the Transaction and the business of the Company and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has had the opportunity to review the SEC Reports. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The Investor acknowledges that as part of the Transaction Dragoneeer is expected to file a registration statement under the Securities Act, including a preliminary prospectus and proxy statement (the “Transaction Proxy”), which will contain additional information about the Transaction and the Company which the Investor will not have the opportunity to review prior to entering this Subscription Agreement.

f.    The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and Dragoneer, the Company or a representative of Dragoneer or the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and Dragoneer, the Company or a representative of Dragoneer or the Company. The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that Dragoneer represents and warrants that the Shares were not offered by any form of advertising or, to Investor’s knowledge, general solicitation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, Dragoneer, the Company, the Placement Agent (defined below), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of Dragoneer contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Dragoneer.

g.    The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in Dragoneer’s filings with the SEC and which will be more fully set forth in the Transaction Proxy. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision.

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h.    Alone, or together with any professional advisor(s), the Investor has analyzed and considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in Dragoneer. The Investor acknowledges specifically that a possibility of total loss exists.

i.    In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor. Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agent or any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning Dragoneer, the Company, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

j.    The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

k.    The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

l.    The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound which would reasonably be expected to have a material adverse effect on the legal authority of the Investor to enter into and perform its obligations under this Subscription Agreement, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and assuming that this Subscription Agreement constitutes the valid and binding agreement of Dragoneer this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally and (ii) principles of equity, whether considered at law or equity.

m.    The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived.

n.    The Investor acknowledges that no disclosure or offering document has been provided to the Investor by Citigroup Global Markets Inc. or any of its affiliates (collectively, the “Placement Agent”) in connection with the offer and sale of the Shares.

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o.    The Investor acknowledges that neither the Placement Agent nor any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing has made any independent investigation with respect to Dragoneer, the Company or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by Dragoneer.

p.    The Investor acknowledges that in connection with the issue and purchase of the Shares, the Placement Agent has not acted as the Investor’s financial advisor or fiduciary.

q.    The Investor has or has commitments to have and, when required to deliver payment to Dragoneer pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

7.    Registration Rightsa.

a.    In the event that the Shares are not registered in connection with the consummation of the Transaction, Dragoneer agrees that, within forty-five (45) calendar days after the Closing Date (the “Filing Date”), it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) sixty (60) calendar days (or ninety (90) calendar days if the SEC notifies Dragoneer that it will “review” the Registration Statement) following the Filing Date and (ii) ten (10) business days after Dragoneer is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). Dragoneer agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (x) the fourth (4th) anniversary of the Closing, (y) the date on which the Investor ceases to hold any Shares issued pursuant to this Subscription Agreement, or (z) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 of the Securities Act within ninety (90) days without limitation as to the amount of such securities that may be sold and without the requirement for Dragoneer to be in compliance with the current public information required under Rule 144(c)(i) (or Rule 144(i)(2), if applicable) (the “Effectiveness Period”). The Investor agrees to disclose its ownership to Dragoneer upon request to assist it in making the determination described above. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw its Shares from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents Dragoneer from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise (and notwithstanding that Dragoneer used diligent efforts to advocate with the staff of the SEC for the registration of all or a greater part of the Shares), such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. For as long as the Registration Statement shall remain effective pursuant to this Section 7(a), Dragoneer will use commercially reasonable efforts to (1) qualify the Shares for listing on the Stock Exchange and (2) update or amend the Registration Statement as necessary to include the Shares. For as long as the Investor holds the Shares, Dragoneer will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to the Registration Statement or Rule 144 of the Securities Act (when Rule 144 of the Securities Act becomes available to the Investor), as applicable. For purposes of clarification, any failure by Dragoneer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve Dragoneer of its obligations to file or effect the Registration Statement as set forth above in this Section 7. Notwithstanding anything to the contrary contained herein, Dragoneer may delay or postpone filing of such Registration Statement, and from time to time require the Investor not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement, if the board of directors of Dragoneer determines in good faith that either in order for the Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of Dragoneer or would require premature disclosure of information that could materially adversely affect

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Dragoneer (each such circumstance, a “Suspension Event”); provided, that, (I) Dragoneer shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than a total of ninety (90) calendar days, or more than two (2) times in each case in any three hundred and sixty (360) day period and (II) Dragoneer shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter. If so directed by Dragoneer, the Investor will deliver to Dragoneer or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (i) to the extent the Investor is required to retain a copy of such prospectus (A) in order to comply with applicable legal or regulatory requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up. Dragoneer’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to Dragoneer such information regarding the Investor, the securities of Dragoneer held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by Dragoneer to effect the registration of such Shares, and shall execute such documents in connection with such registration as Dragoneer may reasonably request that are customary of a selling stockholder in similar situations.

b.    At its expense Dragoneer shall advise the Investor within two (2) business days: (i) when a Registration Statement or any post-effective amendment thereto has become effective, (ii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose, (iii) of the receipt by Dragoneer of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading. Upon receipt of any written notice from Dragoneer (which notice shall not contain any material non-public information regarding Dragoneer) of the happening of any of the foregoing or of a Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the undersigned agrees that (1) it will immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the undersigned receives copies of a supplemental or amended prospectus (which Dragoneer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by Dragoneer that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by Dragoneer except (A) for disclosure to the Investor’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law or subpoena. Dragoneer shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (i) through (v) above, except for such times as Dragoneer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Dragoneer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

c.    Indemnification

(i)    Dragoneer agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, and officers, employees, and agents, and each person who controls the Investor (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405

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under the Securities Act) from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, any attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Dragoneer by or on behalf of the Investor expressly for use therein.

(ii)    The Investor agrees, severally and not jointly with any other person that is a party to the Other Subscription Agreements, or any other selling stockholder named in the Registration Statement, to indemnify and hold harmless Dragoneer, its directors and officers and agents and each person who controls Dragoneer (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by the Investor expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by such Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

(iii)    Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv)    The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.

(v)    If the indemnification provided under this Section 7(c) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(c) from any person who was not guilty of such fraudulent misrepresentation.

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(vi)    If the Shares acquired hereunder are eligible to be sold without restriction under, and without Dragoneer being in compliance with the current public information requirements of, Rule 144, then, at Investor’s request, Dragoneer will cause its transfer agent to promptly remove any restrictive legend. In connection therewith, if required by Dragoneer’s transfer agent, Dragoneer will promptly cause an opinion of counsel to be delivered to and maintained with its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Shares without any such legend; provided that, (i) Dragoneer and its counsel may request and rely upon customary representations from Investor in connection with delivery of such opinion and (ii) notwithstanding the foregoing, Dragoneer and its counsel will not be required to deliver any such opinion, authorization, certificate or direction if it reasonably believes that removal of the legend could result in or facilitate transfers of securities in violation of applicable law.

8.    Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto and the Company to terminate this Subscription Agreement, (c) October 2, 2021, (d) the Termination Date (as defined in the Transaction Agreement), if the Closing has not occurred by such date, or (e) if any of the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied or waived, or are not capable of being satisfied, on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated at the Closing (the termination events described in clauses (a)–(e) above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. Dragoneer shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to Dragoneer in connection herewith shall promptly (and in any event within two business days) following the Termination Event be returned to the Investor.

9.    Trust Account Waiver. The Investor acknowledges that Dragoneer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Dragoneer and one or more businesses or assets. The Investor further acknowledges that, as described in Dragoneer’s prospectus relating to its initial public offering dated August 13, 2020 (the “Final Prospectus”) available at www.sec.gov, substantially all of Dragoneer’s assets consist of the cash proceeds of Dragoneer’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Dragoneer, its public shareholders and the underwriters of Dragoneer’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Dragoneer to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Final Prospectus. For and in consideration of Dragoneer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Class A Shares currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Class A Shares, except to the extent that the Investor has otherwise agreed with Dragoneer to not exercise such redemption right.

10.    Miscellaneous.

a.    Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned. Notwithstanding the foregoing, the Investor may assign this Subscription Agreement to any fund or account advised or managed by the same investment manager or investment advisor as the Investor or an affiliate thereof, subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Subscription Amount and other terms and conditions hereof, provided, that, in the case

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of any such transfer or assignment, the initial party to the Subscription Agreement shall remain bound by its obligations under the Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Shares contemplated thereby.

b.    Dragoneer may request from the Investor such additional information as Dragoneer may deem necessary to register the resale of the Shares and evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall provide such information as may reasonably be requested. The Investor acknowledges that Dragoneer may file a copy of this Subscription Agreement with the SEC as an exhibit to a periodic report or a registration statement of Dragoneer.

c.    The Investor acknowledges that Dragoneer, the Company, the Placement Agent and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify Dragoneer, the Company and the Placement Agent if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 above are no longer accurate. The Investor acknowledges and agrees that each purchase by the Investor of Shares from Dragoneer will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.

d.    Dragoneer, the Company and the Placement Agent are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10(d) shall not give the Company or the Placement Agent any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company be entitled to rely on any of the representations and warranties of Dragoneer set forth in this Subscription Agreement.

e.    All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f.    This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by Dragoneer of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

g.    This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Section 8, Section 10(c), Section 10(d), Section 10(f), this Section 10(g) and the last sentence of Section 10(k) with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to such provisions.

h.    Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

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i.    If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect so long as this Subscription Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

j.    This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k.    The parties hereto acknowledge and agree that irreparable damage may occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Company is a third party beneficiary hereof and no consent, waiver, modification or amendment hereunder or hereof may be given without the Company’s consent and the Company shall be entitled to specifically enforce the Investor’s obligations to fund the Subscription Amount and the provisions of the Subscription Agreement of which the Company is an express third party beneficiary, in each case, on the terms and subject to the conditions set forth herein.

l.    Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as the Investor may hereafter designate by notice to Dragoneer.

m.    THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 10(m) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

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EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(m).

11.    Non-Reliance and Exculpation12. . The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Placement Agent, any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the statements, representations and warranties of Dragoneer expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in Dragoneer. The Investor acknowledges and agrees that none of (i) any Other Investor pursuant to any Other Subscription Agreement or any other subscription agreement related to the private placement of the Shares (including the investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing) or (ii) the Placement Agent, its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, shall have any liability to the Investor, or to any Other Investor, pursuant to, arising out of or relating to this Subscription Agreement or any Other Subscription Agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by Dragoneer, the Company, the Placement Agent or any Non-Party Affiliate concerning Dragoneer, the Company, the Placement Agent, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of Dragoneer, the Company, any Placement Agent or any of Dragoneer’s, the Company’s or any Placement Agent’s controlled affiliates or any family member of the foregoing.

12.    Disclosure. Dragoneer shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements, the Transaction and any other material, nonpublic information that Dragoneer has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of Dragoneer, the Investor shall not be in possession of any material, non-public information received from Dragoneer or any of its officers, directors, or employees or agents or the Placement Agent, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with Dragoneer, the Placement Agent or any of their respective affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, Dragoneer shall not publicly disclose the name of the Investor or any of its affiliates or advisers or include the name of the Investor or any of its affiliates or advisers in any press release without the prior written consent of the Investor except as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, or to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of the Stock Exchange, in which case Dragoneer will provide Investor with prior written notice (including by e-mail) of such disclosure and shall reasonably consult with the Investor regarding such disclosure.

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[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Shares are to be registered (if different):	Date: , 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:
Facsimile No.:	Facsimile No.:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by Dragoneer in the Closing Notice.

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IN WITNESS WHEREOF, Dragoneer has accepted this Subscription Agreement as of the date set forth below.

DRAGONEER GROWTH OPPORTUNITIES CORP.

By:
Name:
Title:

Date:                      , 2021

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.    QUALIFIED INSTITUTIONAL BUYER STATUS

        (Please check the applicable subparagraphs):

☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

B.    INSTITUTIONAL ACCREDITED INVESTOR STATUS

        (Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts similar business trust, partnership or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement.

Exhibit C

EXECUTION VERSION

AMENDED AND RESTATED

REGISTRATION AND SHAREHOLDER RIGHTS AGREEMENT

BY AND AMONG

DRAGONEER GROWTH OPPORTUNITIES CORP.

AND

THE STOCKHOLDERS PARTY HERETO

DATED AS OF FEBRUARY 2, 2021

TABLE OF CONTENTS

Article I EFFECTIVENESS		2

1.1.	Effectiveness	2

Article II DEFINITIONS		2

2.1.	Definitions	2

2.2.	Other Interpretive Provisions	10

Article III REGISTRATION RIGHTS		11

3.1.	Demand Registration	11

3.2.	Shelf Registration	13

3.3.	Piggyback Registration	16

3.4.	Lock-Up Agreements	17

3.5.	Registration Procedures	19

3.6.	Underwritten Offerings	24

3.7.	No Inconsistent Agreements; Additional Rights	25

3.8.	Registration Expenses	25

3.9.	Indemnification	26

3.10.	Rules 144 and 144A and Regulation S	29

3.11.	Existing Registration Statements	29

Article IV SHAREHOLDER RIGHTS AND RELATED PROVISIONS		30

4.1.	Board of Directors	30

4.2.	Board Committees	33

4.3.	Subsidiary Boards and Committees	33

4.4.	Director Expenses	33

4.5.	Directors’ and Officers’ Insurance	33

4.6.	Confidentiality	34

4.7.	Other Business Opportunities	35

4.8.	Other Business Activities of Sponsor Investors	36

4.9.	Amendment of the Business Combination Agreement	36

Article V MISCELLANEOUS		36

5.1.	Authority; Effect	36

5.2.	Notices	37

5.3.	Termination and Effect of Termination	37

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5.4.	Permitted Transferees	38

5.5.	Legend Removal	38

5.6.	Remedies	39

5.7.	Amendments	39

5.8.	Governing Law	39

5.9.	Consent to Jurisdiction; Venue; Service	39

5.10.	WAIVER OF JURY TRIAL	40

5.11.	Merger; Binding Effect; Assignment	40

5.12.	Counterparts	40

5.13.	Severability	41

5.14.	No Recourse	41

- ii -

This AMENDED AND RESTATED REGISTRATION AND SHAREHOLDER RIGHTS AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of February 2, 2021, is made by and among:

i.    Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company (the “Company”);

ii.    each Person executing this Agreement and listed as a “Sponsor Investor” on Schedule A hereto (collectively, together with their respective Permitted Transferees that become parties hereto, the “Sponsor Investors”); and

iii.    each Person executing this Agreement and listed as an “Individual Investor” on Schedule B hereto, as it may be amended from time to time (collectively, together with their respective Permitted Transferees that become parties hereto, the “Individual Investors”, and collectively with the Sponsor Investors, the “Investors”).

RECITALS

WHEREAS, the Company, Dragoneer Growth Opportunities Holdings, a Cayman Islands limited liability company (the “Dragoneer Sponsor”), Sarah J. Friar, Douglas Merritt, David D. Ossip, Gokul Rajaram and Jay Simons (the “Dragoneer Directors”) are parties to that certain Registration and Shareholder Rights Agreement, dated as of August 13, 2020 (the “Prior Agreement”);

WHEREAS, the Company, Chariot Opportunity Merger Sub, Inc. (“Chariot Merger Sub”) and Cypress Holdings, Inc., a Delaware corporation (“Chariot Target”), have entered into that certain Business Combination Agreement, dated as of February 2, 2021 (as amended, restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), pursuant to which, among other things, Chariot Merger Sub will merge with and into Chariot Target, with Chariot Target as the surviving company in the merger, and, as a result of such merger, Chariot Target will become a wholly owned subsidiary of the Company; and

WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement, the Company and the other parties hereto desire to amend and restate the Prior Agreement in its entirety and to enter into this Agreement and, in the case of the parties to the Prior Agreement, to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the other parties to this Agreement, intending to be legally bound, hereby agree to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto further agree as follows:

ARTICLE I

EFFECTIVENESS

1.1.    Effectiveness. This Agreement shall become effective upon the Closing.

ARTICLE II

DEFINITIONS

2.1.    Definitions.

2.1.1.    Capitalized terms used and not otherwise defined in Section 2.1.2 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement.

2.1.2.    The following terms shall have the meanings ascribed to them in this Section 2.1.2 for purposes of this Agreement:

“Advent Post-Closing Shareholders” means Cypress Investor Holdings, L.P., GPE VIII CCC Co-Investment (Delaware) Limited Partnership and Advent International GPE VIII-C Limited Partnership and their respective Permitted Transferees.

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the Board: (a) would be required to be made in any Registration Statement filed with the SEC by the Company so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (b) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (c) the Company has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, (a) with respect to any specified Person that is not a natural person, (i) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, and (ii) any corporation, trust, limited liability company, general or limited partnership or other entity advised or managed by, or under common control or management with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (b) with respect to any specified natural person, any Member of the Immediate Family of such specified natural person, or any Person that is, directly or indirectly, controlled by such specified natural person; provided that the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Investor.

“Agreement” shall have the meaning set forth in the preamble.

“Board” means the board of directors of the Company.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Chicago, Illinois are open for the general transaction of business.

“Business Combination Agreement” shall have the meaning set forth in the preamble.

“Bylaws” means the bylaws of the Company, as amended, restated, supplemented or otherwise modified and in effect from time to time.

“Certificate” means the certificate of incorporation of the Company, as amended, restated, supplemented or otherwise modified and in effect from time to time, including any certificate of designation, correction or amendment filed with the Secretary of State of the State of Delaware.

“Chariot Target” shall have the meaning set forth in the preamble.

“Charitable Gifting Event” means any Transfer by a holder of Registrable Securities, or any subsequent Transfer by such holder’s members, partners or other employees, in connection with a bona fide gift to any Charitable Organization made on the date of, but prior to, the execution of the underwriting agreement entered into in connection with any Underwritten Public Offering.

“Charitable Organization” means a charitable organization as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.

“Common Stock” means the common stock of the Company, par value $0.0001 per share.

“Company Indemnitees” shall have the meaning set forth in Section 3.9.5.

“Confidential Information” shall have the meaning set forth in Section 4.6.

“Convertible Securities” means any evidence of indebtedness, shares of stock (other than Common Stock) or other securities (other than Options and Warrants) which are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.

“Demand Notice” shall have the meaning set forth in Section 3.1.3.

“Demand Registration” shall have the meaning set forth in Section 3.1.1.1.

“Demand Registration Request” shall have the meaning set forth in Section 3.1.1.1.

“Demand Registration Statement” shall have the meaning set forth in Section 3.1.1.3.

“Demand Suspension” shall have the meaning set forth in Section 3.1.6.

“Director” means any director of the Company.

“Dragoneer Post-Closing Shareholders” means Dragoneer Sponsor, the Dragoneer Directors and their respective Permitted Transferees.

“Dragoneer Step-Down Date” means the first annual meeting of stockholders of the Company to be held following the Closing Date.

“Equivalent Shares” means, at any date of determination, (a) as to any outstanding shares of Common Stock, such number of shares of Common Stock and (b) as to any outstanding Options, Warrants or Convertible Securities which constitute Shares, the maximum number of shares of Common Stock for which or into which such Options, Warrants or Convertible Securities may at the date of determination be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined) but excluding any shares of restricted stock or Options that are not then vested or will not become vested on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“External Party” shall have the meaning set forth in Section 4.7.

“FINRA” means the Financial Industry Regulatory Authority.

“Final Advent Step-Down Date” means the date on which the Advent Post-Closing Shareholders collectively first cease to own beneficially or of record a number of shares of Common Stock (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged) constituting at least 10% of the number of shares of Common Stock owned by the Advent Post-Closing Shareholders collectively immediately after the Closing (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged).

“First Advent Step-Down Date” means the date on which the Advent Post-Closing Shareholders collectively first cease to own beneficially or of record a number of shares of Common Stock (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged) constituting at least 50% of the number of shares of Common Stock owned by the Advent Post-Closing Shareholders collectively immediately after the Closing (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged).

“Fund Indemnitor” shall have the meaning set forth in Section 4.5.

“Holders” means, as of any determination time, Investors who hold Registrable Securities under this Agreement.

“Independent Director” means a Director who qualifies as “independent” under Section 303A.02 of the NYSE Listed Company Manual (or any successor or replacement provision).

“Individual Investor” shall have the meaning set forth in the preamble.

“Individual Investor Shares” means all shares of Common Stock originally issued to, or issued with respect to securities of the Company originally issued to, or held by, an Individual Investor, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities.

“Investor” shall have the meaning set forth in the preamble.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Lock-Up” shall have the meaning set forth in Section 3.4.1.

“Lock-Up Period” shall have the meaning set forth in Section 3.4.1.

“Lock-Up Release Condition” means that the closing price of the Common Stock has been greater than or equal to $12.00 per share (as adjusted for share subdivisions, share capitalizations, share consolidations, reorganizations, recapitalizations and the like) measured using the daily closing price for any 20 trading days within a 30-trading day period commencing at least 120 days after the Closing Date.

“Loss” shall have the meaning set forth in Section 3.9.1.

“Majority Sponsor Investors” means, as of any date, the holders holding a majority of the Sponsor Investor Shares outstanding on such date.

“Member of the Immediate Family” means, with respect to any Person who is an individual, (a) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (b) each trustee, solely in his or her capacity as trustee, for a trust naming only one or more of the Persons listed in sub-clause (a) as beneficiaries.

“Necessary Action” means all actions (to the extent that such actions are within the Company’s control and are not prohibited by applicable law, regulation or NYSE rules or, in the case of any action that requires action by a Director, inconsistent with any fiduciary duties that such Director has in such capacity which have not been validly waived) necessary or advisable to cause a specified result, including, as applicable (and to the extent that such actions are within the Company’s control and are not prohibited by applicable law, regulation or NYSE rules or, in the case of any action by a Director, inconsistent with any fiduciary duties that such Director has in such capacity which have not been validly waived), (a) calling special meetings of the Board or the stockholders of the Company, (b) recommending (whether to the Board, to the stockholders of the Company or otherwise) or nominating a particular individual for election or appointment as a Director and, if applicable, appointing such individual as a Director, (c) including such individual as a nominee for Director in the Company’s proxy materials and form of proxy and soliciting proxies from stockholders of the Company in favor of the election of such individual in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees, (d) causing the Directors to be present for quorum purposes at any relevant meeting of the Board or any committee thereof and to vote in favor of or provide written consent with respect to any proposed action or matter in furtherance of such specified result and to vote against or withhold written consent with respect to any proposed action or matter inconsistent with such specified result, (e) executing and delivering agreements and instruments, (f) making, or causing to be made, filings with the SEC or any other appropriate Person and (g) not taking any action that would prevent, impair or delay the achievement of the specified result.

“New Securities” means any capital stock of the Company, including the Common Stock, whether now authorized or not, and rights, options or warrants to purchase such capital stock, and securities of any type whatsoever (including convertible debt securities) that are, or may become, convertible into or exchangeable or exercisable for capital stock of the Company; provided that the term “New Securities” does not include (a) capital stock or rights, options or warrants to acquire capital stock of the Company, including stock options, restricted stock units or restricted stock awards, issued to existing or prospective employees, consultants, officers or directors of the Company or any subsidiary, or which have been reserved for issuance, pursuant to equity incentive, employee stock option, employee stock purchase, stock bonus, inducement grant or other similar compensation plan or arrangement approved by the Board or, if applicable, a duly authorized committee thereof, (b) securities of the Company issued to all then-existing stockholders in connection with any stock split, stock dividend, reclassification, recapitalization or reorganization of the Company, so long as such transaction is effected pro rata among holders of such securities, (c) securities of the Company issued upon the exercise of warrants that are outstanding as of the date of this Agreement, (d) securities of the Company issued in connection with a transaction of the type described in Rule 145 under the Securities Act and (e) securities of the Company issued in connection with a bona fide joint venture, collaboration, licensing, development, marketing, distribution or similar commercial agreement, any merger or acquisition of the business, securities or assets of another Person or any credit or loan agreement or arrangement, in each case, with an unaffiliated third party pursuant to an arm’s length transaction other than for cash that is approved by the Board or, if applicable, a duly authorized committee thereof.

“Non-Underwritten Offering” means any Public Offering other than an Underwritten Public Offering.

“NYSE” means the New York Stock Exchange.

“Oak Hill Post-Closing Shareholders” means OH Cypress Aggregator, L.P. and its Permitted Transferees.

“Oak Hill Step-Down Date” means the date on which the Oak Hill Post-Closing Shareholders collectively first cease to own beneficially or of record a number of shares of Common Stock (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged) constituting at least 60% of the number of shares of Common Stock owned by the Oak Hill Post-Closing Shareholders collectively immediately after the Closing (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged).

“Options” means any options to subscribe for, purchase or otherwise directly acquire Common Stock.

“Participation Conditions” shall have the meaning set forth in Section 3.2.5.2.

“Permitted Transferee” means any Affiliate of an Investor.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Piggyback Notice” shall have the meaning set forth in Section 3.3.1.

“Piggyback Registration” shall have the meaning set forth in Section 3.3.1.

“PIPE Registration Statement” means the Registration Statement required to be filed by the Company pursuant to the terms of the Other Investor Subscription Agreements.

“Potential Takedown Participant” shall have the meaning set forth in Section 3.2.5.2.

“Prior Agreement” shall have the meaning set forth in the preamble.

“Pro Rata Portion” means, with respect to each Holder requesting that its shares be registered or sold in an Underwritten Public Offering, a number of such shares equal to the aggregate number of Registrable Securities to be registered or sold (excluding any shares to be registered or sold for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities held by such Holder, and the denominator of which is the aggregate number of Registrable Securities held by all Holders requesting that their Registrable Securities be registered or sold.

“Prospectus” means (a) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (b) any Issuer Free Writing Prospectus.

“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form).

“Registrable Securities” means (a) all shares of Common Stock that are not then subject to forfeiture to the Company, (b) all shares of Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security not then subject to vesting or forfeiture to the Company, (c) all Warrants and (d) all shares of Common Stock directly or indirectly issued or then issuable with respect to the securities referred to in clauses (a), (b) or (c) above by way of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (ii) such securities shall have been Transferred pursuant to Rule 144 or (iii) such securities shall have ceased to be outstanding.

“Registration” means registration under the Securities Act of the offer and sale to the public of any Registrable Securities under a Registration Statement. The terms “register”, “registered” and “registering” shall have correlative meanings.

“Registration Expenses” shall have the meaning set forth in Section 3.8.

“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-4 or Form S-8 or any successor form thereto.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“SEC” means the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Second Advent Step-Down Date” means the date on which the Advent Post-Closing Shareholders collectively first cease to own beneficially or of record a number of shares of Common Stock (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged) constituting at least 25% of the number of shares of Common Stock owned by the Advent Post-Closing Shareholders collectively immediately after the Closing (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged).

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shares” means all Sponsor Investor Shares and Individual Investor Shares.

“Shelf Period” shall have the meaning set forth in Section 3.2.3.

“Shelf Registration” shall have the meaning set forth in Section 3.2.1.1.

“Shelf Registration Notice” shall have the meaning set forth in Section 3.2.2.

“Shelf Registration Request” shall have the meaning set forth in Section 3.2.1.1.

“Shelf Registration Statement” shall have the meaning set forth in Section 3.2.1.1.

“Shelf Suspension” shall have the meaning set forth in Section 3.2.4.

“Shelf Takedown Notice” shall have the meaning set forth in Section 3.2.5.2.

“Shelf Takedown Request” shall have the meaning set forth in Section 3.2.5.1.

“Sponsor Holders” means, as of any determination time, Sponsor Investors who hold Registrable Securities under this Agreement.

“Sponsor Investor” shall have the meaning set forth in the preamble, provided that, upon written notice to the Company, the Dragoneer Sponsor may irrevocably elect to cease to be a Sponsor Investor for purposes of Section 3 of this Agreement, but shall continue to be a Holder for all purposes under this Agreement for as long as the Dragoneer Sponsor continues to hold Registrable Securities.

“Sponsor Investor Shares” means all shares of Common Stock originally issued to, or issued with respect to securities of the Company originally issued to, or held by, a Sponsor Investor, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities.

“Strategic Investor” shall have the meaning set forth in Section 4.8.

“TCV Post-Closing Shareholders” means TCV IX, L.P., TCV IX (A), L.P., TCV IX (B), L.P. and TCV Member Fund, L.P. and any of their respective Permitted Transferees.

“TCV Step-Down Date” means the date on which the TCV Post-Closing Shareholders collectively first cease to own beneficially or of record a number of shares of Common Stock (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged) constituting at least 60% of the number of shares of Common Stock owned by the TCV Post-Closing Shareholders collectively immediately after the Closing (or other securities of the Company into which such shares of Common Stock are converted or for which such shares of Common Stock are exchanged).

“Transaction Agreements” shall have the meaning set forth in Section 4.8.

“Transfer” means, with respect to any Registrable Security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.

“Underwritten Public Offering” means an underwritten Public Offering, including any bought deal or block sale to a financial institution conducted as an underwritten Public Offering.

“Underwritten Shelf Takedown” means an Underwritten Public Offering pursuant to an effective Shelf Registration Statement.

“Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire Common Stock.

“WKSI” means any Securities Act registrant that is a well-known seasoned issuer as defined in Rule 405 under the Securities Act at the most recent eligibility determination date specified in paragraph (2) of that definition.

2.2.    Other Interpretive Provisions.

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c)    The term “including” is not limiting and means “including without limitation.”

(d)    The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)    Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(f)    The words “any” and “or” are not exclusive.

(g)    The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and does not mean simply “if.”

(h)    “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including in email or other electronic media) in a visible form.

(i)    Unless the context requires otherwise, references to any statute, regulation or rule shall be deemed to refer to such statute, regulation or rule as amended or supplemented from time to time, including through the promulgation of rules or regulations thereunder, and references to any agreement or instrument shall be deemed to refer to such agreement or instrument and all schedules, exhibits and annexes thereto, in each case, as amended, restated, supplemented or otherwise modified from time to time.

(j)    Unless otherwise specified, the reference date for purposes of calculating any period shall be excluded from such calculation, but any period “from” or “through” a specified date shall commence or end, as applicable, on such specified date; provided that, in the event that any period would end on a day that is not a Business Day, such period shall be extended until, and shall instead end on, the next Business Day following the day on which such period would otherwise end.

ARTICLE III

REGISTRATION RIGHTS

The Company will perform and comply, and cause each of its subsidiaries to perform and comply, with such of the following provisions as are applicable to it. Each Holder will perform and comply with such of the following provisions as are applicable to such Holder.

3.1.    Demand Registration.

3.1.1.    Request for Demand Registration.

3.1.1.1.    At (a) any time after the Closing Date, any Sponsor Holder (other than the Oak Hill Post-Closing Shareholders and the TCV Post-Closing Shareholders) or (b) any time after the date that is twelve (12) months following the Closing Date, the Oak Hill Post-Closing Shareholders collectively and the TCV Post-Closing Shareholders collectively shall have the right to make one or more written requests from time to time (a “Demand Registration Request”) to the Company for Registration of all or part of the Registrable Securities held by such Sponsor Holder. Any such Registration pursuant to a Demand Registration Request shall hereinafter be referred to as a “Demand Registration.”

3.1.1.2.    Each Demand Registration Request shall specify (x) the kind and aggregate amount of Registrable Securities to be registered, and (y) the intended method or methods of disposition thereof including pursuant to an Underwritten Public Offering.

3.1.1.3.    Upon receipt of a Demand Registration Request, the Company shall as promptly as practicable file a Registration Statement (a “Demand Registration Statement”) relating to such Demand Registration, and use its reasonable best efforts to cause such Demand Registration Statement to be promptly declared effective under the Securities Act.

3.1.2.    Limitation on Demand Registrations. The Company shall not be obligated to take any action to effect any Demand Registration if a Demand Registration or Piggyback Registration was declared effective or an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days (unless otherwise consented to by the Company). The Oak Hill Post-Closing Shareholders collectively and the TCV Post-Closing Shareholders collectively each shall have the right to make one (1) Demand Registration.

3.1.3.    Demand Notice. Promptly upon receipt of a Demand Registration Request pursuant to Section 3.1.1 (but in no event more than two (2) Business Days thereafter), the Company shall deliver a written notice (a “Demand Notice”) of any such Demand Registration Request to all other Sponsor Holders and the Demand Notice shall offer each such Sponsor Holder the opportunity to include in the Demand Registration that number of Registrable Securities as each such Sponsor Holder may request in writing. Subject to Section 3.1.7, the Company shall include in the Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days after the date that the Demand Notice was delivered.

3.1.4.    Demand Withdrawal. Any Sponsor Holder that has requested its Registrable Securities be included in a Demand Registration pursuant to Section 3.1.1 or Section 3.1.3 may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement. Upon receipt of a notice to such effect with respect to all of the Registrable Securities included in such Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement.

3.1.5.    Effective Registration. The Company shall use reasonable best efforts to cause the applicable Demand Registration Statement to become effective promptly after receipt of a Demand Registration Request and remain effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or, if such Demand Registration Statement relates to an Underwritten Public Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer.

3.1.6.    Delay in Filing; Suspension of Registration. If the filing, initial effectiveness or continued use of a Demand Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Sponsor Holders, delay the filing or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that the Company shall not be permitted to exercise a Demand Suspension more than one (1) time during any twelve (12)-month period or for a total period of greater than sixty (60) days; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60)-day period, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered. In the case of a Demand Suspension, the Sponsor Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Sponsor Holders in writing upon the termination of any Demand Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Sponsor Holders such numbers of copies of the Prospectus as so amended or supplemented as the Sponsor Holders may reasonably request. The Company shall, if necessary, supplement or amend the Demand Registration Statement, if required by the registration form used by the Company for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Sponsor Holders holding a majority of Registrable Securities that are included in such Demand Registration Statement.

3.1.7.    Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Public Offering of the Registrable Securities included in a Demand Registration advise the Company in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be, in the case of any Demand Registration, (x) first, allocated to each Sponsor Holder that has requested to participate in such Demand Registration an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Sponsor Holder, and (ii) a number of such shares equal to such Sponsor Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters can be sold without having such adverse effect.

3.2.    Shelf Registration.

3.2.1.    Request for Shelf Registration.

3.2.1.1.    At any time after the Closing Date, upon the written request of any Sponsor Holder (other than the Oak Hill Post-Closing Shareholders and the TCV Post-Closing Shareholders in the case of an underwritten offering during the first twelve (12) months following the Closing Date) from time to time (a “Shelf Registration Request”), the Company shall promptly file with the SEC a shelf Registration Statement pursuant to Rule 415 under the Securities Act (“Shelf Registration Statement”) relating to the offer and sale of Registrable Securities by any Sponsor Holders thereof from time to time providing for any method or combination of methods of distribution legally available to any Sponsor Holder, and the Company shall use its reasonable best efforts to cause such Shelf Registration Statement to promptly become effective under the Securities Act. Any such Registration pursuant to a Shelf Registration Request shall hereinafter be referred to as a “Shelf Registration.” The Advent Post-Closing Shareholders shall be deemed to have given a Shelf Registration Request as of the date of this Agreement with respect to their Registrable Securities, and the Company may satisfy this Shelf Registration Request by including such Registrable Securities on the PIPE Registration Statement; provided, however, that the inclusion of such Registrable Securities on the PIPE Registration Statement shall not relieve the Company of any of its other obligations with respect to such Registrable Securities pursuant to this Section 3.2 or otherwise; provided, further, that the Company shall not be required to deliver a Shelf Registration Notice to any other Holder as a result of such Shelf Registration Request. Notwithstanding anything to the contrary set forth herein, all of the Registrable Securities held by the Investors immediately following the Closing shall be included in the initial Shelf Registration Statement filed by the Company following the Closing (including, for the avoidance of doubt, any Registration Statement filed in connection with the PIPE Financing), which Registration Statement shall include a plan of distribution reasonably acceptable to the Sponsor Investors (including the Dragoneer Post-Closing Shareholders, if not then a Sponsor Investor) in order to facilitate Non-Underwritten Offerings; provided that, if the SEC requests that any Investor be identified as a statutory underwriter in such Registration Statement, such Investor will have an opportunity to withdraw its Shares from such Registration Statement and, as promptly as practicable after being permitted to register additional Registrable Securities under Rule 415 under the Securities Act, the Company shall amend such Registration Statement or file a new Registration Statement to register such additional Registrable Securities and cause such amendment or new Registration Statement to become effective as promptly as practicable. For the avoidance of doubt, any Registration Statement so filed shall be deemed a Shelf Registration for purposes of this Agreement.

3.2.1.2.    If on the date of the Shelf Registration Request the Company is a WKSI, then the Shelf Registration Request may request Registration of an unspecified amount of Registrable Securities to be sold by unspecified Holders. If on the date of the Shelf Registration Request the Company is not a WKSI, then the Shelf Registration Request shall specify the aggregate amount of Registrable Securities to be registered. The Company shall provide to any Sponsor Holder the information necessary to determine the Company’s status as a WKSI upon such Sponsor Holder’s request.

3.2.2.    Shelf Registration Notice. Promptly upon receipt of a Shelf Registration Request (but in no event more than two (2) Business Days thereafter (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”)), the Company shall deliver a written notice (a “Shelf Registration Notice”) of any such request to all other Holders, which notice shall specify, if applicable, the amount of Registrable Securities to be registered, and the Shelf Registration Notice shall offer each such Holder the opportunity to include in the Shelf Registration that number of Registrable Securities as each such Sponsor Holder may request in writing; provided that, in the case of an underwritten “block trade,” the Company shall only deliver the Shelf Registration Notice to Sponsor Holders. The Company shall include in such Shelf Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”) after the date that the Shelf Registration Notice has been delivered.

3.2.3.    Continued Effectiveness. The Company shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming part of the Shelf Registration Statement to be usable by Sponsor Holders until the earlier of: (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder); and (ii) the date as of which no Sponsor Holder holds Registrable Securities (such period of continuous effectiveness, the “Shelf Period”). Subject to Section 3.2.4, the Company shall be deemed not to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if the Company voluntarily takes any action or omits to take any action that would result in Sponsor Holders of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable law.

3.2.4.    Suspension of Registration. If the continued use of such Shelf Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Holders, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, however, that the Company shall not be permitted to exercise a Shelf Suspension more than one (1) time during any twelve (12)-month period or for a total period of greater than sixty (60) days. In the case of a Shelf Suspension, the

Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders in writing upon the termination of any Shelf Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company shall, if necessary, supplement or amend the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration Statement or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders holding a majority of Registrable Securities that are included in such Shelf Registration Statement.

3.2.5.    Shelf Takedown.

3.2.5.1.    At any time the Company has an effective Shelf Registration Statement with respect to a Sponsor Holder’s Registrable Securities, by notice to the Company specifying the intended method or methods of disposition thereof, such Sponsor Holder may make a written request (a “Shelf Takedown Request” and such Sponsor Holder, the “Requesting Holder”) to the Company to effect a Public Offering, including pursuant to an Underwritten Shelf Takedown, of all or a portion of such Sponsor Holder’s Registrable Securities that may be registered under such Shelf Registration Statement, and as soon as practicable the Company shall amend or supplement the Shelf Registration Statement as necessary for such purpose (provided that the Oak Hill Post-Closing Shareholders and the TCV Post-Closing Shareholders may not request an underwritten offering during the first twelve (12) months following the Closing Date and any such request thereafter by the Oak Hill Post-Closing Shareholders or the TCV Post-Closing Shareholders shall constitute the Oak Hill Post-Closing Shareholders’ or the TCV Post-Closing Shareholders’, as applicable, one (1) Demand Registration Request).

3.2.5.2.    Promptly upon receipt of a Shelf Takedown Request (but in no event more than two (2) Business Days thereafter (or more than twenty-four (24) hours thereafter in connection with an underwritten “block trade”)) for any Underwritten Shelf Takedown, the Company shall deliver a notice (a “Shelf Takedown Notice”) to each other Holder with Registrable Securities covered by the applicable Registration Statement, or to all other Holders if such Registration Statement is undesignated (each, a “Potential Takedown Participant”); provided that, in the case of an underwritten “block trade,” the Company shall only deliver the Shelf Takedown Notice to Sponsor Holders. The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing. The Company shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or within twenty-four (24) hours in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered. Any Potential Takedown Participant’s request to participate in an Underwritten Shelf Takedown shall be binding on the Potential Takedown Participant; provided that each such Potential Takedown Participant that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Potential Takedown Participant of not less than a percentage of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Potential Takedown Participant’s election to participate, as specified in such Potential Takedown Participant’s request to participate in such Underwritten Shelf Takedown (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 3.2.5 shall be determined by the Requesting Holder.

3.2.5.3.    The Company shall not be obligated to take any action to effect any Underwritten Shelf Takedown if a Demand Registration or Piggyback Registration was declared effective or an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days (unless otherwise consented to by the Company).

3.2.6.    Priority of Securities Sold Pursuant to Shelf Takedowns. If the managing underwriter or underwriters of a proposed Underwritten Shelf Takedown, or the Requesting Holder of a proposed “block trade” conducted as an Underwritten Shelf Takedown, in each case pursuant to Section 3.2.5 advise the Company in writing that, in its or their opinion, the number of securities requested to be included in the proposed Underwritten Shelf Takedown exceeds the number that can be sold in such Underwritten Shelf Takedown without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such offering shall be (x) first, allocated to each Sponsor Holder that has requested to participate in such Underwritten Shelf Takedown an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters (or Requesting Holder, as the case may be) can be sold without having such adverse effect.

3.3.    Piggyback Registration.

3.3.1.    Participation. At any time after the Closing Date, if the Company at any time proposes to file a Registration Statement under the Securities Act or to conduct a Public Offering with respect to any offering of its equity securities for its own account or for the account of any other Persons (other than (i) a Registration under Sections 3.1 or 3.2, (ii) a Registration on Form S-4 or Form S-8 or any successor form to such forms or (iii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company or its subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement), then, as soon as practicable (but in no event less than five (5) Business Days prior to the proposed date of filing of such Registration Statement or, in the case of a Public Offering under a Shelf Registration Statement, the anticipated pricing or trade date), the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to all Sponsor Holders, and such Piggyback Notice shall offer such Sponsor Holders the opportunity to register under such Registration Statement, or to sell in such Public Offering, such number of Registrable Securities as each such Sponsor Holder may request in writing (a “Piggyback Registration”). Subject to Section 3.3.2, the Company shall include in such Registration Statement or in such Public Offering as applicable, all such Registrable Securities that are requested to be included therein within three (3) Business Days after the receipt by such Holder of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, or the pricing or trade date of a Public Offering under a Shelf Registration Statement, the Company determines for any reason not to register or sell or to delay the Registration or sale of such securities, the Company shall give written notice of such determination to each Holder included therein and, thereupon, (x) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such Registration or Public Offering (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders entitled to request that such Registration or sale be effected as a Demand Registration under Section 3.1 or an Underwritten Shelf Takedown under Section 3.2, as the case may be, and (y) in the case of a determination to delay Registration or sale, in the absence of a request for a Demand Registration or an Underwritten Shelf Takedown, as the case may be, shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities. Any Holder shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to the Company of its request to withdraw, prior to the applicable Registration Statement becoming effective or, in connection with an Underwritten Shelf Takedown, the execution of the related underwriting agreement.

3.3.2.    Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration informs the Company and the participating Holders in writing that, in its or their opinion, the number of securities that such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the securities that the Company proposes to sell; (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated among the Holders that have requested to participate in such Registration based on an amount equal to the lesser of (x) the number of such Registrable Securities requested to be sold by such Holder, and (y) a number of such shares equal to such Holder’s Pro Rata Portion; (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.

3.3.3.    No Effect on Other Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 3.3 shall be deemed to have been effected pursuant to Sections 3.1 and 3.2 or shall relieve the Company of its obligations under Sections 3.1 and 3.2.

3.4.    Lock-Up Agreements.

3.4.1.    Each Investor agrees that such Investor shall not Transfer any Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for the Shares

(including new Shares issued in connection with the transactions contemplated by the Business Combination Agreement) (such restriction, the “Lock-Up”) during the period commencing on the Closing Date and ending on the earlier of (a) the date that is one hundred eighty (180) days following the Closing Date and (b) the first date on which the Lock-Up Release Condition is satisfied (such period, the “Lock-Up Period”). The Lock-Up is expressly agreed to preclude each Investor during the Lock-Up Period from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such Investor’s Shares even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions during the Lock-Up Period shall include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Investor’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares. The foregoing notwithstanding, (a) each executive officer and director of the Company shall be permitted to establish a plan to acquire and sell Shares pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the Transfer of Shares during the Lock-up Period and (b) any release or waiver from the restrictions contained in this Section 3.4.1 prior to the expiration of the Lock-Up Period shall require the prior written consent of the Dragoneer Sponsor, and to the extent any Sponsor Investor or Dragoneer Post-Closing Shareholder is granted a release or waiver from the restrictions contained in this Section 3.4.1 prior to the expiration of the Lock-Up Period, then all Sponsor Investors and Dragoneer Post-Closing Shareholders shall be automatically granted a release or waiver from the restrictions contained in this Section 3.4.1 to the same extent, on substantially the same terms as and on a pro rata basis with, the Sponsor Investor to which such release or waiver is granted. The foregoing restrictions shall not apply to Transfers of non-controlling limited partnership or other non-controlling ownership interests in any Sponsor Investor to any Affiliate of such Sponsor Investor or non-controlling limited partnership or other non-controlling ownership interests in the Dragoneer Sponsor to any Person listed on Schedule C hereto or Transfers made: (i) pursuant to a bona fide gift or charitable contribution; (ii) by will or intestate succession upon the death of an Individual Investor; (iii) to any Permitted Transferee; (iv) pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; (v) pro rata to the partners, members or shareholders of a Sponsor Investor upon its liquidation or dissolution; or (vi) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their Common Stock for cash, securities or other property; provided that, in the case of (i), (iii) or (v), the recipient of such Transfer must enter into a written agreement agreeing to be bound by the terms of this Agreement, including the transfer restrictions set forth in this Section 3.4.1.

3.4.2.    Each Sponsor Investor also agrees, and the Company agrees and shall cause each director and officer of the Company to agree, that, in connection with each Registration or sale of Registrable Securities pursuant to Section 3.1, 3.2 or 3.3 conducted as an Underwritten Public Offering, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the underwriter(s) of such Underwritten Public Offering restricting such applicable person or entity’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such person or entity or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to the Underwritten Public Offering and ending on the date specified by the underwriters (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Sponsor Investors requested to enter into lock-up agreements in accordance with the immediately preceding sentence, the Company and the underwriters and shall include customary exclusions from the restrictions on Transfer set forth therein, including that such restrictions on the applicable Sponsor Investors shall be conditioned upon all officers and directors of the Company, as well as all Sponsor Investors, being subject to the same restrictions; provided that, to the extent any Sponsor Investor is granted a release or waiver from the restrictions contained in this Section 3.4.2 and in such Sponsor Investor’s lock-up agreement prior to the expiration of the period set forth in such Sponsor Investor’s lock-up agreement, then all Sponsor Investors shall be automatically granted a release or waiver from the restrictions contained in this Section 3.4.2 and the applicable lock-up agreements to which they are party to the same extent, on substantially the same terms as and on a pro rata basis with, the Sponsor Investor to which such release or waiver is granted. The provisions of this Section 3.4.2 shall not apply to any Sponsor Investor that holds less than one percent (1%) of then total issued and outstanding Common Stock.

3.5.    Registration Procedures.

3.5.1.    Requirements. In connection with the Company’s obligations under Sections 3.1 through 3.4, the Company shall use its reasonable best efforts to effect such Registration and to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:

3.5.1.1.    As promptly as practicable prepare the required Registration Statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and Prospectus, and, before filing a Registration Statement or Prospectus or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel, (y) make such changes in such documents concerning the Holders prior to the filing thereof as such Holders, or their counsel, may reasonably request and (z) except in the case of a Registration under Section 3.3 not file any Registration Statement or Prospectus or amendments or supplements thereto to which the Holders, in such capacity, or the underwriters, if any, shall reasonably object;

3.5.1.2.    prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (x) reasonably requested by any Holder with Registrable Securities covered by such Registration Statement, (y) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such Registration Statement effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

3.5.1.3.    notify the participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (i) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement thereto has been filed; (ii) of any written comments by the SEC, or any request by the SEC or other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus, or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the Registration; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes; (iv) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects; and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

3.5.1.4.    promptly notify each selling Holder and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason, it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus, which shall correct such misstatement or omission or effect such compliance;

3.5.1.5.    to the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any Shelf Registration Statement, the Company shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment;

3.5.1.6.    use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final Prospectus;

3.5.1.7.    promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and the participating Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

3.5.1.8.    furnish to each selling Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

3.5.1.9.    deliver to each selling Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter (it being understood that the Company shall consent to the use of such Prospectus or any amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto);

3.5.1.10.    on or prior to the date on which the applicable Registration Statement becomes effective, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1 or Section 3.2, as applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

3.5.1.11.    cooperate with the selling Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request prior to any sale of Registrable Securities to the underwriters;

3.5.1.12.    use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

3.5.1.13.    make such representations and warranties to the Holders being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in public offerings similar to the offering then being undertaken;

3.5.1.14.    enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the participating Holders or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

3.5.1.15.    obtain for delivery to the Holders being registered and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the most recent effective date of the Registration Statement or, in the event of an Underwritten Public Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

3.5.1.16.    in the case of an Underwritten Public Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Holders included in such Registration or sale, a comfort letter from the Company’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

3.5.1.17.    cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

3.5.1.18.    use its reasonable best efforts to comply with all applicable securities laws and, if a Registration Statement was filed, make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

3.5.1.19.    provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement;

3.5.1.20.    use its reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company’s equity securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s equity securities are then quoted;

3.5.1.21.    make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the Holders holding a majority of Registrable Securities being sold, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such Holders or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement;

3.5.1.22.    in the case of an Underwritten Public Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

3.5.1.23.    take no direct or indirect action prohibited by Regulation M under the Exchange Act;

3.5.1.24.    take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any Registration complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

3.5.1.25.    cooperate with the Holders of Registrable Securities subject to the Registration Statement and with the managing underwriter or agent, if any, to facilitate any Charitable Gifting Event and to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to permit any such recipient Charitable Organization to sell in the Public Offering if it so elects; and

3.5.1.26.    take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.

3.5.2.    Company Information Requests. The Company may require each seller of Registrable Securities as to which any Registration or sale is being effected to furnish to the Company customary information regarding such holder and the ownership and distribution of its Registrable Securities as the Company may from time to time reasonably request in writing and the Company may exclude from such Registration or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

3.5.3.    Discontinuing Registration. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.5.1.4, such Holder will discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1.4, or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, or any amendments or supplements thereto, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1.4 or is advised in writing by the Company that the use of the Prospectus may be resumed.

3.6.    Underwritten Offerings.

3.6.1.    Shelf and Demand Registrations. If requested by the underwriters for any Underwritten Public Offering, pursuant to a Registration or sale under Sections 3.1 or 3.2, the Company shall enter into an underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to each of the Company, the Sponsor Holders holding a majority of Registrable Securities being sold and the underwriters, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 3.9 of this Agreement. The Sponsor Holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof, and such Sponsor Holders shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Sponsor Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Sponsor Holder, such Sponsor Holder’s title to the Registrable Securities, such Sponsor Holder’s intended method of distribution and any other representations to be made by the Sponsor Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Sponsor Holder under such agreement shall not exceed such Sponsor Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

3.6.2.    Piggyback Registrations. If the Company proposes to register or sell any of its securities under the Securities Act as contemplated by Section 3.3 and such securities are to be distributed through one or more underwriters, the Company shall, if requested by any Sponsor Holder pursuant to Section 3.3 and, subject to the provisions of Section 3.3.2, use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration or sale all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration or sale. The Holders of Registrable Securities to be distributed by such underwriters shall be parties to a customary underwriting agreement between the Company and such underwriters and shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

3.6.3.    Selection of Underwriters; Selection of Counsel. In the case of an Underwritten Public Offering under Sections 3.1 or 3.2, the managing underwriter or underwriters to administer the offering shall be determined by the Sponsor Holders holding a majority of Registrable Securities being sold in such offering; provided that such underwriter or underwriters shall be reasonably acceptable to the Company. In the case of an Underwritten Public Offering under Section 3.3, the managing underwriter or underwriters to administer the offering shall be determined by the Company; provided that such underwriter or underwriters shall be reasonably acceptable to the Sponsor Holders holding a majority of Registrable Securities being sold in such offering. In the case of an Underwritten Public Offering under Sections 3.1, 3.2 or 3.3, each participating Sponsor Holder shall be entitled to select its counsel, including, without limitation, any additional local counsel necessary to deliver any required legal opinions.

3.6.4.    Non-Underwritten Offerings. Notwithstanding anything herein to the contrary and subject to applicable law, regulation and NYSE rules, any Non-Underwritten Offering shall be conducted in accordance with the Company’s insider trading policy to the extent that such selling stockholder is then subject to such policy.

3.7.    No Inconsistent Agreements; Additional Rights. Neither the Company nor any of its subsidiaries shall hereafter enter into, and neither the Company nor any of its subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement. Without the approval of the Sponsor Holders holding a majority of the Registrable Securities then outstanding (voting together as a single class on an as-converted basis), neither the Company nor any of its subsidiaries shall enter into any agreement granting registration or similar rights to any Person, and the Company hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other Person other than pursuant to this Agreement. Notwithstanding the foregoing, the Company has entered into Subscription Agreements providing for the PIPE Financing and entry into such agreements shall not constitute a breach of the representations and warranties and covenants set forth in this Section 3.7.

3.8.    Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants or independent auditors of the Company and any subsidiaries of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (viii) all reasonable fees and disbursements of legal counsel for each selling Sponsor Holder, (ix) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (x) all fees and expenses incurred in connection with the distribution or Transfer of Registrable Securities to or by a Sponsor Holder or its Permitted Transferees in connection with a Public Offering, (xi) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration or sale, (xii) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xiii) all expenses related to the “road show” for any Underwritten Public Offering, including the reasonable out-of-pocket expenses of the Sponsor Holders and underwriters, if so requested. All such expenses are referred to herein as “Registration Expenses”. The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

3.9.    Indemnification.

3.9.1.    Indemnification by the Company. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each Holder, each shareholder, member, limited or general partner of such Holder, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses and any indemnity and contribution payments made to underwriters ) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities are registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including any report and other document filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading or (iii) any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such Registration, disclosure document or other document or report; provided, that no selling Holder shall be entitled to indemnification pursuant to this Section 3.9.1 in respect of any untrue statement or omission contained in any information relating to such selling Holder furnished in writing by such selling

Holder to the Company specifically for inclusion in a Registration Statement and used by the Company in conformity therewith (such information “Selling Stockholder Information”). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Transfer of such securities by such Holder and regardless of any indemnity agreed to in the underwriting agreement that is less favorable to the Holders. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above (with appropriate modification) with respect to the indemnification of the indemnified parties.

3.9.2.    Indemnification by the Selling Holders. Each selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is contained in such selling Holder’s Selling Stockholder Information. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.4 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale.

3.9.3.    Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it forfeits substantive legal rights by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (c) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (d) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 3.9.3, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

3.9.4.    Contribution. If for any reason the indemnification provided for in Section 3.9.1 and Section 3.9.2 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein (other than as a result of exceptions or limitations on indemnification contained in Section 3.9.1 and Section 3.9.2), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, it being understood and agreed that, with respect to each selling Holder, such information will be limited to such Holder’s Selling Stockholder Information. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 3.9.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.9.4. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 3.9.1 and 3.9.2 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.9.4, in connection with any Registration Statement filed by the

Company, a selling Holder shall not be required to contribute any amount in excess of the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.2 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale. If indemnification is available under this Section 3.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 3.9.1 and 3.9.2 hereof without regard to the provisions of this Section 3.9.4. The remedies provided for in this Section 3.9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

3.9.5.    Indemnification Priority. The Company hereby acknowledges and agrees that any of the Persons entitled to indemnification pursuant to Section 3.9.1 (each, a “Company Indemnitee” and collectively, the “Company Indemnitees”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. The Company hereby acknowledges and agrees (i) that it is the indemnitor of first resort (i.e., its obligations to a Company Indemnitee are primary and any obligation of such other sources to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Company Indemnitee are secondary) and (ii) that it shall be required to advance the full amount of expenses incurred by a Company Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights a Company Indemnitee may have against such other sources. The Company further agrees that no advancement or payment by such other sources on behalf of a Company Indemnitee with respect to any claim for which such Company Indemnitee has sought indemnification, advancement of expenses or insurance from the Company shall affect the foregoing, and that such other sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Company Indemnitee against the Company.

3.10.    Rules 144 and 144A and Regulation S. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

3.11.    Existing Registration Statements. Notwithstanding anything herein to the contrary and subject to applicable law and regulation, the Company may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a Registration Statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided that such previously filed Registration Statement may be, and is, amended or, subject to applicable securities laws, supplemented to add the number of Registrable Securities, and, to the extent necessary, to identify as selling stockholders those Holders demanding the filing of a Registration Statement pursuant to the terms of this Agreement. To the extent this Agreement refers to the filing or effectiveness of other Registration Statements, by or at a specified time and the Company has, in lieu of then filing such Registration Statements or having such Registration Statements become effective, designated a previously filed or effective Registration Statement as the relevant Registration Statement for such purposes, in accordance with the preceding sentence, such references shall be construed to refer to such designated Registration Statement, as amended or supplemented in the manner contemplated by the immediately preceding sentence.

ARTICLE IV

SHAREHOLDER RIGHTS AND RELATED PROVISIONS

4.1.    Board of Directors.

4.1.1.    Structure and Composition. From and after the Closing and until the Final Advent Step-Down Date, the Company shall take all Necessary Action to (a) cause the total number of Directors not to be (without the Advent Post-Closing Shareholders’ prior written consent) more than nine, (b) cause the Directors to be divided into three classes, constituted in accordance with Section 4.1.2, and (c) cause the Board to be composed solely of the individuals designated or nominated for election or appointment as Directors or a non-voting board observer, as applicable, pursuant to Section 4.1.3, Section 4.1.4, Section 4.1.5, Section 4.1.6, Section 4.1.7, Section 4.1.8 or Section 4.1.9, as applicable, and otherwise constituted in accordance with the other provisions of this Section 4.1.

4.1.2.    Classified Board. The Directors shall be divided into three classes, designated Class I, Class II and Class III, respectively, among which the total number of Directors shall be apportioned as nearly equally as possible. The initial Class I Directors shall initially serve for a term expiring at the first annual meeting of stockholders of the Company to be held following the Closing Date. The initial Class II Directors shall initially serve for a term expiring at the second annual meeting of stockholders of the Company to be held following the Closing Date. The initial Class III Directors shall initially serve for a term expiring at the third annual meeting of stockholders of the Company to be held following the Closing Date. At each annual meeting of stockholders of the Company, Directors elected to succeed those Directors whose terms expire at such annual meeting shall be elected for a term of office to expire at the third annual meeting of stockholders of the Company following their election. From and after the Closing and until the First Advent Step-Down Date, one individual designated by Advent pursuant to clause (ii) of Section 4.1.4.1 shall be nominated to serve as a Class I Director, one individual designated by Advent pursuant to clause (ii) of Section 4.1.4.1 shall be nominated to serve as a Class II Director and one individual designated by Advent pursuant to clause (ii) of Section 4.1.4.1 shall be nominated to serve as a Class III Director.

4.1.3.    Initial Composition. Upon the Closing, the Board initially shall be composed of (a) nine Directors, consisting of (i) three Independent Directors designated by the Advent Post-Closing Shareholders collectively, who initially shall be (A) Teri Williams, who shall serve as a Class I Director, (B) William Ingram, who shall serve as a Class II Director, and (C) Eileen Schloss, who shall serve as a Class III Director; (ii) three Directors designated by the Advent Post-Closing Shareholders collectively, who initially shall be (A) Christopher Egan, who shall serve as a Class I Director, (B) Lauren Young, who shall serve as a Class II Director, and (C) Eric Wei, who shall serve as a Class III Director; (iii) one Director designated by the Oak Hill Post-Closing Shareholders collectively, who initially shall be Steven Puccinelli, who shall serve as a Class I Director; (iv) one director designated by the TCV Post-Closing Shareholders collectively, who initially shall be David Yuan, who shall serve as a Class II Director; and (v) Githesh Ramamurthy, who shall serve as a Class III Director; and (b) one non-voting board observer designated by the Dragoneer Post-Closing Shareholders collectively, who initially shall be Christian Jensen.

4.1.4.    Advent Representation. The Advent Post-Closing Shareholders collectively shall have the right to designate for election or appointment as Directors:

4.1.4.1.     during the period beginning at the Closing and ending on the First Advent Step-Down Date, (a) three individuals, each of whom would be an Independent Director if elected, selected in the sole discretion of the Advent Post-Closing Shareholders collectively and (ii) three individuals selected in the sole discretion of the Advent Post-Closing Shareholders collectively;

4.1.4.2.    during the period beginning after the First Advent Step-Down Date and ending on the Second Advent Step-Down Date, (i) two individuals, each of whom would be an Independent Director if elected, selected in the sole discretion of the Advent Post-Closing Shareholders collectively and (ii) two individuals selected in the sole discretion of the Advent Post-Closing Shareholders collectively; and

4.1.4.3.    during the period beginning after the Second Advent Step-Down Date and ending on the Final Advent Step-Down Date, (i) one individual, who would be an Independent Director if elected, selected in the sole discretion of the Advent Post-Closing Shareholders collectively and (ii) one individual selected in the sole discretion of the Advent Post-Closing Shareholders collectively.

4.1.5.    Oak Hill Representation. During the period beginning at the Closing and ending on the Oak Hill Step-Down Date, the Oak Hill Post-Closing Shareholders collectively shall have the right to designate one individual, selected in the sole discretion of the Oak Hill Post-Closing Shareholders collectively, for election or appointment as a Director.

4.1.6.    TCV Representation. During the period beginning at the Closing and ending on the TCV Step-Down Date, the TCV Post-Closing Shareholders collectively shall have the right to designate one individual, selected in the sole discretion of the TCV Post-Closing Shareholders collectively, for election or appointment as a Director.

4.1.7.    Dragoneer Representation. During the period beginning at the Closing and ending on the Dragoneer Step-Down Date, the Dragoneer Post-Closing Shareholders collectively shall have the right to designate one individual, selected in the sole discretion of the Dragoneer Post-Closing Shareholders collectively, for election or appointment as a Director or a non-voting board observer.

4.1.8.    Chief Executive Officer. During the period in which any individual serves as the chief executive officer of the Company, such individual shall be designated for election or appointment as a Director.

4.1.9.    Other Directors. If, at any time, the total number of Directors then authorized to serve on the Board exceeds the total number of individuals designated for election or appointment as Directors pursuant to Section 4.1.4, Section 4.1.5, Section 4.1.6, Section 4.1.7 or Section 4.1.8, as applicable (whether as a result of a decrease in the number of individuals that any Sponsor Investor is entitled to so designate, any Sponsor Investor’s election not to exercise all or part of its designation rights, or otherwise), the nominating and corporate governance committee of the Board shall select a number of individuals to be nominated for election or appointment as Directors equal to the difference of the total number of Directors then authorized to serve on the Board and the total number of individuals so designated pursuant to Section 4.1.4, Section 4.1.5, Section 4.1.6, Section 4.1.7 or Section 4.1.8, as applicable.

4.1.10.    Decrease in Representation. If, at any time, the number of individuals that any Sponsor Investor is entitled to designate for election or appointment to the Board pursuant to Section 4.1.4, Section 4.1.5, Section 4.1.6 or Section 4.1.7, as applicable, is less than the number of Directors or non-voting board observers, as applicable, designated by such Sponsor Investor then serving on the Board, then, at the request of the Board (other than in the case of a decrease in representation due to the Advent Post-Closing Investors ceasing to have designation rights pursuant to Section 4.1.4.1 or Section 4.1.4.2, in which case the request shall be made by a majority of the Directors who were not designated by the Advent Post-Closing Shareholders), such Sponsor Investor shall cause such a number of the Directors or non-voting board observers, as applicable, designated by such Sponsor Investor then serving on the Board as is necessary to cause the number of Directors or non-voting board observers, as applicable, designated by such Sponsor Investor then serving on the Board to be equal to the number of individuals that such Sponsor Investor is entitled to designate for election or appointment to the Board pursuant to Section 4.1.4, Section 4.1.5, Section 4.1.6 or Section 4.1.7, as applicable, to tender his, her or their resignation immediately. Notwithstanding the foregoing, the Board or any committee thereof may, in its sole discretion and with the express written consent of such individual, recommend for election or appointment as a Director or non-voting board observer an individual who has tendered his or her resignation pursuant to this Section 4.1.10.

4.1.11.    Removal; Vacancies. Except as provided in Section 4.1.10, each Sponsor Investor shall have the sole and exclusive right to remove any Director or non-voting board observer designated by such Sponsor Investor pursuant to Section 4.1.3, Section 4.1.4, Section 4.1.5, Section 4.1.6 or Section 4.1.7, as applicable, from the Board, for any or no reason, and the Company shall take all actions necessary to cause the removal of any Director or non-voting board observer pursuant to this Section 4.1.11 at the request of the applicable Sponsor Investor. For so long as a Sponsor Investor has designation rights pursuant to Section 4.1.4, Section 4.1.5, Section 4.1.6 or Section 4.1.7, as applicable, such Sponsor Investor shall have the sole and exclusive right to designate another individual for election or appointment as a Director or non-voting board observer, as applicable, to fill any vacancy on the Board resulting from the death, removal or resignation of a Director or non-voting board observer, as applicable, designated by such Sponsor Investor pursuant to Section 4.1.4, Section 4.1.5, Section 4.1.6 or Section 4.1.7, as applicable.

4.2.    Board Committees. The Board shall establish and maintain an audit committee, a compensation committee and a nominating and corporate governance committee, and may establish and maintain such other committees as the Board deems appropriate from time to time. Subject to applicable law, regulation and NYSE rules, for so long as any Director designated by the Advent Post-Closing Shareholders pursuant to clause (ii) of any of Section 4.1.4.1, Section 4.1.4.2 or Section 4.1.4.3 is serving on the Board, the Advent Post-Closing Shareholders collectively shall have the right, at their option, to have at least one such Director serve on each committee of the Board. The initial members of the Company’s audit committee shall be William Ingram, Teri Williams and Steven Puccinelli. The initial members of the Company’s compensation committee shall be Eileen Schloss, Eric Wei, David Yuan and Githesh Ramamurthy. The initial members of the Company’s nominating and corporate governance committee shall be selected by the Advent Post-Closing Shareholders collectively in their sole discretion.

4.3.    Subsidiary Boards and Committees. Subject to applicable law, regulation and NYSE rules, for so long as any Director designated by the Advent Post-Closing Shareholders pursuant to clause (ii) of any of Section 4.1.4.1, Section 4.1.4.2 or Section 4.1.4.3 is serving on the Board, the Advent Post-Closing Shareholders collectively shall have the right, at their option, to have any or all of such Directors serve on the board of directors or similar governing body of any subsidiary of the Company and on any committee thereof.

4.4.    Director Expenses. The Company shall pay the reasonable out-of-pocket costs and expenses incurred by each Director in connection with his or her attendance at meetings of the Board, meetings of any committee of the Board on which such Director serves and meetings of any board of directors or similar governing body of any subsidiary of the Company or any committee thereof on which such Director serves.

4.5.    Directors’ and Officers’ Insurance. The Company (a) shall provide each Director designated by a Sponsor Investor pursuant to Section 4.1 with the same rights, privileges and benefits as the other members of the Board, including with respect to indemnification, exculpation, insurance coverage, expense reimbursement, notice and information, and (b) to the fullest extent permitted by applicable law, regulation and NYSE rules, shall not amend, repeal or otherwise modify in a manner adverse to any such Director any right of such Director to indemnification or exculpation under the Certificate, the Bylaws, this Agreement or any other agreement or instrument by the Company or any of its subsidiaries without the prior written consent of a majority of the Directors designated by a Sponsor Investor pursuant to Section 4.1 who are then serving in such capacity. The Company hereby acknowledges that any director, officer or other indemnified person to whom the Company is obligated to provide insurance coverage, indemnification or advancement of expenses in connection therewith by the Company pursuant to the Certificate or the Bylaws or any other agreement between the Company and any such person or under which such person has third-party beneficiary rights with respect thereto (each, a “Covered Indemnitee”, and any such obligation, an “Indemnification Obligation”) may have certain rights to indemnification, advancement of expenses or insurance provided by one or more of the Sponsor Investors or their respective Affiliates (collectively, the “Fund Indemnitors”). The Company hereby (a) agrees that the Company shall be the indemnitor of first resort with respect to all

Indemnification Obligations (i.e., its Indemnification Obligations to a Covered Indemnitee shall be primary and any obligation of any Fund Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Covered Indemnitee shall be secondary) and (b) irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims the Company has or may have against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect of any such expenses or liabilities. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of a Covered Indemnitee with respect to any claim for which such Covered Indemnitee has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Covered Indemnitee against the Company. The provisions of this Section 4.5 will survive any termination of this Agreement. Any Fund Indemnitor or insurer thereof not a party to this Agreement is an express third-party beneficiary of this Section 4.5, and is entitled to enforce this Section 4.5 according to its terms to the same extent as if such Fund Indemnitor or insurer thereof were a party hereto.

4.6.    Confidentiality. Each Investor other than the Dragoneer Post-Closing Shareholders agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in the Company and its subsidiaries and make investment decisions with respect to the securities of the Company, any confidential information regarding the Company or any of its subsidiaries or the business or operations thereof that has been obtained from the Company or any of its subsidiaries or by virtue of the service of any person affiliated with such Investor as a director, manager or officer of the Company or any of its subsidiaries (any such confidential information, “Confidential Information”), unless such Confidential Information (a) becomes known to the public (other than as a result of a breach of this Section 4.6 by such Investor or any of its Affiliates), (b) is or has been independently developed or conceived by such Investor without use of Confidential Information obtained in violation of this Section 4.6 by such Investor or any of its Affiliates or (c) is or has been made known or disclosed to such Investor by a third party (other than an Affiliate of such Investor) without a breach of any obligation of confidentiality such third party may have; provided, however, that an Investor may disclose Confidential Information (i) to its attorneys, accountants, consultants and other professional advisors to the extent necessary to obtain their services in connection with monitoring its investment in the Company, (ii) to any prospective purchaser of any Shares from such Investor in any Transfer permitted under this Agreement as long as such prospective purchaser agrees prior to such disclosure to be bound by a confidentiality agreement no less favorable to the Company than the provisions of this Section 4.6, (iii) to any Affiliate, partner, member or related investment fund of such Investor and their respective directors, managers, officers, employees and professional advisors, in each case in the ordinary course of business, (iv) as may be reasonably determined by such Investor to be necessary in connection with such Investor’s enforcement of its rights in connection with this Agreement or its investment in the Company and its subsidiaries or (v) as may otherwise be required by law or legal, judicial or regulatory process or requested by any regulatory or self-regulatory authority or examiner, provided that such Investor takes reasonable steps to minimize the extent of any required or requested disclosure described in this clause (v); and provided further, however, that the disclosing Investor shall cause any Person to whom such Investor may disclose Confidential Information pursuant to clauses (i) through (iii) of the first proviso of this sentence to comply with this Section 4.6 as if such Person was a party hereto; and provided further, however, that the acts and omissions of any Person to whom such Investor may disclose Confidential Information pursuant to clauses (i) through (iii) of the first proviso of this sentence will be attributable to such Investor for purposes of determining such Investor’s compliance with this Section 4.6. Each party hereto acknowledges that the Sponsor Investors or any of their Affiliates and related investment funds may review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company and its subsidiaries, and may trade in the securities of such enterprises. Nothing in this Section 4.6 (except as set forth in the second proviso of the preceding sentence) will preclude or in any way restrict the Sponsor Investors or their Affiliates or related investment funds from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of the Company and its subsidiaries. Notwithstanding the foregoing or anything else to the contrary in this Agreement, each party hereto (and each director, manager, officer, employee, representative or other agent of any party hereto) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of, and tax strategies relating to, the transactions in which such party participates pursuant to this Agreement. For this purpose, “tax structure” is limited to any facts relevant to the United States federal income tax treatment of such transactions and does not include information relating to the specific identity of the parties hereto. The Dragoneer Post-Closing Shareholders hereby agree to be bound by and subject to (a) Section 5.3(a) (Confidentiality) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if such Dragoneer Post-Closing Shareholder is directly a party thereto, and (b) the Confidentiality Agreement, dated as of October 14, 2020 (the “Confidentiality Agreement”), by and between the Company and Chariot Target, to the same extent as such provisions apply to the Company, as if such Dragoneer Post-Closing Shareholder is directly a party thereto; provided that, notwithstanding anything to the contrary in the Confidentiality Agreement and solely for purposes of this sentence, the Confidentiality Agreement shall be deemed to expire on, and the Dragoneer Post-Closing Shareholders shall continue to be bound by the provisions of the Confidentiality Agreement as provided in this sentence until, the date that is one year after the Closing Date.

4.7.    Other Business Opportunities. To the fullest extent permitted by law, the doctrine of corporate opportunity and any analogous doctrine will not apply to (a) any Sponsor Investor, (b) any director or officer of the Company who is not a full-time employee of the Company or any of its operating subsidiaries or (c) any Affiliate, partner, advisory board member, director, officer, manager, member or shareholder of any Sponsor Investor who is not a full-time employee of the Company or any of its operating subsidiaries (any such Person listed in (a), (b) or (c), an “External Party”). The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any External Party. Each External Party who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company (i) will not have any duty to communicate or offer such opportunity to the Company and (ii) will not be liable to the Company or any of its subsidiaries or to any holder of securities of or any equity interest in the Company or any of its subsidiaries because such External Party pursues or acquires for, or directs such opportunity to, itself or another Person or does not communicate such opportunity or information to the Company.

4.8.    Other Business Activities of Sponsor Investors. The Company acknowledges that certain of the Sponsor Investors and their respective Affiliates are in the business of investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises that may have products or services that compete directly or indirectly with those of the Company. Subject to compliance with the express terms of this Agreement and each other agreement related to the transactions contemplated by this Agreement (collectively, the “Transaction Agreements”), the Sponsor Investors shall not be precluded or in any way restricted from investing or participating in any particular enterprise, whether or not such enterprise has products or services that compete with those of the Company.

4.9.    Amendment of the Business Combination Agreement. The Company shall not, and shall cause Chariot Merger Sub not to, amend, restate, supplement or otherwise modify, or waive any provision of, the Business Combination Agreement without the prior written consent of the Advent Post-Closing Shareholders.

4.10.    Termination of Prior Chariot Target Agreement. Each of the Investors that, together with Chariot Target, is a party to that certain Amended and Restated Stockholders Agreement, dated as of June 9, 2017 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Prior Chariot Target Agreement”), acknowledges and agrees that, in connection with the transactions contemplated by the Business Combination Agreement, the Prior Chariot Target Agreement will be terminated in its entirety and, from and after such termination, all of the provisions thereof shall cease to have any further force or effect and no Person shall have any further rights or obligations thereunder, except that Sections 1(f) (Board of Directors—Expenses) and 16 (Indemnification) of the Prior Chariot Target Agreement shall remain in full force and effect in accordance with their respective terms notwithstanding such termination and none of the rights or obligations of any Person thereunder shall be impaired or otherwise affected by such termination.

ARTICLE V

MISCELLANEOUS

5.1.    Authority; Effect. Each party hereto represents and warrants to each other party hereto that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association. The Company and its subsidiaries shall be jointly and severally liable for all obligations of the Company pursuant to this Agreement.

5.2.    Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by e-mail, provided that any e-mail must be followed by confirmation copy sent by the means provided in the following clause (c) on the same day the e-mail is sent, or (c) sent by overnight courier, in each case, addressed as follows:

If to the Company to:

222 Merchandise Mart Plaza, Suite 900
Chicago, IL 60654-1105
Attention:	Githesh Ramamurthy
Kevin Kane
Email:	gramamurthy@cccis.com
kkane@cccis.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Douglas A. Ryder, P.C.
Willard S. Boothby, P.C.
Christian O. Nagler
E-mail:	douglas.ryder@kirkland.com
willard.boothby@kirkland.com
christian.nagler@kirkland.com

If to an Investor, to his, her or its address, with a copy (which shall not constitute notice) to his, her or its legal counsel (if any), as set forth on Schedule A or Schedule B, as applicable.

Notice to the holder of record of any Registrable Securities shall be deemed to be notice to the holder of such securities for all purposes hereof.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) the earlier of (A) non-automated confirmation of receipt or (B) as provided in the following clause (iii), if sent by e-mail, and (iii) one (1) Business Day after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

5.3.    Termination and Effect of Termination. This Agreement may be terminated only by an agreement in writing signed by the Majority Sponsor Investors; provided that the consent of any Sponsor Investor will be required for any termination of this Agreement which has an adverse effect on the rights, limitations or obligations of such Sponsor Investor. Notwithstanding any termination of this Agreement in accordance with the foregoing sentence, the provisions of Sections 3.8, 3.9, 3.10, 4.4 and 4.5 shall survive any such termination. No termination under this Agreement shall relieve any Person of liability for breach or Registration Expenses incurred prior to termination. In the event this Agreement is terminated, each Person entitled to indemnification rights pursuant to Section 3.9 hereof shall retain such indemnification rights with respect to any matter that (a) may be an indemnified liability thereunder and (b) occurred prior to such termination. Notwithstanding the foregoing or anything else herein to the contrary, upon any termination of the Business Combination Agreement in accordance with its terms, this Agreement shall automatically terminate, without notice or other action by any party hereto, and be void ab initio and no party hereto shall have any obligations or liability hereunder. Upon written request to the Company, any Holder may request not to receive any Demand Notice, Piggyback Notice, Shelf Registration Notice and/or Shelf Takedown Notice and thereafter shall not receive any such notices, unless otherwise requested in writing.

5.4.    Permitted Transferees. The rights of a Holder hereunder may be assigned (but only with all related obligations as set forth below) in connection with a Transfer of Registrable Securities to (a) a Permitted Transferee of that Holder or (b) in the case of any Sponsor Holder, other than the rights of such Sponsor Holder set forth in Section 4.1, to a transferee that acquires greater than five (5) percent of the outstanding shares of the Company in a transaction exempt from the registration requirements of the Securities Act (other than Rule 144); provided that, in the case of each of the foregoing clauses (a) and (b), (i) the Oak Hill Post-Closing Shareholders collectively shall only be permitted to assign their one (1) Demand Registration hereunder, and the TCV Post-Closing Shareholders collectively shall only be permitted to assign their one (1) Demand Registration hereunder, if such Holders have not already exercised such right, and upon such assignment, only the assignee thereof shall be permitted to exercise such one (1) Demand Registration, and (ii) each of the Oak Hill Post-Closing Shareholders and the TCV Post-Closing Shareholders shall be permitted to assign its rights under Article 3 only to a Permitted Transferee for so long as such Permitted Transferee remains an Affiliate of such Oak Hill Post-Closing Shareholder or such TCV Post-Closing Shareholder, as applicable, and any Permitted Transferee to which such rights are assigned in accordance with this Section 5.4 shall no longer have such rights from and after the time such Permitted Transferee ceases to be an Affiliate of such Oak Hill Post-Closing Shareholders or such TCV Post-Closing Shareholders, as applicable. Without prejudice to any other or similar conditions imposed hereunder with respect to any such Transfer, no assignment permitted under the terms of this Section 5.4 will be effective unless the Permitted Transferee or other assignee to which the assignment is being made, if not a Holder, has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the Permitted Transferee or other assignee will be bound by, and will be a party to, this Agreement. A Permitted Transferee to whom rights are transferred pursuant to this Section 5.4 may not again transfer those rights to any other Permitted Transferee or other assignee, other than as provided in this Section 5.4.

5.5.    Legend Removal. If the Dragoneer Post-Closing Shareholders hold Registrable Securities that are eligible to be sold without restriction under Rule 144 under the Securities Act or pursuant to an effective registration statement, then, at the Dragoneer Post-Closing Shareholders’ request, the Company will use commercially reasonable efforts to cause the Company’s transfer agent to remove any restrictive legend set forth on such Registrable Securities (including, if necessary, by delivering to the Company’s transfer agent a direction letter). In connection therewith, if an opinion of counsel (or direction letter based upon a legal opinion) is required by the Company’s transfer agent, the Dragoneer Post-Closing Shareholder will promptly cause an opinion of its counsel to be delivered to and maintained with the Company’s transfer agent (and to the Company, if the Company is required to deliver a direction letter), together with any other authorizations, certificates and directions reasonably required by the transfer agent that authorize and direct the transfer agent to transfer such Registrable Securities without any such legend.

5.6.    Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

5.7.    Amendments. This Agreement may not be orally amended, modified or extended, nor shall any attempted oral waiver of any of its terms be effective. This Agreement may be amended, modified or extended, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and the Advent Post-Closing Shareholders in the case of any amendment, modification, extension or waiver effected prior to the Closing or by the Company and the Majority Sponsor Investors in the case of any amendment, modification, extension or waiver effected at or after the Closing. Each such amendment, modification, extension or waiver shall be binding upon each party hereto; provided that (a) the consent of any Sponsor Investor shall be required for any amendment, modification, extension or waiver which has an adverse effect on the rights, limitations or obligations of such Sponsor Investor and (b) any such amendment, modification, extension or waiver that by its terms would adversely affect a Holder or group of Holders in a disproportionate manner relative to the Holders generally shall require the written consent of the Holder (or a majority in interest based on Registrable Securities of such group of Holders) so affected. Notwithstanding anything herein to the contrary, Schedule B hereto may be amended, supplemented or otherwise modified from time to time by the Advent Post-Closing Shareholders to reflect the name of any holder of Registrable Securities that was a holder Equity Securities of Chariot Target prior to the Closing and that has executed and delivered a counterpart of this Agreement. In addition, each party hereto may waive any right hereunder (solely as applicable to such party) by an instrument in writing signed by such party.

5.8.     Governing Law. This Agreement, the rights of the parties hereto under or in connection herewith or in connection with any of the transactions contemplated hereby, and all actions arising in whole or in part under or in connection herewith or therewith (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction.

5.9.    Consent to Jurisdiction; Venue; Service. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware located in Wilmington, Delaware, or if (but only if) such court does not have subject matter jurisdiction, the state or federal courts located in the State of Delaware for the purpose of any suit, action or other proceeding described in Section 5.8; (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such suit, action or proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (c) hereby agrees not to commence or maintain any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party to this Agreement hereby also (i) consents to service of process in any action described in this Section 5.9 in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or made by overnight delivery by a nationally recognized courier service addressed to a party’s address specified pursuant to Section 5.2 shall constitute good and valid service of process in any such action and (iii) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process. Notwithstanding the foregoing in this Section 5.9, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

5.10.    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO THIS AGREEMENT OR ANY AND ALL ACTIONS OR PROCEEDINGS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DESCRIBED IN SECTION 5.9. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 5.10 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

5.11.    Merger; Binding Effect; Assignment. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Except as otherwise expressly provided herein, no Holder or other party hereto may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

5.12.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. The parties hereto agree that execution of this Agreement by industry standard electronic signature software or by exchanging executed signature pages in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and each party hereto hereby waives any right to raise in any proceeding arising under or related to this Agreement any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

5.13.    Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

5.14.    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Holder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, manager, employee, general or limited partner, member or equityholder of any Holder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, manager, employee, general or limited partner, member or equityholder of any Holder or of any Affiliate or assignee thereof, as such, for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Company:	DRAGONEER GROWTH OPPORTUNITIES CORP.

By:
Name:
Title:

[Signature Page to Amended and Restated Registration and Shareholder Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Investors:	[INVESTOR NAME]

By:
Name:
Title:

Exhibit D

FORM OF TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (this “Agreement”) is entered into as of February 2, 2021, by and between Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company (“Dragoneer”), and [•], a [•] (the “Shareholder”). Dragoneer and the Shareholder are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as hereinafter defined).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, Dragoneer, Chariot Opportunity Merger Sub, Inc., a Delaware corporation (“Chariot Merger Sub”), and Cypress Holdings, Inc., a Delaware corporation (the “Company”), are entering into that certain Business Combination Agreement (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) pursuant to which, among other things, Chariot Merger Sub will merge with and into the Company, with the Company as the surviving company in the merger and, as a result of such merger, becoming a wholly owned Subsidiary of Dragoneer, and each Company Share (including the Subject Company Shares (as hereinafter defined)) will be converted into the right to receive Dragoneer Shares, in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement;

WHEREAS, the Shareholder is the record and beneficial owner of the number and type of Equity Securities of the Company set forth on Schedule A hereto (together with any other Equity Securities of the Company of which the Shareholder acquires record or beneficial ownership after the date hereof and prior to the record date for the meeting of the shareholders of the Company, collectively, the “Subject Company Shares”);

WHEREAS, in consideration of the benefits to be received by the Shareholder under the terms of the Business Combination Agreement and as a material inducement to the Dragoneer Parties agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Shareholder agrees to enter into this Agreement and to be bound by the agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that the Dragoneer Parties would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without the Shareholder entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Company Shareholder Consent and Related Matters.

(a) As promptly as reasonably practicable (and in any event within two (2) Business Days) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Shareholder shall duly execute and deliver to the Company and Dragoneer the Company Shareholder Written Consent under which it shall irrevocably and unconditionally consent to the matters, actions and proposals contemplated by Section 5.13(b) (Transaction Support Agreements;

Company Shareholder Approval; Investor Subscription Agreements; Forward Purchase Agreements) of the Business Combination Agreement. As promptly as reasonably practicable (and in any event prior to the earlier of (x) the time at which the Company delivers the Allocation Schedule to Dragoneer pursuant to the Business Combination Agreement or (y) the time at which the Company is required to deliver the Allocation Schedule to Dragoneer pursuant to the Business Combination Agreement), the Stockholder shall (i) duly execute and deliver to the Company and Dragoneer a written consent, in accordance with the DGCL, the Company’s Governing Documents and the Company Shareholders Agreement, under which it irrevocably and unconditionally consents to the matters, actions and proposals contemplated by Section 5.13(d)(i) (Transaction Support Agreements; Company Shareholder Approval; Investor Subscription Agreements; Forward Purchase Agreements) of the Business Combination Agreement or (ii) duly execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions necessary or reasonably advisable in order to amend or otherwise modify the Governing Documents of the Company, the Company Shareholders Agreement and each other applicable Contract in the manner required by Section 5.13(d)(ii) (Transaction Support Agreements; Company Shareholder Approval; Investor Subscription Agreements; Forward Purchase Agreements) of the Business Combination Agreement. Without limiting the generality of the first two sentences of this Section 1(a), prior to the Closing, the Shareholder shall vote (or cause to be voted) at any meeting of the shareholders of the Company including any adjournment or postponement thereof, and in any action by written resolution of the shareholders of the Company (by taking all action necessary to grant legally effective consent thereto), all the Subject Company Shares against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action, proposal, transaction, agreement or other matter that would reasonably be expected to (x) result in a breach of any of the Company’s covenants, agreements or obligations under the Business Combination Agreement, (y) cause any of the conditions to the Closing set forth in Sections 6.1 or 6.2 of the Business Combination Agreement not to be satisfied or (z) otherwise materially impede, materially interfere with, materially delay, materially discourage, materially and adversely affect or materially inhibit the timely consummation of, the transactions contemplated by the Business Combination Agreement.

(b) Without limiting any other rights or remedies of Dragoneer, the Shareholder hereby irrevocably appoints Dragoneer or any individual designated by Dragoneer as the Shareholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstitution), for and in the name, place and stead of the Shareholder, to attend on behalf of the Shareholder any meeting of the Company Shareholders with respect to the matters described in the first and second sentences of Section 1(a), to include the Subject Company Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Shareholders, to vote (or cause to be voted) the Subject Company Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company Shareholders or any action by written consent by the Company Shareholders (including the Company Shareholder Written Consent), in each case, in the event that the Shareholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).

(c) The proxy granted by the Shareholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration of Dragoneer entering into the Business Combination Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Shareholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Shareholder and shall revoke any and all prior proxies granted by the Shareholder with respect to the Subject Company Shares. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters in Section 1(a) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Company Shares and a vote or consent by the Shareholder of the Subject Company Shares (or any other Person with the power to vote the Subject Company Shares) with respect to the matters in Section 1(a). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) with respect to any matter except those provided in Section 1(a). For the avoidance of doubt, the Shareholder may vote the Subject Company Shares on all other matters, subject to, for the avoidance of doubt, the other applicable covenants, agreements and obligations set forth in this Agreement.

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2. Other Covenants and Agreements.

(a) The Shareholder hereby agrees that, notwithstanding anything to the contrary in any such agreement, (i) each of the agreements set forth on Schedule B hereto shall be automatically terminated and of no further force and effect (including any provisions of any such agreement that, by their terms, survive such termination) effective as of, and subject to and conditioned upon the occurrence of, the Closing and (ii) upon such termination neither the Company nor any of its Affiliates (including the other Group Companies and, from and after the Effective Time, Dragoneer and its Affiliates) shall have any further obligations or liabilities under any such agreement; provided, however, that Section 1(f) (Expense Reimbursement) and Section 16 (Indemnification) of the agreement marked with an asterisk (*) on Schedule B and any other indemnification and expense reimbursement provisions that are contemplated to survive the termination of such agreement shall survive such termination in accordance with their terms. Without limiting the generality of the foregoing, the Shareholder hereby agrees to promptly execute and deliver all additional agreements, documents and instruments and take, or cause to be taken, all actions necessary or reasonably advisable in order to achieve the purpose of the preceding sentence.

(b) The Shareholder shall be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Shareholder is directly party thereto, (ii) the first sentence of Section 5.6(a) (Exclusive Dealing) and Section 8.18 (Trust Account Waiver) of the Business Combination Agreement to the same extent as such provisions apply to the Company, as if the Shareholder is directly party thereto, and (iii) the Confidentiality Agreement to the same extent as such provisions apply to CCC Information Services Inc., as if the Shareholder is directly party thereto.

(c) The Shareholder acknowledges and agrees that the Dragoneer Parties are entering into the Business Combination Agreement in reliance upon the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement and but for the Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement the Dragoneer Parties would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.

3. Shareholder Representations and Warranties. The Shareholder represents and warrants to Dragoneer as follows:

(a) [The Shareholder is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable).]1

[1]	Language to be omitted for individual shareholders.

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(b) The Shareholder has the requisite [corporate, limited liability company or other similar]2 power and authority to execute and deliver this Agreement, to perform its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby[, including spousal consent, if needed]3. [The execution and delivery of this Agreement has been duly authorized by all necessary corporate (or other similar) action on the part of the Shareholder.]4 This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid, legal and binding agreement of the Shareholder (assuming that this Agreement is duly authorized, executed and delivered by Dragoneer), enforceable against the Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Shareholder with respect to the Shareholder’s execution and delivery of, or performance of its covenants, agreements or obligations under, this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by the Shareholder, the performance by the Shareholder of any of its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) [result in any breach of any provision of the Shareholder’s Governing Documents]5 // [intentionally omitted]6, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Shareholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Shareholder or any of its properties or assets are bound or (iv) result in the creation of any Lien upon the Subject Company Shares, except, in the case of any of the foregoing clauses (ii) and (iii), as would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

[2]	Language to be omitted for individual shareholders.
[3]	Language to be omitted for legal entity shareholders.
[4]	Language to be omitted for individual shareholders.
[5]	Language to be included for legal entity shareholders.
[6]	Language to be included for individual shareholders.

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(e) The Shareholder is the record and beneficial owner of the Subject Company Shares and has valid, good and marketable title to the Subject Company Shares, free and clear of all Liens (other than transfer restrictions under applicable Securities Law or under the Company Shareholders Agreement). Except for the Equity Securities of the Company set forth on Schedule A hereto, together with any other Equity Securities of the Company of which the Shareholder acquires record or beneficial ownership after the date hereof in accordance with Section 5.1(b)(v) of the Business Combination Agreement, the Shareholder does not own, beneficially or of record, any Equity Securities of any Group Company. Except as otherwise expressly contemplated by the Company Shareholders Agreement, any agreement or plan pursuant to which Company Options are granted or by which Company Options are governed, or the Business Combination Agreement, the Shareholder does not have the right to acquire any Equity Securities of any Group Company. The Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Company Shares and, except for this Agreement, the Business Combination Agreement and the Company Shareholders Agreement, the Shareholder is not party to or bound by (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer any of the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Company Shares.

(f) There is no Proceeding pending or, to the Shareholder’s knowledge, threatened against the Shareholder that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that (i) he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Dragoneer Parties and (ii) he, she or it has been furnished with or given access to such documents and information about the Dragoneer Parties and their respective businesses and operations as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the other Ancillary Documents to which he, she or it is or will be a party and the consummation of the transactions contemplated hereby and thereby.

(h) In entering into this Agreement and the other Ancillary Documents to which he, she or it is or will be a party, the Shareholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party and has not relied on any other representations or warranties of any Dragoneer Party (including, for the avoidance of doubt, the representations or warranties of any Dragoneer Party set forth in the Business Combination Agreement or any other Ancillary Document to which the Shareholder is not a party), any Dragoneer Non-Party Affiliate or any other Person, either express or implied, and the Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in the Ancillary Documents to which he, she or it is or will be a party, none of the Dragoneer Parties, any Dragoneer Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Ancillary Documents to which he, she or it is or will be a party or the transactions contemplated hereby or thereby.

4. Transfer of Subject Securities. Except as expressly contemplated by the Business Combination Agreement or with the prior written consent of Dragoneer (such consent to be given or withheld in its sole discretion), from and after the date hereof, the Shareholder agrees not to (a) Transfer any of the Subject Company Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Shareholder to Transfer the Subject Company Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Company Shares, or (c) take any actions in furtherance of any of the matters described in the

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foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any direct or indirect sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise), other than to an Affiliate of the Shareholder effecting such Transfer in accordance with the Governing Documents of the Company and the terms of any agreement between the Company and such Shareholder, provided that such Affiliate shall execute and deliver to Dragoneer a copy of this Agreement.

5. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 5(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or for Fraud, (ii) Section 2(b)(i) (solely to the extent that it relates to Section 5.3(a) (Confidentiality) of the Business Combination Agreement) and the representations and warranties set forth in Sections 3(g) and (h) shall each survive any termination of this Agreement, (iii) Section 2(b)(i) (solely to the extent that it relates to Section 5.4(a) (Public Announcements) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(a) and (iv) Section 2(b)(ii) (solely to the extent that it relates to Section 8.19 (Trust Account Waiver) of the Business Combination Agreement) shall survive the termination of this Agreement pursuant to Section 5(b). For purposes of this Section 5, (x) “Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching Party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (A) a false or incorrect representation or warranty expressly set forth in this Agreement, (B) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (C) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (D) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, causing such Party to enter into this Agreement, and (E) another Party to suffer damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

6. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Shareholder makes no agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder or beneficial owner of the Subject Company Shares[, and not in such Shareholder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries or in such Shareholder’s capacity as a trustee or fiduciary of any Company Equity Plan,]7 and (b) nothing herein will be construed to limit or affect any action or inaction by [such Shareholder]8 // [any representative of such Shareholder serving]9 as a member of the board of directors (or similar governing body) of any Group Company or as a manager, officer, employee or fiduciary of any Group Company, in each case, acting in such person’s capacity as a director, manager, officer, employee or fiduciary of such Group Company.

[7]	Language to be included for individual shareholders.
[8]	Language to be included for individual shareholders.
[9]	Language to be included for legal entity shareholders.

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7. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party thereto against any other party thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be brought against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against the Company or any Company Non-Party Affiliate (other than the Shareholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Dragoneer Non-Party Affiliate, and (b) none of the Company, any Company Non-Party Affiliate (other than the Shareholder named as a party hereto, on the terms and subject to the conditions set forth herein) or any Dragoneer Non-Party Affiliate shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided in Section 3, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or its subject matter or the transactions contemplated hereby.

8. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof) if applicable, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Party as follows:

If to Dragoneer, to:

c/o Dragoneer Growth Opportunities Corp.

1 Letterman Drive, Building D, Suite M-500

San Francisco, CA 94129

Attention:     Michael Dimitruk

                      Pat Robertson

Email:           Michael@Dragoneer.com

                       Pat@Dragoneer.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, CA 94111

Attention:     Thomas Holden

                      Jay Freedman

E-mail:           thomas.holden@ropesgray.com

                        jason.freedman@ropesgray.com

If to the Shareholder, to:

[                ]

[                ]

[                ]

Attention:     [                ]

Facsimile:     [                ]

Email:           [                ]

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with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:     Douglas Ryder, P.C.

                       Willard S. Boothby, P.C.

                       Christian O. Nagler

E-mail:          douglas.ryder@kirkland.com

                       willard.boothby@kirkland.com

                       christian.nagler@kirkland.com

or to such other address as the Party to whom notice is given may have previously furnished to the other Party in writing in the manner set forth above.

9. Entire Agreement . This Agreement, the Business Combination Agreement and documents referred to herein and therein constitute the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement.

10. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Shareholder and Dragoneer. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by the Shareholder without Dragoneer’s prior written consent (to be withheld or given in its sole discretion).

11. Fees and Expenses. Except as otherwise expressly set forth in the Business Combination Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

12. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that either Party does not perform its obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breaches such provisions. It is accordingly agreed that each Party shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

13. No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties partners or participants in a joint venture.

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14. Miscellaneous. Sections 8.1 (Non-Survival), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial) and 8.16 (Submission to Jurisdiction) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Transaction Support Agreement as of the date first above written.

DRAGONEER GROWTH OPPORTUNITIES CORP.

By:
Name: Pat Robertson
Title: Chief Operating Officer

[Signature Page to Transaction Support Agreement]

[SHAREHOLDER]

By:
Name:
Title:

[Signature Page to Transaction Support Agreement]

SCHEDULE A

Class/Series Securities	Number of Shares
Class A Common Stock	[	•]
Class B Common Stock	[	•]
Options to Purchase Shares of Class B Common Stock	[	•]

SCHEDULE B

•	Company Shareholders Agreement*

Exhibit E

CERTIFICATE OF INCORPORATION

OF

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.

ARTICLE I

The name of the Corporation is CCC Intelligent Solutions Holdings Inc. (hereinafter called the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is incorporated in connection with the domestication of Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company, to a Delaware corporation (“Dragoneer”), and this Certificate is filed simultaneously with a Certificate of Corporate Domestication effecting such domestication (the “Certificate of Domestication”).

ARTICLE IV

Capuital Stock

The total number of shares of capital stock which the Corporation shall have authority to issue is 5,100,000,000, of which (i) 5,000,000,000 shares shall be a class designated as common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 100,000,000 shares shall be a class designated as undesignated preferred stock, par value $0.0001 per share (the “Undesignated Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).

Upon the filing of the Certificate of Domestication and this Certificate, which shall occur on the date of the closing of the transactions contemplated by that certain Business Combination Agreement entered into on February 2, 2021 by Dragoneer, Chariot Opportunity Merger Sub, Inc. and Cypress Holdings, Inc. (the “Closing Date”), each share of capital stock of Dragoneer issued and outstanding immediately prior to the filing of the Certificate of Domestication and the Certificate will for all purposes thereafter be deemed to be one issued and outstanding, fully paid and non-assessable share of Common Stock, without any further action required on the part of Dragoneer, the Corporation or any holder of capital stock of Dragoneer or the Corporation. The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth hereafter in, this Article IV.

A. Common Stock

Subject to all the rights, powers and preferences of the Undesignated Preferred Stock and except as otherwise required by law or provided in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) the holders of Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, the holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the board of Directors (the “Board of Directors”), in its discretion, or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. Undesignated Preferred Stock

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers

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(including voting powers, full or limited, or no voting powers), preferences and the relative, participating, optional or other special rights of the shares of each such series and any qualifications, limitations and restrictions thereof. Except as otherwise provided by any certificate of designations of any series of Undesignated Preferred Stock then outstanding or by law, no holder of any series of Undesignated Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

ARTICLE V

Stockholder Action

1. Action without Meeting. Except as may otherwise be provided by or pursuant to this Certificate (or any certificate of designations of any series of Undesignated Preferred Stock then outstanding) with respect to the holders of any series of Undesignated Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof, unless (a) such action has been recommended or approved pursuant to a resolution approved by the affirmative vote of all of the Directors then in office or (b) the sponsor entity (as defined in Article X) beneficially owns a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 1.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article V, Section 2.

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ARTICLE VI

Directors

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided in this Certificate or required by law.

2. Election of Directors. Election of Directors need not be by written ballot unless the by-laws of the Corporation (the “By-laws”) shall so provide.

3. Number of Directors; Term of Office. Subject to the terms of the Amended and Restated Registration and Shareholder Rights Agreement, dated as of February 2, 2021, by and among the Corporation and certain of its stockholders (as amended, restated, supplemented or otherwise modified from time to time, the “Registration and Shareholder Rights Agreement”), the number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes designated Class I, Class II and Class III, respectively, among which the total number of Directors shall be apportioned as nearly equally as practicable. The initial Class I Directors of the Corporation shall be Teri Williams, Christopher Egan and Steven Puccinelli; the initial Class II Directors of the Corporation shall be William Ingram, Lauren Young and David Yuan; and the initial Class III Directors of the Corporation shall be Eileen Schloss, Eric Wei and Githesh Ramamurthy. The initial Class I Directors shall initially serve for a term expiring at the first annual meeting of stockholders to be held following the Closing Date, the initial Class II Directors shall initially serve for a term expiring at the second annual meeting of stockholders to be held following the Closing Date, and the initial Class III Directors shall initially serve for a term expiring at the third annual meeting of stockholders to be held following the Closing Date. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire at such annual meeting shall be elected for a term of office to expire at the third annual meeting of stockholders following their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, either separately or together with the holders of one or more other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VI, Section 3.

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4. Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, and subject to the terms of the Registration and Shareholder Rights Agreement, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders (except as otherwise provided in the Registration and Shareholder Rights Agreement). Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the total number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI, Section 3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom such holders have the right to elect, and subject to the terms of the Registration and Shareholder Rights Agreement, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only for cause and (ii) only by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock then entitled to vote generally in the election of Directors, voting together as a single class. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at such meeting.

ARTICLE VII

Limitation of Liability

To the fullest extent permitted by law, no Director of the Corporation will be personally liable to the Corporation or any of its stockholders for monetary damages for breach of his or her fiduciary duty as a Director. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of directors of corporations, then the liability of each Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any limitation of personal liability or other right or protection of a Director existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification.

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Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VII.

ARTICLE VIII

Competition and Corporate Opportunities

1. For purposes of this Article VIII:

(a) “Affiliate” shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person;

(b) “Affiliated Entity” shall mean (i) any Person (other than the Corporation and any Person that is controlled by the Corporation) of which a Non-Employee Director serves as a director, manager, officer, employee, agent or other representative, (ii) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (iii) any Person that controls, is controlled by or is under common control with any of the foregoing, including any investment fund or vehicle under common management with any of the foregoing;

(c) “Identified Person” shall mean any Non-Employee Director or any of his or her Affiliates or Affiliated Entities;

(d) “Non-Employee Director” shall mean any Director who is not an employee of the Corporation; and

(e) “Person” shall mean shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

2. In recognition and anticipation that Non-Employee Directors and their respective Affiliates and Affiliated Entities may now or in the future engage (whether by investment, by providing services as a director or advisor or in any other capacity, or otherwise) in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage, or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article VIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its stockholders, Directors and officers in connection therewith.

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3. To the fullest extent permitted by law, no Identified Person shall have any duty to refrain from directly or indirectly (a) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates has historically engaged, now engages or proposes to engage at any time or (b) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or any of its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any transaction or business opportunity which may be a corporate opportunity for an Identified Person and for the Corporation or any of its Affiliates, except as provided in Section 4 of this Article VIII. Subject to Section 4 of this Article VIII, in the event that any Identified Person acquires knowledge of a potential transaction or business opportunity which may be a corporate opportunity for itself, herself or himself and for the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

4. In addition to and notwithstanding the foregoing provisions of this Article VIII, a transaction or business opportunity shall not be deemed to be a corporate opportunity for the Corporation if it is a transaction or business opportunity (a) that the Corporation is not financially or legally able or contractually permitted to undertake, (ii) that, by its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) in which the Corporation has no interest or reasonable expectancy.

5. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article VIII.

6. Any amendment, repeal or modification of this Article VIII, or adoption, amendment or modification of any other provision of this Certificate (or of any certificate of designations of any series of Undesignated Preferred Stock) that is inconsistent with this Article VIII, shall not eliminate or reduce the effect of this Article VIII with respect to any transaction or business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal, modification or adoption. This Article VIII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any Director or officer of the Corporation under this Certificate, the By-laws, the Registration and Shareholder Rights Agreement or any other agreement or instrument by the Corporation or any of its subsidiaries providing for indemnification or advancement of expenses to such Director or officer, or applicable law.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VIII.

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ARTICLE IX

Amendment of By-Laws

1. Amendment by Directors. Except as otherwise required by law or provided in any certificate of designations of any series of Undesignated Preferred Stock, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office, without the assent or vote of any stockholder.

2. Amendment by Stockholders. Except as otherwise provided therein, the By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

Amendment of Certificate of Incorporation; Severability

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

If any provision of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE X

Business Combinations

1. Opt Out of DGCL 203. The Corporation shall not be governed by Section 203 of the DGCL.

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2. Limitations on Business Combinations. Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two thirds (2/3) of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

3. Definitions. For purposes of this Article X:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation (other than a merger effected pursuant to Section 253 or 267 the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder, or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 2 of this Article X is not applicable to the surviving entity;

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(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g), 253 or 267 of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3) through (5) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

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(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (1) any sponsor entity, or (2) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (2) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

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(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h) “sponsor entity” means any investment fund affiliated with or managed by Advent International Corporation or any of its affiliates, or any successor, transferee or affiliate thereof.

(i) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(j) “transferees” means any person who becomes a beneficial owner of voting stock upon having purchased such shares from the investment funds affiliated with the sponsor entities or their respective affiliates, provided, however, that a purchaser of voting stock in a registered public offering shall not be a “transferee”.

(k) “voting stock” means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any person other than a corporation, any equity interest entitled to vote generally in the election of the members of the governing body of such entity. Every reference to a percentage of voting stock in this Article X shall refer to such percentage of the votes of such voting stock.

ARTICLE XI

Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, another state or federal court located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or any of the Corporation’s stockholders, or any claim for aiding and abetting such an alleged breach, (c) any action arising pursuant to any provision of the DGCL, this Certificate (as it may be amended or restated), or the By-laws, or to interpret, apply, enforce or determine the validity of this Certificate (as it may be amended or restated) or the By-laws, (d) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation (i) arising pursuant to any provision of the DGCL, this Certificate (as it may be amended or restated) or the By-laws or (ii) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery, or (d) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation governed by the internal affairs doctrine of the law of the

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State of Delaware; provided, however, that the foregoing shall not apply to any claim (A) as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction, or (C) arising under the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum unless the Corporation consents in writing to the selection of an alternative forum. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

[End of Text]

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THIS CERTIFICATE OF INCORPORATION is executed as of this              day of             , 2021.

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.

By:
Name:	[•]
Title:	[•]

Exhibit F

BY-LAWS

OF

CCC INTELLIGENT SOLUTIONS HOLDINGS INC.

(the “Corporation”)

ARTICLE I

Stockholders

SECTION 1.    Annual Meeting. The annual meeting of stockholders of the Corporation (any such meeting being referred to in these By-laws as an “Annual Meeting”) shall be held at the hour, date and place within or without the United States which is fixed by the board of directors of the Corporation (the “Board of Directors”), which time, date and place may subsequently be changed at any time by vote of the Board of Directors. If no Annual Meeting has been held for a period of thirteen (13) months after the Corporation’s last Annual Meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these By-laws or otherwise, all the force and effect of an Annual Meeting. Any and all references hereafter in these By-laws to an Annual Meeting or Annual Meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

SECTION 2.    Notice of Stockholder Business and Nominations.

(a)    Annual Meetings of Stockholders.

(1)    Nominations of persons for election to the Board of Directors of the Corporation and the proposal of other business to be considered by the stockholders may be brought before an Annual Meeting (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in this By-law, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this By-law as to such nomination or business. For the avoidance of doubt, the foregoing clause (ii) shall be the exclusive means for a stockholder to bring nominations or business properly before an Annual Meeting (other than matters properly brought under Rule 14a-8 (or any successor rule) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and such stockholder must comply with the notice and other procedures set forth in Article I, Section 2(a)(2) and (3) of this By-law to bring such nominations or business properly before an Annual Meeting. In addition to the other requirements set forth in this By-law, for any proposal of business to be considered at an Annual Meeting, it must be a proper subject for action by stockholders of the Corporation under Delaware law.

(2)    For nominations or other business to be properly brought before an Annual Meeting by a stockholder pursuant to clause (ii) of Article I, Section 2(a)(1) of this By-law, the stockholder must (i) have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (ii) have provided any updates or supplements to such notice at the times and in the forms required by this By-law and

(iii) together with the beneficial owner(s), if any, on whose behalf the nomination or business proposal is made, have acted in accordance with the representations set forth in the Solicitation Statement (as defined below) required by this By-law. To be timely, a stockholder’s written notice shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s Annual Meeting; provided, however, that in the event the Annual Meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no Annual Meeting was held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). Notwithstanding anything to the contrary provided herein, for the first Annual Meeting following the initial public offering of common stock of the Corporation, a stockholder’s notice shall be timely if received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation. Such stockholder’s Timely Notice shall set forth:

(A)    as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any derivative positions held or beneficially held by the nominee, (iv) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (v) a description of all arrangements or understandings between or among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or concerning the nominee’s potential service on the Board of Directors, (vi) a written statement executed by the nominee acknowledging that as a director of the Corporation, the nominee will owe fiduciary duties under Delaware law with respect to the Corporation and its stockholders, and (vii) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

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(B)    as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, the text, if any, of any resolutions or By-law amendment proposed for adoption, and any material interest in such business of each Proposing Person (as defined below);

(C)    (i) the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any) and (ii) as to each Proposing Person, the following information: (a) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (b) all Synthetic Equity Interests (as defined below) in which such Proposing Person or any of its affiliates or associates, directly or indirectly, holds an interest including a description of the material terms of each such Synthetic Equity Interest, including without limitation, identification of the counterparty to each such Synthetic Equity Interest and disclosure, for each such Synthetic Equity Interest, as to (x) whether or not such Synthetic Equity Interest conveys any voting rights, directly or indirectly, in such shares to such Proposing Person, (y) whether or not such Synthetic Equity Interest is required to be, or is capable of being, settled through delivery of such shares and (z) whether or not such Proposing Person and/or, to the extent known, the counterparty to such Synthetic Equity Interest has entered into other transactions that hedge or mitigate the economic effect of such Synthetic Equity Interest, (c) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (d) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (e) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Interests (the disclosures to be made pursuant to the foregoing clauses (a) through (e) are referred to, collectively, as “Material Ownership Interests”) and (iii) a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;

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(D)    (i) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s), or other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (ii) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(E)    a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, the “Solicitation Statement”).

For purposes of this Article I of these By-laws, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made. For purposes of this Section 2 of Article I of these By-laws, the term “Synthetic Equity Interest” shall mean any transaction, agreement or arrangement (or series of transactions, agreements or arrangements), including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly: (a) give a person or entity economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any person or entity with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any person or entity with respect to any shares of any class or series of capital stock of the Corporation.

(3)    A stockholder providing Timely Notice of nominations or business proposed to be brought before an Annual Meeting shall further update and supplement such notice, if necessary, so that the information (including, without limitation, the

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Material Ownership Interests information) provided or required to be provided in such notice pursuant to this By-law shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to such Annual Meeting, and such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the fifth (5th) business day after the record date for the Annual Meeting (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth (8th) business day prior to the date of the Annual Meeting (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting).

(4)    Notwithstanding anything in the second sentence of Article I, Section 2(a)(2) of this By-law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with the second sentence of Article I, Section 2(a)(2), a stockholder’s notice required by this By-law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the Secretary of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b)    General.

(1)    Only such persons who are nominated in accordance with the provisions of this By-law and the Registration and Shareholder Rights Agreement, dated as of February [2], 2021, by and among the Corporation and certain of its stockholders (as amended, restated modified or supplemented from time to time, the “Registration and Shareholder Rights Agreement”) shall be eligible for election and to serve as directors and only such business shall be conducted at an Annual Meeting as shall have been brought before the meeting in accordance with the provisions of this By-law, the Registration and Shareholder Rights Agreement or in accordance with Rule 14a-8 under the Exchange Act. The Board of Directors or a designated committee thereof shall have the power to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the provisions of this By-law or the Registration and Shareholder Rights Agreement. If neither the Board of Directors nor such designated committee makes a determination as to whether any stockholder proposal or nomination was made in accordance with the provisions of this By-law or the Registration and Shareholder Rights Agreement, the presiding officer of the Annual Meeting shall have the power and duty to determine whether the stockholder proposal or nomination was made in accordance with the provisions of this By-law or the Registration and Shareholder Rights Agreement. If the Board of Directors or a designated committee thereof or the presiding officer, as applicable, determines that any stockholder proposal or nomination was not made in accordance with the provisions of this By-law or the Registration and Shareholder Rights Agreement, such proposal or nomination shall be disregarded and shall not be presented for action at the Annual Meeting.

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(2)    Except as otherwise required by law or the Registration and Shareholder Rights Agreement, nothing in this Article I, Section 2 shall obligate the Corporation or the Board of Directors to include in any proxy statement or other stockholder communication distributed on behalf of the Corporation or the Board of Directors information with respect to any nominee for director or any other matter of business submitted by a stockholder.

(3)    Notwithstanding the foregoing provisions of this Article I, Section 2, if the nominating or proposing stockholder (or a qualified representative of the stockholder) does not appear at the Annual Meeting to present a nomination or any business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Article I, Section 2, to be considered a qualified representative of the proposing stockholder, a person must be authorized by a written instrument executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such written instrument or electronic transmission, or a reliable reproduction of the written instrument or electronic transmission, to the presiding officer at the meeting of stockholders.

(4)    For purposes of this By-law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(5)    Notwithstanding the foregoing provisions of this By-law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-law. Nothing in this By-law shall be deemed to affect any rights of (i) stockholders to have proposals included in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor rule), as applicable, under the Exchange Act and, to the extent required by such rule, have such proposals considered and voted on at an Annual Meeting or (ii) the holders of any series of Undesignated Preferred Stock to elect directors under specified circumstances.

(c)    Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article I, Section 2; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

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SECTION 3.    Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office. The Board of Directors may postpone or reschedule any previously scheduled special meeting of stockholders. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors of the Corporation and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these By-laws, in which case such special meeting in lieu thereof shall be deemed an Annual Meeting for purposes of these By-laws and the provisions of Article I, Section 2 of these By-laws shall govern such special meeting.

Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article I, Section 3; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class.

SECTION 4.    Notice of Meetings; Adjournments.

(a)    A notice of each Annual Meeting stating the hour, date and place, if any, of such Annual Meeting and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given not less than ten (10) days nor more than sixty (60) days before the Annual Meeting, to each stockholder entitled to vote thereat by delivering such notice to such stockholder or by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation’s stock transfer books. Without limiting the manner by which notice may otherwise be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law (“DGCL”).

(b)    Unless otherwise required by the DGCL, notice of all special meetings of stockholders shall be given in the same manner as provided for Annual Meetings, except that the notice of all special meetings shall state the purpose or purposes for which the meeting has been called.

(c)    Notice of an Annual Meeting or special meeting of stockholders need not be given to a stockholder if a waiver of notice is executed, or waiver of notice by electronic transmission is provided, before or after such meeting by such stockholder or if such stockholder attends such meeting, unless such attendance is for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

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(d)    The Board of Directors may postpone and reschedule any previously scheduled Annual Meeting or special meeting of stockholders and any record date with respect thereto, regardless of whether any notice or public disclosure with respect to any such meeting has been sent or made pursuant to Section 2 of this Article I of these By-laws or otherwise. In no event shall the public announcement of an adjournment, postponement or rescheduling of any previously scheduled meeting of stockholders commence a new time period for the giving of a stockholder’s notice under this Article I of these By-laws.

(e)    When any meeting is convened, the presiding officer may adjourn the meeting if (i) no quorum is present for the transaction of business, (ii) the Board of Directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which the Board of Directors determines has not been made sufficiently or timely available to stockholders, or (iii) the Board of Directors determines that adjournment is otherwise in the best interests of the Corporation. When any Annual Meeting or special meeting of stockholders is adjourned to another hour, date or place, notice need not be given of the adjourned meeting other than an announcement at the meeting at which the adjournment is taken of the hour, date and place, if any, to which the meeting is adjourned and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting; provided, however, that if the adjournment is for more than thirty (30) days from the meeting date, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting shall be given to each stockholder of record entitled to vote thereat and each stockholder who, by law or under the Certificate of Incorporation of the Corporation (as the same may hereafter be amended and/or restated, the “Certificate”) or these By-laws, is entitled to such notice.

SECTION 5.    Quorum. A majority of the outstanding shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders. If less than a quorum is present at a meeting, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice, except as provided in Section 4 of this Article I. At such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. The stockholders present at a duly constituted meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

SECTION 6.    Voting and Proxies. Stockholders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock ledger of the Corporation as of the record date, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by a transmission permitted by Section 212(c) of the DGCL. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by Section 212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original

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writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. Except as otherwise limited therein or as otherwise provided by law, proxies authorizing a person to vote at a specific meeting shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them.

SECTION 7.    Action at Meeting. When a quorum is present at any meeting of stockholders, any matter before any such meeting (other than an election of a director or directors) shall be decided by a majority of the votes properly cast for and against such matter, except where a larger vote is required by law, by the Certificate or by these By-laws. Any election of directors by stockholders shall be determined by a plurality of the votes properly cast on the election of directors.

SECTION 8.    Stockholder Lists. The Secretary or an Assistant Secretary (or the Corporation’s transfer agent or other person authorized by these By-laws or by law) shall prepare and make, at least ten (10) days before every Annual Meeting or special meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for a period of at least ten (10) days prior to the meeting as provided in the manner, and subject to the terms, set forth in Section 219 of the DGCL (or any successor provision). The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

SECTION 9.    Presiding Officer. The Board of Directors shall designate a representative to preside over all Annual Meetings or special meetings of stockholders, provided that if the Board of Directors does not so designate such a presiding officer, then the Chairman of the Board, if one is elected, shall preside over such meetings. If the Board of Directors does not so designate such a presiding officer and there is no Chairman of the Board or the Chairman of the Board is unable to so preside or is absent, then the Chief Executive Officer, if one is elected, shall preside over such meetings, provided further that if there is no Chief Executive Officer or the Chief Executive Officer is unable to so preside or is absent, then the President shall preside over such meetings. The presiding officer at any Annual Meeting or special meeting of stockholders shall have the power, among other things, to adjourn such meeting at any time and from time to time, subject to Sections 4 and 5 of this Article I. The order of business and all other matters of procedure at any meeting of the stockholders shall be determined by the presiding officer.

SECTION 10.    Inspectors of Elections. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the presiding officer shall appoint one or more inspectors to act at the meeting. Any inspector may, but need not, be an officer, employee or agent of the Corporation. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath

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faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall perform such duties as are required by the DGCL, including the counting of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of the duties of the inspectors. The presiding officer may review all determinations made by the inspectors, and in so doing the presiding officer shall be entitled to exercise his or her sole judgment and discretion and he or she shall not be bound by any determinations made by the inspectors. All determinations by the inspectors and, if applicable, the presiding officer, shall be subject to further review by any court of competent jurisdiction.

ARTICLE II

Directors

SECTION 1.    Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as otherwise provided by the Certificate or required by law.

SECTION 2.    Number and Terms. Subject to the terms of the Registration and Shareholder Rights Agreement, the number of directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The directors shall hold office in the manner provided in the Certificate.

SECTION 3.    Qualification. No director need be a stockholder of the Corporation.

SECTION 4.    Vacancies. Vacancies in the Board of Directors shall be filled in the manner provided in the Certificate and the Registration and Shareholder Rights Agreement.

SECTION 5.    Removal. Directors may be removed from office only in the manner provided in the Certificate and the Registration and Shareholder Rights Agreement.

SECTION 6.    Resignation. A director may resign at any time by electronic transmission or by giving written notice to the Chairman of the Board, if one is elected, or to the Chief Executive Officer, the President or the Secretary. A resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 7.    Regular Meetings. Regular and annual meetings of the Board of Directors may be held at such hour, date and place as the Board of Directors may by resolution from time to time determine and publicize by means of reasonable notice given to any director who is not present at the meeting at which such resolution is adopted.

SECTION 8.    Special Meetings. Special meetings of the Board of Directors may be called, orally or in writing, by or at the request of a majority of the directors, the Chairman of the Board, if one is elected, or the Chief Executive Officer. The person calling any such special meeting of the Board of Directors may fix the hour, date and place thereof.

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SECTION 9.    Notice of Meetings. Notice of the hour, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary or, in case of the death, absence, incapacity or refusal of the Secretary, by another officer designated by the Chairman of the Board, if one is elected, or the Chief Executive Officer. Notice of any special meeting of the Board of Directors shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communication, sent to his or her business or home address, at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to his or her business or home address, at least forty-eight (48) hours in advance of the meeting. Such notice shall be deemed to be delivered when hand-delivered to such address, read to such director by telephone, deposited in the mail so addressed, with postage thereon prepaid if mailed, dispatched or transmitted if sent by facsimile transmission or by electronic mail or other form of electronic communications. A written waiver of notice signed or electronically transmitted before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because such meeting is not lawfully called or convened. Except as otherwise required by law, by the Certificate or by these By-laws, neither the business to be transacted at, nor the purpose of, any meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

SECTION 10.    Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time, and the meeting may be held as adjourned without further notice. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present. For purposes of this section, the total number of directors includes any unfilled vacancies on the Board of Directors.

SECTION 11.    Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of the directors present shall constitute action by the Board of Directors, unless otherwise required by law, by the Certificate or by these By-laws.

SECTION 12.    Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such consent shall be treated as a resolution of the Board of Directors for all purposes.

SECTION 13.    Manner of Participation. Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting for purposes of these By-laws.

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SECTION 14.    Presiding Director. The Board of Directors shall designate a representative to preside over all meetings of the Board of Directors, provided that if the Board of Directors does not so designate such a presiding director or such designated presiding director is unable to so preside or is absent, then the Chairman of the Board, if one is elected, shall preside over all meetings of the Board of Directors. If both the designated presiding director, if one is so designated, and the Chairman of the Board, if one is elected, are unable to preside or are absent, the Board of Directors shall designate an alternate representative to preside over a meeting of the Board of Directors.

SECTION 15.    Committees. Subject to the terms of the Registration and Shareholder Rights Agreement, the Board of Directors, by vote of a majority of the directors then in office, may elect one or more committees, including, without limitation, a Compensation Committee, a Nominating & Corporate Governance Committee and an Audit Committee, and may delegate thereto some or all of its powers except those which by law, by the Certificate or by these By-laws may not be delegated. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but unless otherwise provided by the Board of Directors or in such rules, its business shall be conducted so far as possible in the same manner as is provided by these By-laws for the Board of Directors. All members of such committees shall hold such offices at the pleasure of the Board of Directors. The Board of Directors may abolish any such committee at any time. Any committee to which the Board of Directors delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board of Directors.

SECTION 16.    Compensation of Directors. Directors shall receive such compensation for their services as shall be determined by a majority of the Board of Directors, or a designated committee thereof, provided that directors who are serving the Corporation as employees and who receive compensation for their services as such, shall not receive any salary or other compensation for their services as directors of the Corporation.

ARTICLE III

Officers

SECTION 1.    Enumeration; Election. The Board of Directors shall elect officers of the Corporation, including a Chief Executive Officer, a President, a Treasurer and a Secretary. The Board of Directors may also from time to time elect such other officers of the Corporation as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. The Board of Directors may also elect a Chairman of the Board of Directors, who may or may not also be an officer of the Corporation. Each of the officers of the Corporation elected by the Board of Directors or appointed by an elected officer of the Corporation in accordance with these By-laws shall have the powers and duties prescribed by law, by these By-laws or by the Board of Directors and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these By-laws or by the Board of Directors or, if applicable, the appointing officer, shall have such further powers and duties as ordinary pertain to such office.

SECTION 2.    Qualification. No officer need be a stockholder or a director. Any person may occupy more than one office of the Corporation at any time.

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SECTION 3.    Tenure. Except as otherwise provided by the Certificate or by these By-laws, each of the officers of the Corporation shall hold office for such a term as may be determined by the Board of Directors or until his or her successor is chosen and qualified or until his or her earlier resignation or removal.

SECTION 4.    Resignation. Any officer may resign by delivering his or her written or electronically transmitted resignation to the Corporation addressed to the Chief Executive Officer, the President or the Secretary, and such resignation shall be effective upon receipt, unless the resignation otherwise provides.

SECTION 5.    Removal. Except as otherwise provided by law or by resolution of the Board of Directors, any officer may be removed from office at any time with or without cause by the affirmative vote of a majority of the directors then in office, or, in the case of any officer appointed by an elected officer, by any elected officer upon whom such power of removal shall have been conferred by the Board of Directors.

SECTION 6.    Absence or Disability. In the event of the absence or disability of any officer, the Board of Directors may designate another officer to act temporarily in place of such absent or disabled officer.

SECTION 7.    Powers and Duties. The officers of the Corporation shall each have such powers and duties as are prescribed by law, by these By-laws or by the Board of Directors and, in the case of appointed officers, such powers and duties as are prescribed by the appointing officer, and, unless otherwise prescribed by these By-laws or by the Board of Directors or, if applicable, the appointing officer, shall have such further powers and duties as ordinary pertain to their respective offices.

ARTICLE IV

Capital Stock

SECTION 1.    Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors, except in respect of shares of any class or series of capital stock that the Board of Directors has determined shall be uncertificated in accordance with this By-law. Such certificate shall be signed by any two authorized officers of the Corporation. The Corporation seal and the signatures by the Corporation’s officers, the transfer agent or the registrar may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. Notwithstanding anything to the contrary provided in these By-laws, the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares (except that the foregoing shall not apply to shares represented by a

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certificate until such certificate is surrendered to the Corporation), and by the approval and adoption of these By-laws the Board of Directors has determined that all classes or series of the Corporation’s stock may be uncertificated, whether upon original issuance, re-issuance, or subsequent transfer.

SECTION 2.    Transfers. Subject to any restrictions on transfer and unless otherwise provided by the Board of Directors, shares of stock that are represented by a certificate may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate theretofore properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require. Shares of stock that are not represented by a certificate may be transferred on the books of the Corporation by submitting to the Corporation or its transfer agent such evidence of transfer and following such other procedures as the Corporation or its transfer agent may require.

SECTION 3.    Record Holders. Except as may otherwise be required by law, by the Certificate or by these By-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws.

SECTION 4.    Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of determination of stockholders entitled to vote at any meeting of stockholders, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and (b) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and (ii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 5.    Replacement of Certificates. In case of the alleged loss, destruction or mutilation of a certificate of stock of the Corporation, a duplicate certificate may be issued in place thereof, upon such terms as the Board of Directors may prescribe.

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ARTICLE V

Indemnification

SECTION 1.    Definitions. For purposes of this Article:

(a)    “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation, or (iv) as a director, manager, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other enterprise or legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, manager, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b)    “Director” means any person who serves or has served the Corporation as a director on the Board of Directors, including, for the avoidance of doubt, any person who has served as a director on the board of directors of Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company;

(c)     “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d)    “Expenses” means all reasonable, documented and out-of-pocket attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e)    “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f)    “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(g)    “Officer” means any person who serves or has served the Corporation as an officer of the Corporation elected or appointed by the Board of Directors or otherwise in accordance with these By-laws, including, for the avoidance of doubt, any person who has served as an officer of Dragoneer Growth Opportunities Corp., a Cayman Islands exempted company;

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(h)    “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i)    “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other enterprise or entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other enterprise or entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other enterprise or entity.

SECTION 2.    Indemnification of Directors and Officers. Subject to the operation of Section 4 of this Article V of these By-laws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.

(a)    Actions, Suits and Proceedings Other than by or in the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Director or Officer subject to such Proceeding did not act in good faith, did not act in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, had reasonable cause to believe his or her conduct was unlawful.

(b)    Actions, Suits and Proceedings by or in the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in

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or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea or nolo contendere or its equivalent, shall not, of itself, create a presumption that the Director or Officer subject to such Proceeding did not act in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, had reasonable cause to believe his or her conduct was unlawful; and further provided, however, that no indemnification shall be made under this Section 2(b) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(c)    Survival of Rights. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(d)    Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board of Directors, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these By-laws in accordance with the provisions set forth herein.

SECTION 3.    Indemnification of Non-Officer Employees. Subject to the operation of Section 4 of this Article V of these By-laws, each Non-Officer Employee may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board of Directors.

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SECTION 4.    Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum of the Board of Directors), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

SECTION 5.    Advancement of Expenses to Directors Prior to Final Disposition.

(a)    The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board of Directors of the Corporation, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under these By-laws.

(b)    If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c)    In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

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SECTION 6.    Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a)    The Corporation may, at the discretion of the Board of Directors of the Corporation, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b)    In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 7.    Contractual Nature of Rights.

(a)    The provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. No amendment, repeal or modification of any provision of this Article V nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article V shall eliminate or reduce any right conferred by this Article V in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article V shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

(b)    If a claim for indemnification (following final disposition of such Proceeding) hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, pursuant to the terms of an undertaking, such Director or Officer shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the

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permissibility of such indemnification under this Article V shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(c)    In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 8.    Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

SECTION 9.    Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

SECTION 10.    Other Indemnification.

(a)    Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, the Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, manager, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity (other than a Subsidiary) shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity (the “Primary Indemnitor”). Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, any indemnification or advancement of Expenses under this Article V owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, manager, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity (other than a Subsidiary) shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies. The obligations, if any, of the Corporation and any Subsidiary to indemnify or provide advancement of Expenses to any person serving as a director, manager, partner, trustee, officer, employee or agent of a Subsidiary shall be joint and not several.

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(b)    Notwithstanding any right that any Director or Officer may have to indemnification or advancement of Expenses by any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity other than the Corporation or any Subsidiary as a result of such person’s Corporate Status as a Director of the Corporation or an Officer of the Corporation (each such other enterprise or entity, an “Other Indemnitor”), the Corporation (i) shall be the indemnitor of first resort of such Director or Officer with respect to all Liabilities and Expenses for which such Director or Officer is entitled to indemnification or advancement, as applicable, by the Corporation as a result of such person’s Corporate Status as a Director of the Corporation or an Officer of the Corporation (“Covered Liabilities and Expenses”) (i.e., the Corporation’s obligations to indemnify or provide advancement of Expenses of such Director or Officer with respect to Covered Liabilities and Expenses are primary, and any obligation of an Other Indemnitor to indemnify or provide advancement of Expenses to such Director or Officer with respect to the same Covered Liabilities and Expenses are secondary), (ii) shall be liable for the full amount of all Covered Liabilities and Expenses to which such Director or Officer is entitled to indemnification to the greatest extent permitted hereunder, without regard to any rights such Director or Officer may have against any Other Indemnitor with respect to the same Covered Liabilities and Expenses, and (iii) irrevocably waives, relinquishes and releases all Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of Covered Liabilities and Expenses. No payment by any Other Indemnitor on behalf of any Director or Officer with respect to any claim for Covered Liabilities and Expenses for which such Director or Officer has sought indemnification from the Company shall affect any of the provisions of this Section 10((b), and each Other Indemnitor that makes any such payment shall have a right of contribution or subrogation, to the extent of such payment, with respect to all of the rights of recovery of the Director or Officer in respect of such Covered Liabilities and Expenses, against the Company. Each Other Indemnitor is an express third-party beneficiary of this Section 10(b).

ARTICLE VI

Miscellaneous Provisions

SECTION 1.    Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each year, unless otherwise determined by the Board of Directors.

SECTION 2.    Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

SECTION 3.    Execution of Instruments. All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without action of the Board of Directors may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the Chief Executive Officer, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board of Directors may authorize.

SECTION 4.    Voting of Securities. Unless the Board of Directors otherwise provides, the Chairman of the Board, if one is elected, the Chief Executive Officer, the President or the Treasurer may waive notice of and act on behalf of the Corporation (including with regard to

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voting and actions by written consent), or appoint another person or persons to act as proxy or attorney in fact for the Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by the Corporation.

SECTION 5.    Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

SECTION 6.    Corporate Records. The original or attested copies of the Certificate, By-laws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock transfer books, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, may be kept outside the State of Delaware and shall be kept at the principal office of the Corporation, at an office of its counsel, at an office of its transfer agent or at such other place or places as may be designated from time to time by the Board of Directors.

SECTION 7.    Certificate. All references in these By-laws to the Certificate shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and/or restated and in effect from time to time.

SECTION 8.    Amendment of By-laws.

(a)    Amendment by Directors. Except as provided otherwise by law, any section or portion of these By-laws may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the directors then in office.

(b)    Amendment by Stockholders. Except as otherwise required by these By-laws or by law, these By-laws may be amended or repealed at any Annual Meeting, or any special meeting of stockholders called for such purpose in accordance with these By-Laws, by the affirmative vote of a majority of the outstanding shares entitled to vote on such amendment or repeal, voting together as a single class. Notwithstanding the foregoing, stockholder approval shall not be required unless mandated by the Certificate, these By-laws, or other applicable law.

SECTION 9.    Notices. If mailed, notice to stockholders shall be deemed given when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notice otherwise may be given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

SECTION 10.    Waivers. A written waiver of any notice, signed by a stockholder or director, or waiver by electronic transmission by such person, whether given before or after the time of the event for which notice is to be given, shall be deemed equivalent to the notice required to be given to such person. Neither the business to be transacted at, nor the purpose of, any meeting need be specified in such a waiver.

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Exhibit G

CERTIFICATE OF MERGER

OF

CHARIOT OPPORTUNITY MERGER SUB, INC.

(a Delaware corporation)

WITH AND INTO

CYPRESS HOLDINGS, INC.

(a Delaware corporation)

Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), it is hereby certified that:

FIRST: The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) to the merger are as follows:

Name	State of Incorporation
Chariot Opportunity Merger Sub, Inc.	Delaware
Cypress Holdings, Inc.	Delaware

SECOND: The Business Combination Agreement, dated as of February 2, 2021 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Subsection (c) of Section 251 of the DGCL.

THIRD: The name of the surviving corporation in the merger herein certified is Cypress Holdings, Inc. (the “Surviving Corporation”).

FOURTH: The certificate of incorporation of the Surviving Corporation, filed on June 9, 2017 shall, as of the date of filing of this Certificate of Merger, be amended and restated in its entirety to read as the Third Amended and Restated Certificate of Incorporation as set forth on Exhibit A attached hereto.

FIFTH: The merger is effective immediately upon the filing of this Certificate of Merger.

SIXTH: The executed Business Combination Agreement is on file at a place of business of the Surviving Corporation. The address of such place of business is 222 Merchandise Mart Plaza, Suite 900, Chicago, IL 60654.

SEVENTH: A copy of the Business Combination Agreement will be furnished by the Surviving Corporation, on request, and without cost, to any stockholder of either of the Constituent Corporations.

(Remainder of page intentionally left blank)

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by an authorized officer, this [•] day of [•], 2021.

CYPRESS HOLDINGS, INC.

By:
Name:
Title:

Exhibit A

Third Amended and Restated Certificate of Incorporation

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CYPRESS HOLDINGS, INC.

ARTICLE ONE

The name of the corporation is Cypress Holdings, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as it now exists or may hereafter be amended and/or supplemented from time to time (the “DGCL”).

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is one thousand (1,000), all of which shall be shares of common stock, with a par value of one-hundredth of one cent ($0.0001) per share. Each holder of record of common stock shall be entitled to vote at all meetings of the stockholders and shall have one vote for each share held by such holder of record. The common stock authorized by this Article Four shall be issued for such consideration (if any) as shall be fixed, from time to time, by the board of directors of the Corporation (the “Board”). No stockholder of the Corporation shall have any preemptive rights by virtue of this Third Amended and Restated Certificate of Incorporation. The capital stock of the Corporation shall not be assessable for any purpose, and no stock issued as fully paid shall ever be assessable or assessed. No stockholder of the Corporation, to the fullest extent permitted by applicable law, shall be individually liable for the debts or liabilities of the Corporation.

ARTICLE FIVE

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board, by a vote of the majority of the Board, is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation (the “Bylaws”), without any action on the part of the stockholders, but the stockholders by a vote of a majority of the stockholders may make, alter, amend or repeal the Bylaws whether adopted by them or otherwise. The Corporation may in its Bylaws confer powers upon its Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE SEVEN

The Corporation eliminates the personal liability of each director of the Corporation to the fullest extent permitted by the DGCL or other statutes or laws of the State of Delaware. No amendment to or repeal of this Article Seven shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or other statues of Laws of the State of Delaware, as so amended.

ARTICLE EIGHT

Any repeal or modification of the foregoing provisions of Article Seven by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE NINE

SECTION 1. Definitions. For purposes of this Article Nine:

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, (iii) as a Non-Officer Employee of the Corporation or (iv) as a director, manager, partner, trustee, officer, employee or agent of any other corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other enterprise or legal entity which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), a Director, Officer or Non-Officer Employee of the Corporation who is serving or has served as a director, manager, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board or the stockholders of the Corporation;

(b) “Director” means any person who serves or has served the Corporation as a director on the Board;

(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d) “Expenses” means all reasonable, documented and out-of-pocket attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e) “Liabilities” means judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement;

(f) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(g) “Officer” means any person who serves or has served the Corporation as an officer of the Corporation appointed by the Board;

(h) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(i) “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other enterprise or entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other enterprise or entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other enterprise or entity.

SECTION 2. Indemnification of Directors and Officers. Subject to the operation of Section 4 of this Article Nine, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), and to the extent authorized in this Section 2.

(a) Actions, Suits and Proceedings Other than by or in the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses and Liabilities that are incurred or paid by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Corporation), which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or

Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Director or Officer subject to such Proceeding did not act in good faith, did not act in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, had reasonable cause to believe his or her conduct was unlawful.

(b) Actions, Suits and Proceedings by or in the Right of the Corporation. Each Director and Officer shall be indemnified and held harmless by the Corporation against any and all Expenses that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Corporation, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful; provided, however, that the termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Director or Officer subject to such Proceeding did not act in good faith, did not act in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, had reasonable cause to believe his or her conduct was unlawful; and further provided, however, that no indemnification shall be made under this Section 2(b) in respect of any claim, issue or matter as to which such Director or Officer shall have been finally adjudged by a court of competent jurisdiction to be liable to the Corporation, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Director or Officer is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(c) Survival of Rights. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(d) Actions by Directors or Officers. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding (including any parts of such Proceeding not initiated by such Director or Officer) was authorized in advance by the Board, unless such Proceeding was brought to enforce such Officer’s or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses in accordance with the provisions set forth herein.

SECTION 3. Indemnification of Non-Officer Employees. Subject to the operation of Section 4 of this Article Nine, each Non-Officer Employee may, in the discretion of the Board, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses and Liabilities that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized in advance by the Board.

SECTION 4. Determination. Unless ordered by a court, no indemnification shall be provided pursuant to this Article Nine to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum of the Board), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion or (d) by the stockholders of the Corporation.

SECTION 5. Advancement of Expenses to Directors Prior to Final Disposition.

(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within thirty (30) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Corporation shall advance all Expenses incurred by or on behalf of any Director seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Director only if such Proceeding (including any parts of such Proceeding not initiated by such Director) was (i) authorized by the Board, or (ii) brought to enforce such Director’s rights to indemnification or advancement of Expenses under this Third Amended and Restated Certificate of Incorporation.

(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within thirty (30) days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article Nine shall not be a defense to an action brought by a Director for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 6. Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a) The Corporation may, at the discretion of the Board, advance any or all Expenses incurred by or on behalf of any Officer or any Non-Officer Employee in connection with any Proceeding in which such person is involved by reason of his or her Corporate Status as an Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer or Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

SECTION 7. Contractual Nature of Rights.

(a) The provisions of this Article Nine shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article Nine is in effect, in consideration of such person’s past or current and any future performance of services for the Corporation. No amendment, repeal or modification of any provision of this Article Nine inconsistent with this Article Nine shall eliminate or reduce any right conferred by this Article Nine in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to, this Article Nine shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

(b) If a claim for indemnification (following final disposition of such Proceeding) hereunder by a Director or Officer is not paid in full by the Corporation within sixty (60) days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, pursuant to the terms of an undertaking, such Director or Officer shall also be entitled to be paid the expenses of prosecuting or defending such suit. The failure of the Corporation (including its Board or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article Nine shall not be a defense to an action brought by a Director or Officer for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL, but the burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

SECTION 8. Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Article Nine shall not be exclusive of any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of this Third Amended and Restated Certificate of Incorporation, agreement, vote of stockholders or Disinterested Directors or otherwise.

SECTION 9. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article Nine.

SECTION 10. Other Indemnification.

(a) Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of this Third Amended and Restated Certificate of Incorporation, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, the Corporation’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Article Nine as a result of such person serving, at the request of the Corporation, as a director, manager, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity (other than a Subsidiary) shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity (the “Primary Indemnitor”). Subject to any other right which any Director, Officer or Non-Officer Employee may have or hereafter acquire under any statute, provision of this Third Amended and Restated Certificate of Incorporation, agreement, vote of stockholders or Disinterested Directors or otherwise to the contrary, any indemnification or advancement of Expenses under this Article Nine owed by the Corporation as a result of a person serving, at the request of the Corporation, as a director, manager, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity (other than a Subsidiary) shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies. The obligations, if any, of the Corporation and any Subsidiary to indemnify or provide advancement of Expenses to any person serving as a director, manager, partner, trustee, officer, employee or agent of a Subsidiary shall be joint and not several.

(b) Notwithstanding any right that any Director or Officer may have to indemnification or advancement of Expenses by any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise or entity other than the Corporation or any Subsidiary as a result of such person’s Corporate Status as a Director of the Corporation or an Officer of the Corporation (each such other enterprise or entity, an “Other Indemnitor”), the Corporation (i) shall be the indemnitor of first resort of such Director or Officer with respect to all Liabilities and Expenses for which such Director or Officer is entitled to indemnification or advancement, as applicable, by the Corporation as a result of such person’s Corporate Status as a Director of the Corporation or an Officer of the Corporation (“Covered Liabilities and Expenses”) (i.e., the Corporation’s obligations to indemnify or provide advancement of Expenses of such Director or Officer with respect to Covered Liabilities and Expenses are primary, and any obligation of an Other Indemnitor to indemnify or provide advancement of Expenses to such Director or Officer with respect to the same Covered Liabilities and Expenses are secondary), (ii) shall be liable for the full amount of all Covered Liabilities and Expenses to which such Director or Officer is entitled to indemnification to the greatest extent permitted hereunder, without regard to any rights such Director or Officer may have against any Other Indemnitor with respect to the same Covered Liabilities and Expenses, and (iii) irrevocably waives, relinquishes and releases all Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of Covered Liabilities and Expenses. No payment by any Other Indemnitor on behalf of any Director or Officer with respect to any claim for Covered Liabilities and Expenses for which such Director or Officer has sought indemnification from the Company shall affect any of the provisions of this Section 10((b), and each Other Indemnitor that makes any such payment shall have a right of contribution or subrogation, to the extent of such payment, with respect to all of the rights of recovery of the Director or Officer in respect of such Covered Liabilities and Expenses, against the Company. Each Other Indemnitor is an express third-party beneficiary of this Section 10(b).

ARTICLE TEN

SECTION 1. Definitions. For purposes of this Article Ten:

(a) “Affiliate” shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person;

(b) “Affiliated Entity” shall mean (i) any Person (other than the Corporation and any Person that is controlled by the Corporation) of which a Non-Employee Director serves as a director, manager, officer, employee, agent or other representative, (ii) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (iii) any Person that controls, is controlled by or is under common control with any of the foregoing, including any investment fund or vehicle under common management with any of the foregoing;

(c) “Identified Person” shall mean any Non-Employee Director or any of his or her Affiliates or Affiliated Entities;

(d) “Non-Employee Director” shall mean any director of the Corporation who is not an employee of the Corporation; and

(e) “Person” shall mean shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

SECTION 2. Purpose. In recognition and anticipation that Non-Employee Directors and their respective Affiliates and Affiliated Entities may now or in the future engage (whether by investment, by providing services as a director or advisor or in any other capacity, or otherwise) in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage, or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article Ten are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its stockholders, directors and officers in connection therewith.

SECTION 3. No Duty to Refrain from Competing; Waiver of Right to Corporate Opportunities. To the fullest extent permitted by law, no Identified Person shall have any duty to refrain from directly or indirectly (a) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates has historically engaged, now engages or proposes to engage at any time or (b) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by applicable law, no Identified Person shall be liable to the Corporation or any of its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by applicable law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any transaction or business opportunity which may be a corporate opportunity for an Identified Person and for the Corporation or any of its Affiliates, except as provided in Section 4 of this Article Ten. Subject to Section 4 of this Article Ten, in the event that any Identified Person acquires knowledge of a potential transaction or business opportunity which may be a corporate opportunity for itself, herself or himself and for the Corporation or any of its Affiliates, such

Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.

SECTION 4. Scope of Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article Ten, a transaction or business opportunity shall not be deemed to be a corporate opportunity for the Corporation if it is a transaction or business opportunity (a) that the Corporation is not financially or legally able or contractually permitted to undertake, (ii) that, by its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) in which the Corporation has no interest or reasonable expectancy.

SECTION 5. Notice of Provisions. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Ten.

SECTION 6. Effect of Amendment. Any amendment, repeal or modification of this Article Ten, or adoption, amendment or modification of any other provision of this Certificate that is inconsistent with this Article Ten, shall not eliminate or reduce the effect of this Article Ten with respect to any transaction or business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article Ten, would accrue or arise, prior to such amendment, repeal, modification or adoption. This Article Ten shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate, the Bylaws, any agreement or instrument by the Corporation or any of its parent entities or subsidiaries providing for indemnification or advancement of expenses to such director or officer, or applicable law.

ARTICLE ELEVEN

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, another state or federal court located within the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or any of the Corporation’s stockholders, or any claim for aiding and abetting such an alleged breach, (c) any action arising pursuant to any provision of the DGCL, this Certificate (as it may be amended or restated), or the Bylaws, or to interpret, apply, enforce or determine the validity of this Certificate (as it may be amended or restated) or the Bylaws, (d) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation (i) arising pursuant to any provision of the DGCL, this Certificate (as it may be amended or restated) or the Bylaws or (ii) as to which the

DGCL confers jurisdiction on the Delaware Court of Chancery, or (d) any action asserting a claim against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation governed by the internal affairs doctrine of the law of the State of Delaware; provided, however, that the foregoing shall not apply to any claim (A) as to which such court determines that there is an indispensable party not subject to the jurisdiction of such court (and the indispensable party does not consent to the personal jurisdiction of such court within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than such court, or for which such court does not have subject matter jurisdiction, or (C) arising under the Securities Act of 1933, as amended, as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum unless the Corporation consents in writing to the selection of an alternative forum. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Eleven.

ARTICLE TWELVE

The Corporation reserves the right to amend or repeal any provisions contained in this Third Amended and Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.